    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1996
                                                 REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                           HILTON HOTELS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                              7011                            36-2058176
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                                --------------

             9336 CIVIC CENTER DRIVE                           WILLIAM C. LEBO, JR., ESQ.
         BEVERLY HILLS, CALIFORNIA 90210               SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                  (310) 278-4321                               HILTON HOTELS CORPORATION
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                  9336 CIVIC CENTER DRIVE
                     NUMBER,                                BEVERLY HILLS, CALIFORNIA 90210
       INCLUDING AREA CODE, OF REGISTRANT'S                          (310) 278-4321
           PRINCIPAL EXECUTIVE OFFICES)                   (NAME, ADDRESS, INCLUDING ZIP CODE,
                                                       AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                                                 OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:

           BRIAN G. CARTWRIGHT, ESQ.                         DENNIS J. BLOCK, ESQ.
                LATHAM & WATKINS                          WEIL, GOTSHAL & MANGES LLP
 633 WEST FIFTH STREET, SUITE 4000 LOS ANGELES,    767 FIFTH AVENUE NEW YORK, NEW YORK 10153
                    CA 90071                                    (212) 310-8007
                 (213) 485-1234

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Bally Entertainment Corporation ("Bally") with and into Hilton Hotels Corporation ("Hilton") pursuant to an Agreement and Plan of Merger dated as of June 6, 1996, as amended (the "Merger Agreement"), described in the enclosed Joint Proxy Statement/Prospectus, have been satisfied or waived.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                --------------

                                   CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                                      PROPOSED
                                                                      MAXIMUM
                                                                      OFFERING       PROPOSED         AMOUNT OF
         TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE     PRICE     MAXIMUM AGGREGATE   REGISTRATION
                  TO BE REGISTERED                    REGISTERED(1) PER SECURITY  OFFERING PRICE        FEE(2)
- -----------------------------------------------------------------------------------------------------------------
Common Stock, $2.50 par value per share ("Hilton
 Common Stock")(3).................................    62,273,733    $26.91(4)    $1,675,786,155(4)    $253,857
- -----------------------------------------------------------------------------------------------------------------
Preferred Redeemable Increased Dividend Equity Secu-
 rities,
 8% PRIDES, Convertible Preferred Stock ("Hilton
 PRIDES")(3).......................................    14,832,700    $25.25(5)     $374,525,675(5)     $52,889
- -----------------------------------------------------------------------------------------------------------------
Series A Junior Participating Preferred Stock Pur-
 chase Rights ("Rights")(3)(6).....................        *             *                *               *
=================================================================================================================

  * Not applicable.
(1) Based upon the assumed maximum number of shares of Hilton Common Stock and Hilton PRIDES that may be issued in the Merger described herein. An additional, presently indeterminate number of shares of Hilton Common Stock may be issued in the Merger in the event the Determination Price (as defined) is less than $20.00 per share. In accordance with the terms of the Merger Agreement, the Conversion Number (as defined) may be increased such that the product of the Conversion Number and the Determination Price shall equal $20.00 per share. In addition, an additional number of shares of Hilton Common Stock may be issued in the Merger in the event holders of Bally PRIDES (as defined below) convert such shares into Bally Common Stock prior to the Merger, which would result in a corresponding decrease in the number of shares of Hilton PRIDES to be issued in the Merger (based on a conversion ratio of 0.92 shares of Bally Common Stock for each converted share of Bally PRIDES).
(2) Representing the registration fee of $306,746 for the securities registered hereby, calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), as 1/29th of one percent of the proposed maximum aggregate offering price, reduced by the fee of $400,259.00 previously paid by the Registrant in connection with the July 12, 1996 filing with the Commission of the preliminary proxy materials relating to the transactions contemplated by the Merger Agreement.
(3) There are being registered hereunder such presently indeterminate number of shares of Hilton Common Stock, and the related Rights, into which the Hilton PRIDES are convertible. Accordingly, pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required to be paid in respect of the Common Stock and related Rights into which the Hilton PRIDES are convertible.
(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and (3) and based on the $27 average of the high and low sale prices per share of common stock of Bally Entertainment Corporation ("Bally") on the New York Stock Exchange ("NYSE") on August 13, 1996, reduced by the $.09 in cash per share of Bally common stock that would have been payable by Hilton as of such date to holders of Bally common stock.
(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and based on the $25.25 average of the high and low sale prices per share of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Bally (the "Bally PRIDES") on the NYSE on August 13, 1996.
(6) This Registration Statement also pertains to the associated Rights of the Registrant issued pursuant to a Rights Agreement dated as of July 14, 1988 between the Registrant and The First National Bank of Chicago, as rights agent. One right is attached to and trades with each share of Hilton Common Stock. Until the occurrence of certain events, the Rights are not exercisable and will not be evidenced or transferred apart from the Hilton Common Stock. Any value attributable to such rights, if any, is reflected in the market price of the Hilton Common Stock.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES
AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           HILTON HOTELS CORPORATION
              CROSS-REFERENCE SHEET PURSUANT TO RULE 404(A) OF THE
           SECURITIES ACT OF 1933 AND ITEM 501(B) OF REGULATION S-K,
                          SHOWING THE LOCATION IN THE
 JOINT PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM
                                      S-4

 ITEM                                             LOCATION OR HEADING IN JOINT
 NO.               FORM S-4 CAPTION                PROXY STATEMENT/PROSPECTUS
 ----              ----------------               ----------------------------
 A.   INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus.... Facing Page of Registration
                                                   Statement; Outside Front
                                                   Cover Page of Joint Proxy
                                                   Statement/ Prospectus
  2.  Inside Front and Outside Back Cover Pages   Table of Contents; Available
       of Prospectus.............................  Information
  3.  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............. Summary as Applicable
  4.  Terms of the Transaction................... Summary; The Merger; The
                                                   Merger Agreement;
                                                   Description of Hilton
                                                   Capital Stock; General
                                                   Comparison of Stockholders
                                                   Rights
  5.  Pro Forma Financial Information............ Summary; Unaudited Pro Forma
                                                   Condensed Financial
                                                   Statements
  6.  Material Contacts with the Company Being    Summary; The Merger; The
       Acquired..................................  Merger Agreement
  7.  Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters........................ Not Applicable
  8.  Interests of Named Experts and Counsel..... Not Applicable
  9.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities............................... Not Applicable
 B.   INFORMATION ABOUT THE REGISTRANT
 10.  Information with Respect to S-3             The Companies--Hilton Hotels
       Registrants...............................  Corporation
 11.  Incorporation of Certain Information by     Incorporation of Certain
       Reference.................................  Documents by Reference
 12.  Information with Respect to S-2 or S-3
       Registrants............................... Not Applicable
 13.  Incorporation of Certain Information by     Not Applicable
       Reference.................................
 14.  Information with Respect to Registrants
       Other Than S-2 or S-3 Registrants......... Not Applicable
 C.   INFORMATION ABOUT THE COMPANY BEING
       ACQUIRED
 15.  Information with Respect to S-3 Companies.. The Companies--Bally
                                                   Entertainment Corporation
 16.  Information with Respect to S-2 or S-3
       Companies................................. Not Applicable
 17.  Information with Respect to Companies Other
       Than S-3 or S-2 Companies................. Not Applicable
 D.   VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or
       Authorizations are to be Solicited........ Summary, The Annual
                                                   Meetings; Management After
                                                   the Merger; Interest of
                                                   Certain Persons in the
                                                   Merger; Certain
                                                   Relationships and Related
                                                   Transactions
 19.  Information if Proxies, Consents or
       Authorizations are not to be Solicited or
       in an Exchange Offer...................... Not Applicable

                      [LOGO OF HILTON HOTELS CORPORATION]

                           HILTON HOTELS CORPORATION
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210

                                                                August 19, 1996

To Our Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of Hilton Hotels Corporation, a Delaware corporation ("Hilton"), at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210 on
September 19, 1996, at 11:00 a.m., local time (the "Hilton Special Meeting").

  At the Hilton Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 6, 1996, as amended, by and between Hilton and Bally Entertainment Corporation, a Delaware corporation ("Bally"), pursuant to which, among other things, Bally will merge with and into Hilton (the "Merger"), with Hilton being the surviving corporation in the Merger, and to approve, as required by the rules of the New York Stock Exchange, the grant of options to purchase shares of common stock of Hilton to the Chairman, President and Chief Executive Officer of Bally who will become a consultant of Hilton after the Merger (the "Option Grant," and together with the Merger Agreement, the "Hilton Merger Proposal"). Upon consummation of the Merger: (i) each share of common stock of Bally outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of common stock of Hilton (the "Hilton Common Stock"), after giving effect to the Stock Split (as hereinafter defined), plus, under certain circumstances described in the accompanying Joint Proxy Statement/Prospectus, an additional cash payment, and (ii) each share of the Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Bally (the "Bally PRIDES") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Hilton (the "Hilton PRIDES") having rights and preferences substantially identical to the Bally PRIDES. At the Hilton Special Meeting, you will also be asked to (i) consider a proposal to amend Hilton's Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation") to increase the number of authorized shares of Hilton Common Stock from 90,000,000 shares to 400,000,000 shares, increase the number of authorized shares of preferred stock of Hilton (the "Hilton Preferred Stock") from 10,000,000 shares to 24,832,700 shares and designate 14,832,700 shares of the Hilton Preferred Stock as Hilton PRIDES; (ii) consider a proposal to effect a split of Hilton Common Stock, whereby each share of Hilton Common Stock would be subdivided into four shares of Hilton Common Stock (the "Stock Split"); and (iii) approve the issuance pursuant to the Merger Agreement of shares of Hilton Common Stock (estimated to be up to approximately 62,273,733 shares, see "The Merger Agreement--Conversion of Shares"), and up to 14,832,700 shares of Hilton PRIDES.

  For the reasons set forth in the accompanying Joint Proxy Statement/Prospectus, your Board of Directors believes that the Merger is fair to, and in the best interests of, the stockholders of Hilton and, accordingly, recommends that you vote in favor of approval and adoption of the Hilton
Merger Proposal and the other proposals described above to be considered at the Hilton Special Meeting. In making that determination, the Board of Directors received and took into account the opinion dated June 6, 1996 of Donaldson, Lufkin & Jenrette Securities Corporation (the "DLJ Opinion") to the effect that, as of such date, the consideration to be paid by Hilton to the holders of Bally Common Stock pursuant to the Merger Agreement was fair to Hilton from a financial point of view. A copy of the DLJ Opinion is included in the accompanying Joint Proxy Statement/Prospectus as Appendix B thereto. All of the directors of Hilton, who, as of July 31, 1996, in the aggregate beneficially owned approximately 26.11% of the outstanding shares of Hilton Common Stock, have indicated that they intend to vote in favor of approval and adoption of the Hilton Merger Proposal and the other proposals discussed above.

  If you have any questions prior to the Special Meeting or need further assistance, please call D.F. King & Co., Inc., for assistance in connection with the Special Meeting, at (800) 207-3156.

  The enclosed Notice and Joint Proxy Statement/Prospectus contain details concerning the Merger and the other matters to come before the Hilton Special Meeting. We urge you to read and consider these documents carefully. Whether or not you plan to be at the Hilton Special Meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the Hilton Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ Barron Hilton

                                          BARRON HILTON
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                      [LOGO OF HILTON HOTELS CORPORATION]

                           HILTON HOTELS CORPORATION
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 19, 1996

                               ----------------

To the Stockholders of Hilton Hotels Corporation:

  A Special Meeting of Stockholders (the "Hilton Special Meeting") of Hilton Hotels Corporation, a Delaware corporation ("Hilton"), will be held on September 19, 1996 at 11:00 a.m., local time, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 6, 1996, as amended, by and between Hilton and Bally Entertainment Corporation, a Delaware corporation ("Bally"), pursuant to which, among other things:
     (i) Bally will merge with and into Hilton (the "Merger"), with Hilton being the surviving corporation in the Merger; (ii) each share of common stock of Bally (the "Bally Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of common stock of Hilton (the "Hilton Common Stock"), after giving effect to the Stock Split (as hereinafter defined), plus, under certain circumstances described in the accompanying Joint Proxy Statement/Prospectus, an additional cash payment; and (iii) each share of the Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Bally (the "Bally PRIDES") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Hilton (the "Hilton PRIDES") having rights and preferences substantially identical to the Bally PRIDES, and to approve, as required by the rules of the New York Stock Exchange, the grant of options to purchase shares of Hilton Common Stock to the Chairman, President and Chief Executive Officer of Bally who will become a consultant of Hilton after the Merger (the "Option Grant," and together with the Merger Agreement, the "Hilton Merger Proposal").

  2. To consider and vote upon a proposal to amend Hilton's Certificate of Incorporation to: (i) increase the number of authorized shares of Hilton Common Stock from 90,000,000 shares to 400,000,000 shares; (ii) increase the number of authorized shares of preferred stock of Hilton (the "Hilton Preferred Stock") from 10,000,000 shares to 24,832,700 shares; and (iii) designate 14,832,700 shares of the Hilton Preferred Stock as Hilton PRIDES;

  3. To consider and vote upon a proposal to effect a split of Hilton Common Stock, whereby each share of Hilton Common Stock would be subdivided into four shares of Hilton Common Stock (the "Stock Split");

  4. To approve the issuance pursuant to the Merger Agreement of shares of Hilton Common Stock (estimated to be up to approximately 62,273,733 shares, see "The Merger Agreement--Conversion of Shares"), and up to 14,832,700 shares of Hilton PRIDES; and

  5. To transact such other business as may properly come before the Hilton Special Meeting or any adjournment thereof.

  Approval of the Hilton Merger Proposal is conditioned upon approval of the proposal to amend the Hilton Certificate of Incorporation and the proposal to issue Hilton Common Stock and Hilton PRIDES. Accordingly, a vote against either proposal will have the same effect as a vote against approval of the Hilton Merger Proposal.

  Approval of the Stock Split is also conditioned upon approval of the proposal to amend the Hilton Certificate of Incorporation. Accordingly, a vote against such proposal will have the same effect as a vote against the Stock Split.

  The Board of Directors of Hilton unanimously recommends that stockholders vote FOR approval and adoption of the Hilton Merger Proposal and FOR approval of the other proposals set forth above.

  The Board of Directors of Hilton has fixed the close of business on August 16, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Hilton Special Meeting or any adjournment thereof. Only holders of record of shares of Hilton Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Hilton Special Meeting. A complete list of such stockholders will be available for examination at the offices of Hilton in Beverly Hills, California, during normal business hours by any Hilton stockholder, for any purpose germane to the Hilton Special Meeting, for a period of ten days prior to the Special Meeting.

  Stockholders are urged, whether or not they plan to attend the Hilton Special Meeting, to sign, date and mail the enclosed proxy card in the postage-paid envelope provided. If a stockholder who has returned a proxy attends the Hilton Special Meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the Hilton Special Meeting.

                                          By Order of the Board of Directors

                                          /s/ Cheryl L. Marsh

                                          CHERYL L. MARSH
                                          VICE PRESIDENT AND CORPORATE
                                           SECRETARY

Beverly Hills, California
August 19, 1996

- -------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT

                  TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND
                    COMPLETE THE ENCLOSED PROXY AND MAIL IT
                   PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

- -------------------------------------------------------------------------------

                                [LOGO OF BALLY]

                        BALLY ENTERTAINMENT CORPORATION
                          8700 WEST BRYN MAWR AVENUE
                            CHICAGO, ILLINOIS 60631

                                                                August 19, 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Bally Special Meeting") of Bally Entertainment Corporation ("Bally") to be held on September 18, 1996 at 9:00 a.m., local time, at the Palmer House Hilton Hotel, 17 East Monroe Street, Chicago, Illinois 60630.

  At the Bally Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 6, 1996, as amended, by and between Bally and Hilton Hotels Corporation, a Delaware corporation ("Hilton"), pursuant to which, among other things, Bally will merge with and into Hilton (the "Merger"), with Hilton being the surviving corporation in the Merger. Upon consummation of the Merger: (i) each share of common stock of Bally (the "Bally Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of common stock of Hilton (the "Hilton Common Stock"), after giving effect to the Stock Split (as hereinafter defined), plus, under certain circumstances described in the accompanying Joint Proxy Statement/Prospectus, an additional cash payment; and (ii) each share of the Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Bally (the "Bally PRIDES") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Hilton (the "Hilton PRIDES") having rights and preferences substantially identical to the Bally PRIDES. It is contemplated that, prior to the consummation of the Merger, Hilton will effect a stock split of the Hilton Common Stock, whereby each share of Hilton Common Stock will be subdivided into four shares of Hilton Common Stock (the "Stock Split"). Holders of Bally Common Stock will have the right under certain circumstances to dissent from the Merger and have the fair value of their shares paid to them in cash by submitting a written notice to Bally prior to the Bally Special Meeting and following the other procedures described in the accompanying Joint Proxy Statement/Prospectus.

  The accompanying Joint Proxy Statement/Prospectus provides you with detailed information concerning the Bally Special Meeting, the proposed Merger and the Hilton Common Stock and Hilton PRIDES to be issued in connection with the Merger, and certain other information. Please give this information careful attention.

  Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger and believes that the Merger is fair to, and in the best interests of, the stockholders of Bally. The Board has unanimously approved the Merger Agreement and recommends that stockholders vote FOR this proposal. All of the directors of Bally, who, as of July 31, 1996, in the aggregate beneficially owned approximately 1.9% of the outstanding shares of Bally Common Stock, have indicated that they intend to vote in favor of approval and adoption of the Merger Agreement.

  Goldman, Sachs & Co. and Merrill Lynch & Co., the financial advisors to Bally in connection with this transaction, have delivered written opinions, copies of which are attached as Appendices C and D, respectively, to the accompanying Joint Proxy Statement/Prospectus, as to the fairness of the Merger to the stockholders of Bally.

  We urge you to read the enclosed materials carefully. Whether or not you are personally able to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-prepaid return envelope as soon as possible. This action will not limit your right to revoke your proxy by attending the Bally Special Meeting and voting in person.

  PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                          Sincerely,

                                          /s/ ARTHUR M. GOLDBERG

                                          ARTHUR M. GOLDBERG
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                           AND PRESIDENT

                                [LOGO OF BALLY]

                        BALLY ENTERTAINMENT CORPORATION
                          8700 WEST BRYN MAWR AVENUE
                            CHICAGO, ILLINOIS 60631

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 18, 1996

                               ----------------

To the Stockholders of Bally Entertainment Corporation:

  Notice is hereby given that a Special Meeting of Stockholders (the "Bally Special Meeting") of Bally Entertainment Corporation ("Bally"), will be held on September 18, 1996 at 9:00 a.m., local time, at the Palmer House Hilton Hotel, 17 East Monroe Street, Chicago, Illinois 60630, for the following purposes:

  1. To consider and vote upon a proposal (the "Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of June 6, 1996, as amended (the "Merger Agreement"), by and between Hilton Hotels Corporation, a Delaware corporation ("Hilton"), and Bally pursuant to which Bally will merge with and into Hilton, with Hilton continuing as the surviving corporation (the "Merger"); and

  2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Merger Agreement and the Merger are described in detail in the accompanying Joint Proxy Statement/Prospectus.

  The Bally Board of Directors has fixed the close of business on August 16, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Bally Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Bally Special Meeting. If any cash payment is to be made in connection with the Merger, holders of Bally Common Stock entitled to vote at the Bally Special Meeting will have the right to dissent to the Merger and, if the Merger is consummated, to obtain payment for their shares of Bally Common Stock by complying with the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix E to the accompanying Joint Proxy Statement/Prospectus.

  Only holders of shares of (i) the common stock, par value $.66 2/3 per share, of Bally and (ii) the Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock, par value $1.00 per share, of Bally are entitled to vote upon the Proposal and any other proposals to be presented at the Bally Special Meeting.

  Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Bally Special Meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-prepaid return envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the Bally Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Bally Special Meeting.

                                          By Order of the Board of Directors

                                          /s/ JAMES S. MONTANA, JR.

                                          JAMES S. MONTANA, JR.
                                          SENIOR VICE PRESIDENT
                                          AND SECRETARY

Chicago, Illinois
August 19, 1996

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE.

  PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

JOINT PROXY STATEMENT/PROSPECTUS

                           HILTON HOTELS CORPORATION
                        BALLY ENTERTAINMENT CORPORATION

                             JOINT PROXY STATEMENT

                                ---------------

                           HILTON HOTELS CORPORATION

                                  PROSPECTUS
                            SHARES OF COMMON STOCK
               SHARES OF PREFERRED REDEEMABLE INCREASED DIVIDEND
                         EQUITY SECURITIES, 8% PRIDES,
                          CONVERTIBLE PREFERRED STOCK

                                ---------------

  This Joint Proxy Statement/Prospectus relates to the proposed merger of Bally Entertainment Corporation, a Delaware corporation ("Bally"), with and into Hilton Hotels Corporation, a Delaware corporation ("Hilton"), pursuant to an Agreement and Plan of Merger dated as of June 6, 1996, as amended, between Hilton and Bally (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

  As a result of the Merger: (i) each share of common stock, par value $.66 2/3 per share, of Bally (the "Bally Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one (the "Conversion Number") share of common stock, par value $2.50 per share, of Hilton (the "Hilton Common Stock"), after giving effect to the Stock Split (as hereinafter defined), plus, under certain circumstances described below, the Additional Cash Payment (as defined below); and (ii) each share of the Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Bally (the "Bally PRIDES") outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive one share of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Hilton (the "Hilton PRIDES") having rights and preferences substantially identical to the Bally PRIDES. In the event that the Determination Price (as defined below) is less than $27, each holder of shares of Bally Common Stock shall also receive for each share of Bally Common Stock held by such holder a cash payment (the "Additional Cash Payment"), not to exceed $3, equal to the excess of $27 over the Determination Price. The term "Determination Price" means the average of the daily high and low sales prices of the Hilton Common Stock (regular way), determined after giving effect to the Stock Split, as shown on the New York Stock Exchange ("NYSE") Composite Tape (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the ten (10) consecutive days on which the NYSE is open for the transaction of business (a "Trading Day") ending on the third Trading Day prior to the date upon which the Merger is consummated (the "Closing Date"). If the Determination Price is equal to or less than $24, then each holder of shares of Bally Common Stock will be entitled to receive an Additional Cash Payment of $3 per share of Bally Common Stock. In the event that the Determination Price is less than $20, Bally will have the right to terminate the Merger Agreement unless Hilton shall have notified Bally that it has increased the Conversion Number such that the product of the Conversion Number and the Determination Price equals $20. Bally stockholders will still be entitled to receive the Additional Cash Payment of $3 per share of Bally Common Stock in the event Hilton increases the Conversion Number.

  This Joint Proxy Statement/Prospectus is being furnished to holders of Hilton Common Stock, the holders of Bally Common Stock and the holders of Bally PRIDES in connection with the solicitation of proxies by the respective Boards of Directors of Hilton and Bally for use at a special meeting of stockholders of Hilton to be held on September 19, 1996 and at a special meeting of stockholders of Bally to be held on September 18, 1996. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Hilton and Bally on or about August 20, 1996.

  At the Bally Special Meeting, holders of Bally Common Stock and Bally PRIDES will be asked to consider a proposal to approve and adopt the Merger Agreement. At the Hilton Special Meeting, holders of Hilton Common Stock will be asked to consider proposals to (i) approve and adopt the Merger Agreement, and to approve, as required by the rules of the NYSE, the grant of options to purchase shares of Hilton Common Stock to the Chairman, President and Chief Executive Officer of Bally who will become a consultant of Hilton after the Merger; (ii) amend Hilton's Certificate of Incorporation to increase the number of authorized shares of Hilton Common Stock from 90,000,000 shares to 400,000,000 shares, increase the number of authorized shares of preferred stock, par value $1.00 per share, of Hilton (the "Hilton Preferred Stock") from 10,000,000 shares to 24,832,700 shares and designate 14,832,700 shares of the Hilton Preferred Stock as Hilton PRIDES; (iii) effect a split of Hilton Common Stock, whereby each share of Hilton Common Stock would be subdivided into four shares of Hilton Common Stock (the "Stock Split"); and (iv) approve the issuance pursuant to the Merger Agreement of shares of Hilton Common Stock (estimated to be up to approximately 62,273,733 shares, see "The Merger Agreement--Conversion of Shares"), and up to 14,832,700 shares of Hilton PRIDES.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Hilton with respect to shares of Hilton Common Stock (estimated to be up to approximately 62,273,733 shares, see "The Merger Agreement--Conversion of Shares") to be issued pursuant to the Merger Agreement in exchange for the shares of Bally Common Stock outstanding immediately prior to the effective time of the Merger and up to 14,832,700 shares of Hilton PRIDES to be issued pursuant to the Merger Agreement in exchange for the shares of Bally PRIDES outstanding immediately prior to the effective time of the Merger. Hilton has applied to have the shares of Hilton Common Stock and Hilton PRIDES to be issued pursuant to the Merger listed on the NYSE.

  On August 15, 1996, the closing prices of Hilton Common Stock, Bally Common Stock and Bally PRIDES, as reported on the NYSE, were $106, $26 3/4 and $25 1/4, respectively.

                                ---------------

THE  SHARES  OF  HILTON  COMMON  STOCK  AND HILTON  PRIDES  TO  BE  ISSUED  IN
 CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION
  NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
   STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE REGULATORY AUTHORITY OF ANY OTHER STATE HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                ---------------

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS AUGUST 19, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION...................................................... iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................ iii
SUMMARY....................................................................   1
THE COMPANIES..............................................................  19
  Hilton Hotels Corporation................................................  19
  Bally Entertainment Corporation..........................................  19
THE SPECIAL MEETINGS.......................................................  19
  Purpose..................................................................  19
  Dates, Places and Times..................................................  20
  Record Dates; Quorums....................................................  20
  Votes Required...........................................................  20
  Voting and Revocation of Proxies.........................................  21
  Solicitation of Proxies..................................................  21
THE MERGER.................................................................  22
  Background to the Merger and Reasons for the Merger......................  22
  Opinion of Financial Advisor to Hilton...................................  26
  Opinions of Financial Advisors to Bally..................................  30
  Regulatory Approvals.....................................................  37
  Anticipated Accounting Treatment.........................................  37
  Appraisal Rights.........................................................  38
  Resale of Hilton Stock...................................................  40
  Certain Federal Income Tax Consequences..................................  40
  Tax Consequences of the Merger...........................................  41
  Interests of Certain Persons in the Merger...............................  43
THE MERGER AGREEMENT.......................................................  47
  Terms of the Merger......................................................  47
  Effective Time...........................................................  47
  Conversion of Shares.....................................................  47
  Treatment of Stock Options...............................................  47
  Exchange Procedures......................................................  48
  Representations and Warranties...........................................  48
  Certain Covenants........................................................  49
  Conditions to the Merger.................................................  50
  Additional Agreements....................................................  50
  Indemnification..........................................................  51
  Termination..............................................................  52
  Amendment and Modification...............................................  52
  Fees and Expenses........................................................  52
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS.........................  53
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS................  57

                                                                          PAGE
                                                                          ----
DESCRIPTION OF HILTON CAPITAL STOCK......................................  59
  Hilton Common Stock....................................................  59
  Preferred Stock........................................................  59
  Preferred Share Purchase Rights........................................  59
  Delaware General Corporation Law Section 203...........................  60
  Certain Effects of Authorized But Unissued Stock.......................  60
  Registrar and Transfer Agent...........................................  61
DESCRIPTION OF THE HILTON PRIDES.........................................  61
  Dividends..............................................................  61
  Mandatory Conversion of PRIDES.........................................  63
  Optional Redemption....................................................  63
  Redemption or Forced Sale for Regulatory Reasons.......................  64
  Conversion at the Option of the Holder.................................  65
  Conversion Adjustments.................................................  66
  Adjustment for Certain Consolidations or Mergers.......................  67
  Fractional Shares......................................................  67
  Liquidation Rights.....................................................  67
  Voting Rights..........................................................  68
  Transfer Agent and Registrar...........................................  69
  Miscellaneous..........................................................  69
  Certain Federal Income Tax Considerations..............................  69
  Certain Federal Income Tax Considerations for Non-U.S. Holders.........  71
REGULATION AND LICENSING.................................................  74
GENERAL COMPARISON OF STOCKHOLDERS RIGHTS................................  80
APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF HILTON
 COMMON STOCK AND HILTON PREFERRED STOCK AND THE DESIGNATION OF HILTON
 PRIDES..................................................................  83
APPROVAL OF A FOUR-FOR-ONE SPLIT OF HILTON COMMON STOCK..................  84
APPROVAL OF THE ISSUANCE OF HILTON COMMON STOCK AND HILTON PRIDES
 PURSUANT TO THE MERGER AGREEMENT........................................  85
EXPERTS..................................................................  86
LEGAL COUNSEL............................................................  86

 APPENDIX A -  Agreement and Plan of Merger, dated as of June 6, 1996, as amended by First Amendment to Merger Agreement dated as of
               August 15, 1996, by and between Hilton Hotels Corporation
               and Bally Entertainment Corporation........................  A-1
               Opinions of Donaldson, Lufkin & Jenrette Securities
 APPENDIX B -   Corporation...............................................  B-1
 APPENDIX C -  Opinion of Goldman, Sachs & Co.............................  C-1
               Opinion of Merrill Lynch, Pierce, Fenner & Smith
 APPENDIX D -   Incorporated..............................................  D-1
 APPENDIX E -  Section 262 of the Delaware General Corporation Law........  E-1

                             AVAILABLE INFORMATION

  Hilton and Bally are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). Reports, proxy statements and other information filed by Hilton and Bally can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web Site at http:/ /www.sec.gov. which contains reports and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning Hilton and Bally may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Hilton may also be inspected at the offices of the Pacific Stock Exchange, Inc., 618 South Spring Street, Los Angeles, California 90014, and 301 Pine Street, San Francisco, California 94104.

  Hilton has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Hilton Common Stock and Hilton PRIDES to be issued pursuant to the Merger Agreement, of which this Joint Proxy Statement/Prospectus constitutes a part. The information contained herein with respect to Hilton and its affiliates has been provided by Hilton, and the information contained herein with respect to Bally and its affiliates has been provided by Bally. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO HILTON, CHERYL L. MARSH, VICE PRESIDENT AND CORPORATE SECRETARY, HILTON HOTELS CORPORATION, 9336 CIVIC CENTER DRIVE, BEVERLY HILLS, CALIFORNIA 90210, (310) 278-4321, AND IN THE CASE OF DOCUMENTS RELATING TO BALLY, JAMES S. MONTANA, JR., SENIOR VICE PRESIDENT AND SECRETARY, BALLY ENTERTAINMENT CORPORATION, 8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631, (312) 399-1300. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY SEPTEMBER 12, 1996 IN THE CASE OF A REQUEST TO HILTON AND SEPTEMBER 11, 1996 IN THE CASE OF A REQUEST TO BALLY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

    1. For Hilton, its:

      (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Hilton Form 10-K");

      (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
    1996;

      (c) The portions of Hilton's Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 9, 1996 filed with the Commission on March 28, 1996 that have been incorporated by reference into the Hilton Form 10-K;

      (d) The portions of Hilton's 1995 Annual Report to Stockholders for the year ended December 31, 1995 filed with the Commission on March 22, 1996 that have been incorporated by reference into the Hilton Form 10-K;

      (e) Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed with the Commission on May 7, 1996;

      (f) Current Report on Form 8-K dated June 13, 1996;

      (g) Quarterly Report on Form 10-Q for the quarter ended June 30,
    1996;

      (h) A description of the Hilton Common Stock included in a Registration Statement on Form 8-A filed with the Commission on May 19, 1986; and

      (i) A description of the Rights included in a Registration Statement on Form 8-A filed with the Commission on July 22, 1988.

    2. For Bally, its:

      (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Bally Form 10-K");

      (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
    1996;

      (c) Current Reports on Form 8-K dated May 28, 1996 and June 12, 1996;

      (d) Quarterly Report on Form 10-Q for the quarter ended June 30,
    1996; and

      (e) The portions of Bally's Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 21, 1996 that have been incorporated by reference into the Bally Form 10-K.

  All documents filed by Hilton or Bally pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the special meetings of the stockholders of each company shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HILTON OR BALLY. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF HILTON OR BALLY SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

                               ----------------

                                    SUMMARY

  The following is a summary of certain information contained in this Joint Proxy Statement/Prospectus. It is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus or incorporated by reference herein, in the accompanying appendices and in the documents referred to herein. Stockholders are urged to read this Joint Proxy Statement/Prospectus in its entirety. Unless otherwise indicated, per share amounts give effect to the Stock Split.

                                 THE COMPANIES

HILTON HOTELS CORPORATION.....  Hilton is a leading owner and operator of full service hotels and hotel-casinos in the United States. Hilton owns, leases and operates major lodging and gaming properties in gateway cities, urban and suburban centers and resort areas under the Hilton name in the U.S. and under the Conrad International name abroad. At June 30, 1996, the Company operated 17 wholly-owned or leased hotels and managed 42 hotel properties wholly-or partially-owned by others. An additional 167 hotel properties are operated by others under Hilton, Hilton Garden Inn and Hilton Suites brand names under franchise agreements granted by Hilton. Hilton's hotels are located in the United States, except for six hotels operated by Hilton's Conrad International Hotels Corporation subsidiary. Hilton is continuing to explore a strategic alliance with the owner of the Hilton International hotel chain, which owns the Hilton name outside of the United States. Hilton's owned or partially-owned hotels include such well-known urban and resort properties as the Waldorf=Astoria in New York, the Palmer House Hilton in Chicago, the New Orleans Hilton Riverside & Towers and the Hilton Hawaiian Village in Honolulu.

                                Hilton's gaming operations, which are largely concentrated in Nevada, operate primarily under the Hilton and Flamingo brand names. Hilton's wholly-owned Nevada casinos are the Las Vegas Hilton, the Flamingo Hilton-Las Vegas, the Flamingo Hilton-Laughlin, the Reno Hilton and the Flamingo Hilton-Reno. Through its Conrad International brand, Hilton manages international hotel-casinos in Brisbane and the Gold Coast in Queensland, Australia and in Istanbul, Turkey. Hilton also operates a riverboat casino in New Orleans, Louisiana, next to the New Orleans Hilton Riverside & Towers, and is a minority partner in a company that manages a casino in Windsor, Ontario, Canada.

                                Hilton's principal executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, (310) 278-4321.

BALLY ENTERTAINMENT             Bally is engaged in the operation of casinos
 CORPORATION..................  and casino hotel resorts. Bally's principal operations are Bally's Park Place Casino .
                                Resort and The Grand casino hotel resort in Atlantic

                                City, New Jersey; Bally's Las Vegas casino hotel resort in Las Vegas, Nevada; Bally's Casino * Lakeshore Resort, a riverboat casino on Lake Pontchartrain in New Orleans, Louisiana; and Bally's Saloon * Gambling Hall * Hotel, a dockside casino and hotel in Robinsonville, Mississippi near Memphis, Tennessee.

                                Bally's principal executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, (312) 399-1300.

                              THE SPECIAL MEETINGS

PURPOSE OF THE SPECIAL          Hilton. The purpose of the Hilton Special
 MEETINGS.....................  Meeting is to: (i) consider and vote upon a proposal to approve and adopt the Merger
                                Agreement and to approve, as required by the rules of the NYSE, the grant of options to purchase shares of Hilton Common Stock to the Chairman, President and Chief Executive Officer of Bally who will become a consultant of Hilton after the Merger (the "Option Grant," and together with the Merger Agreement, the "Hilton
                                Merger Proposal"); (ii) consider and vote upon a proposal to amend Hilton's Certificate of Incorporation to (a) increase the number of authorized shares of Hilton Common Stock from 90,000,000 shares to 400,000,000 shares, (b)
                                increase the number of authorized shares of Hilton Preferred Stock from 10,000,000 to
                                24,832,700 shares and (c) designate 14,832,700
                                shares of the Hilton Preferred Stock as Hilton
                                PRIDES; (iii) consider and vote upon a proposal to effect a split of Hilton Common Stock, whereby each share of Hilton Common Stock would be subdivided into four shares of Hilton Common
                                Stock (the "Stock Split"); (iv) approve the issuance pursuant to the Merger Agreement of shares of Hilton Common Stock (estimated to be up to approximately 62,273,733 shares, see "The
                                Merger Agreement--Conversion of Shares"), and up to 14,832,700 shares of Hilton PRIDES
                                (collectively, the "Stock Issuance") (the proposals in clauses (ii) through (iv) being hereinafter referred to collectively as the "Related Hilton Proposals"); and (v) transact such other business as may properly come before the Hilton Special Meeting or any adjournment thereof.

                                Bally. The purpose of the Bally Special Meeting is to (i) consider and vote upon a proposal to approve and adopt the Merger Agreement (the "Bally Merger Proposal"); and (ii) transact such other business as may properly come before the Bally Special Meeting or any adjournment thereof.

TIMES, DATES AND PLACES.......  Hilton. The Hilton Special Meeting shall be held at the Beverly Hilton, 9876 Wilshire
                                Boulevard, Beverly Hills, California 90210, on September 19, 1996, at 11:00 a.m., local time.

                                Bally. The Bally Special Meeting shall be held at the Palmer House Hilton Hotel, 17 East Monroe Street, Chicago, Illinois 60603 on September 18, 1996, at 9:00 a.m., local time.

RECORD DATE, QUORUM, VOTE
 REQUIRED.....................  Hilton. The close of business on August 16,
                                1996 has been fixed as the record date for determining holders of shares of Hilton Common Stock entitled to vote at the Hilton Special Meeting. As of August 15, 1996, 48,854,451
                                shares of Hilton Common Stock were outstanding and entitled to vote. The presence in person or by proxy of the holders of a majority of the outstanding shares of Hilton Common Stock entitled to vote at the Hilton Special Meeting shall constitute a quorum at the Hilton Special Meeting. Approval and adoption of the Hilton Merger Proposal and the Related Hilton Proposals requires the affirmative vote of a majority of all outstanding shares of Hilton Common Stock (other than the proposal to approve the Stock Issuance, which, assuming the presence of a quorum, requires the affirmative vote of a majority of the votes cast with respect to such proposal).

                                Bally. The close of business on August 16, 1996 has been fixed as the record date for determining holders of shares of Bally Common Stock and Bally PRIDES entitled to vote at the Bally Special Meeting. As of August 15, 1996, 51,620,865 shares of Bally Common Stock and 14,832,700 shares of Bally PRIDES were outstanding and entitled to vote. The presence at the Bally Special Meeting in person or by proxy of the holders of a majority of all votes of shares at the Bally Special Meeting shall constitute a quorum. The affirmative vote of a majority of the votes entitled to be cast by all holders of the outstanding shares of Bally Common Stock and Bally PRIDES is required to approve and adopt the Merger Agreement. Each share of Bally Common Stock is entitled to one vote with respect to the Bally Merger Proposal and each share of Bally PRIDES is entitled to four-fifths (4/5ths) of one vote with respect to the Bally Merger Proposal.

                                THE MERGER

RECOMMENDATION OF THE BOARD
 OF DIRECTORS OF HILTON.......  On June 6, 1996, the Board of Directors of
                                Hilton unanimously approved the Merger
                                Agreement and determined that the Merger is fair to, and in the best interests of, the stockholders of Hilton. The Board of Directors of Hilton unanimously recommends that stockholders vote FOR the Hilton Merger Proposal and FOR the Related Hilton Proposals.

RECOMMENDATION OF THE BOARD
 OF DIRECTORS OF BALLY........  On June 6, 1996, the Board of Directors of Bally
                                unanimously approved the Merger Agreement and determined that the Merger is fair to, and in the best interests of, the stockholders of Bally. The Board of Directors of Bally unanimously recommends that stockholders vote FOR the Bally Merger Proposal.

OPINION OF FINANCIAL ADVISOR
 TO THE BOARD OF DIRECTORS OF
 HILTON.......................  Donaldson, Lufkin & Jenrette Securities
                                Corporation ("DLJ") rendered its written opinion, dated June 6, 1996, to the Board of Directors of Hilton to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the consideration to be paid by Hilton to the holders of Bally Common Stock pursuant to the Merger Agreement is fair to Hilton from a financial point of view. DLJ subsequently confirmed its June 6, 1996 opinion by delivering to the Hilton Board of Directors its written opinion, dated as of August 15, 1996, that, based upon and subject to certain matters stated therein, as of the date of such opinion, the consideration to be paid by Hilton to the holders of Bally Common Stock pursuant to the Merger Agreement is fair to Hilton from a financial point of view. A copy of the opinions are attached hereto as Appendix B. See "The Merger--Opinion of Financial Advisor to Hilton" and Appendix B.

OPINION OF FINANCIAL ADVISORS
 TO THE BOARD OF DIRECTORS OF
 BALLY........................  On June 6, 1996, Goldman, Sachs & Co. ("Goldman
                                Sachs") delivered its oral opinion to the Bally Board of Directors that, based upon and subject to the matters set forth therein and based upon such other matters as it considered relevant, as of the date of such opinion, the total consideration to be received by the holders of shares of Bally Common Stock pursuant to the Merger Agreement was fair to such holders. Goldman Sachs subsequently confirmed its June 6, 1996 opinion by delivering to the Bally Board of Directors its written opinion, dated as of the date hereof, that, based upon and subject to the matters set forth therein and based upon such other matters as it considered relevant, as of the date hereof, the total consideration to be received by the holders of shares of Bally Common Stock pursuant to the Merger Agreement is fair to such holders. A copy of the written opinion of Goldman Sachs dated as of the date hereof is attached to this Joint Proxy Statement/Prospectus as Appendix C and is incorporated herein by reference. Stockholders of Bally are urged to read, and should read, the Goldman Sachs opinion in its entirety and consider it carefully. See "The Merger--Opinions of Financial Advisors to Bally" and Appendix C.

                                On June 6, 1996, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its oral opinion to the Bally Board of Directors that, on the basis of and subject to the matters set forth therein, as of the date of such opinion, the proposed consideration to be received by the holders of shares of Bally Common Stock (other than Hilton and its affiliates) in the Merger was fair to such holders from a financial point of view. Merrill Lynch subsequently confirmed its June 6, 1996 opinion by delivering to the Bally Board of Directors its written opinion, dated as of the date hereof, that, on the basis of and subject to the matters set forth therein, as of the date hereof, the proposed consideration to be received by the holders of shares of Bally Common Stock (other than Hilton and its affiliates) in the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Merrill Lynch dated as of the date hereof is attached to this Joint Proxy Statement/Prospectus as Appendix D and is incorporated herein by reference. Stockholders of Bally are urged to read the Merrill Lynch opinion in its entirety and consider it carefully. See "The Merger--Opinions of Financial Advisors to Bally" and Appendix D.

REGULATORY APPROVALS..........  Consummation of the Merger is subject to certain regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which occurred on August 16, 1996. In addition, the gaming operations of each of Hilton and Bally are subject to extensive regulation, and each of Hilton and Bally hold gaming licenses or permits in each jurisdiction in which it operates gaming activities. In each such jurisdiction, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the Merger. The receipt of required approvals is a condition to consummation of the Merger. See "The Merger Agreement--Conditions to the Merger" and "The Merger--Regulatory Approvals."

ANTICIPATED ACCOUNTING          The Merger will be accounted for as a
 TREATMENT....................  "purchase" in accordance with generally accepted accounting principles.

APPRAISAL RIGHTS..............  Stockholders of Hilton, holders of Bally PRIDES and, if there is no Additional Cash Payment,
                                holders of Bally Common Stock are not entitled to dissenters' appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. In the event any Additional Cash Payment is made in connection with the Merger, any holder of Bally Common Stock (i) who files a demand for appraisal in writing prior to the vote taken at the Bally Special Meeting, (ii) whose shares are not voted in favor of the Merger and (iii) who follows certain other procedural requirements, will be entitled to appraisal rights under
                                Section 262 of the DGCL. While the
                                determination as to whether there will be any Additional Cash Payment will be made after the Bally Special Meeting, in order to preserve their rights, stockholders who wish to exercise their statutory appraisal rights must submit a written demand for appraisal
                                prior to the Bally Special Meeting and comply with the other procedural requirements of
                                Section 262 of the DGCL. See "The Merger--
                                Appraisal Rights."
CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES.................
                                The Merger is intended to qualify as a
                                reorganization within the meaning of Section
                                368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of each of Hilton and Bally to consummate the Merger is subject to the condition that it shall have received an opinion of its counsel, dated the closing date of the Merger, to the effect that the Merger will be treated for tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger is so treated, for Federal income tax purposes, the Merger will not result in the recognition of gain or loss to Hilton, Bally, or the holders of Bally Common Stock or Bally PRIDES except
                                (i) with respect to cash received by such
                                holders in lieu of fractional shares and
                                (ii) if a holder of Bally Common Stock receives the Additional Cash Payment, gain, if any, realized by such holder pursuant to the Merger will be recognized, but not in excess of the Additional Cash Payment received. See "The Merger--Certain Federal Income Tax Consequences."
INTERESTS OF CERTAIN PERSONS
 IN THE MERGER................
                                In considering the Merger, stockholders should be aware that Bally's directors and members of Bally's management have certain interests in the Merger. Ten executive officers of Bally currently have employment agreements providing for lump sum severance payments and certain other benefits in the event of a termination of employment following a "Change in Control" (which will occur as of the Effective Time (as hereafter defined)). Arthur M. Goldberg, the Chairman, President and Chief Executive Officer of Bally, will terminate his employment at the Effective Time and as a result he will receive payments under his employment agreement due to the Merger of approximately $15,821,000. The employment agreement of Lee S. Hillman, Executive Vice President, Chief Financial Officer and Treasurer, provides for a lump sum payment of $1,833,334 if Hilton terminates his employment after the Effective Time and $200,000 if Mr. Hillman terminates his employment agreement after the Effective Time. Three other executive officers have employment agreements which provide for a lump sum payment equal to six months base salary upon the voluntary termination of employment following the Change in Control. Such payment increases in the event the termination is by Hilton. The other five executive officers will receive termination payments if Hilton terminates their employment agreements following the Change in Control. All of the executive officers will be reimbursed for excise tax liability resulting from payments made as a result of the Merger. As of July 31, 1996, the executive officers and directors of Bally, as a group, beneficially owned an aggregate of 988,999 shares of Bally Common Stock (excluding shares subject to outstanding stock options) and an aggregate of 10,000 shares of Bally PRIDES, which will be treated in the same manner as shares of Bally Common Stock and Bally PRIDES held by other stockholders. As of July 31, 1996, such executive officers and directors, as a group, also held options with respect to 3,706,832 shares of Bally Common Stock under Bally's stock option plans (500,000 of the options include tandem stock appreciation rights). Under the Merger Agreement, such options/stock appreciation rights will become immediately exercisable in full at the Effective Time and will be settled in exchange for an amount of cash per option share as set forth below under "The Merger Agreement--Treatment of Stock Options." In addition, pursuant to the Merger Agreement, Bally's Casino, Inc., a subsidiary of Bally ("Bally Casino"), will be merged with and into Bally immediately prior to the Merger, with Bally continuing as the surviving corporation, and as a result, all shares of Bally Casino's Series A Cumulative Exchangeable Preferred Stock currently held by Mr. Goldberg will be converted into Bally Common Stock which in turn will be converted into shares of Hilton Common Stock in the Merger. The Board of Directors of Bally has approved certain transactions between Bally and Mr. Goldberg that will occur immediately prior to the Effective Time, subject to the consummation of the Merger, and upon consummation of the Merger, these arrangements will be binding on Hilton. See "The Merger--Interests of Certain Persons in the Merger."

                              THE MERGER AGREEMENT

TERMS OF THE MERGER...........  The Merger Agreement provides that, following the approval and adoption of the Merger
                                Agreement by the stockholders of Hilton and Bally and the satisfaction or waiver of the other conditions to the Merger, Bally will be merged with and into Hilton, and Hilton shall continue as the surviving corporation. As a result of the Merger, Bally shall cease to exist and Hilton shall succeed to and assume all rights and obligations of Bally in accordance with the DGCL.

EFFECTIVE TIME OF THE           The Merger will become effective upon the
 MERGER.......................  filing of a Certificate of Merger with the
                                Secretary of State of the State of Delaware
                                (the "Effective Time") upon the satisfaction or waiver of the conditions to the Merger.

CONVERSION OF SHARES .........  At the Effective Time: (i) each issued and outstanding share of Bally Common Stock will be converted into the right to receive one share of Hilton Common Stock, after giving effect to the Stock Split, provided that if the Determination Price is less than $27, each holder of Bally Common Stock will receive an additional cash payment for each share equal to the difference between $27 and the Determination Price, up to a maximum of $3 per share; and (ii) each issued and outstanding share of Bally PRIDES will be converted into the right to receive one share of Hilton PRIDES.

                                In the event that the Determination Price is less than $20, Hilton shall have the right, but not the obligation, to give written notice to Bally (the "Top-Up Intent Notice") that the Board of Directors of Hilton has elected to increase the Conversion Number such that the product of the Conversion Number and the Determination Price equals $20. Such increase, however, will not result in any increase or decrease in the amount of the Additional Cash Payment which will, in such circumstances, equal $3 per share.

TREATMENT OF STOCK OPTIONS....  At the Effective Time, each then outstanding option to purchase shares of Bally Common Stock granted under Bally's stock option plans (as described in the Merger Agreement), whether or not then exercisable, will become immediately exercisable in full and will be settled in exchange for an amount of cash per option share equal to (i) the product of the Conversion Number and the Determination Price; plus (ii) the Additional Cash Payment (if any); minus
                                (iii) the exercise price per option share.

REPRESENTATIONS AND             The Merger Agreement contains various customary
 WARRANTIES...................  representations and warranties made by each of the parties thereto relating to, among other things: (a) the organization, standing, capital structure, and similar corporate matters of each of Hilton and Bally; (b) documents filed by Hilton and Bally with the Commission and the accuracy of the information contained therein;
                                (c) the authorization, execution, delivery, performance and enforceability of the Merger
                                Agreement with respect to each of Hilton and Bally; (d) the absence of material changes since December 31, 1995 with respect to the business of either Hilton or Bally, except as otherwise provided; (e) overall compliance in all material respects with all applicable laws;
                                and (f) the absence of undisclosed material litigation.

CERTAIN COVENANTS.............  The Merger Agreement contains various customary covenants, including covenants of each of Hilton and Bally that, until the Effective Time, unless permitted by the Merger Agreement or consented to in writing by the other party, each party and each of their respective subsidiaries, among other things: (a) will conduct its operations in the ordinary course of business, using its reasonable best efforts to preserve intact its business organizations and goodwill in all material respects; (b) will not declare or pay any dividends on or make other distributions in respect to any of its common stock, except for Hilton's regular quarterly dividends; (c) in the case of Bally, will not issue capital stock, rights, warrants, options or convertible or similar securities, subject to certain exceptions; (d) except for the Stock

                                Split, will not split, combine, or reclassify any of its capital stock; (e) will take all action necessary to hold a meeting of its stockholders for the purpose of approving and adopting the Merger Agreement; and (f) will use its reasonable best efforts to solicit proxies from its stockholders in favor of the adoption of, and to take all other lawful action necessary to secure the approval of its stockholders in regard to, the Merger and all other transactions contemplated in the Merger Agreement.

CONDITIONS TO THE MERGER......  The respective obligations of Hilton and Bally to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of a number of conditions, including: (i) the Merger Agreement shall have been duly approved and adopted by the stockholders of Hilton and Bally in accordance with applicable law; (ii) any applicable waiting periods under the HSR Act relating to the Merger shall have expired or been terminated; (iii) the Hilton Common Stock and Hilton PRIDES to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (iv) this Joint Proxy Statement/Prospectus shall have been declared effective by the Commission and shall not be subject to any stop order; and
                                (v) the absence of any injunction prohibiting consummation of the Merger. Additionally, Hilton's obligations to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the condition that all necessary gaming regulatory approvals and authorizations shall have been obtained.

ADDITIONAL AGREEMENTS.........  Hilton has also agreed to, among other things, and subject to certain exceptions and
                                conditions: (a) use its reasonable best efforts to obtain requisite approvals and consents under applicable gaming laws; and (b) use its reasonable efforts to cause the shares of Hilton Common Stock and Hilton PRIDES to be issued pursuant to the Merger to be approved for listing on the NYSE.

                                In addition, Bally has agreed, among other things: (i) not to initiate, solicit or knowingly encourage the submission of any Acquisition Proposal (as hereinafter defined); or (ii) enter into any agreement with respect to any such Acquisition Proposal, or participate in discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in the Merger Agreement, Bally may take certain actions with respect to an Acquisition Proposal described herein necessary in order for the Board of Directors of Bally to comply with its fiduciary duties.

TERMINATION...................  The Merger Agreement may be terminated at any time prior to the Effective Time by: (a) mutual consent of Bally and Hilton; (b) either Bally or Hilton, if any of the conditions precedent to its consummation of the Merger Agreement shall have become incapable of fulfillment and shall not have been waived; (c) either Bally or Hilton, if the Merger shall not have been consummated on or before the earlier of (i) the 90th day following the mailing of the Joint Proxy Statement/Prospectus and (ii) March 31, 1997; (d) Bally, if the Determination Price is less than $20 and Hilton shall not have given the Top-Up Intent Notice to Bally at or before 2:00 p.m. on the second business day prior to the Closing Date; (e) Hilton, if the Board of Directors of Bally shall have taken any Permitted Action (as hereafter defined); and
                                (f) Bally, if (i) the Board of Directors of
                                Bally withdraws or modifies its approval of the recommendation of the Merger Agreement as permitted by the terms of the Merger Agreement or (ii) Bally enters into a definitive agreement providing for the implementation of an Acquisition Proposal, in accordance with the provisions of the Merger Agreement. If an Acquisition Proposal is publicly commenced, proposed or disclosed and the Merger Agreement is terminated pursuant to clause (e) or (f) of the immediately preceding sentence, or pursuant to clause (b) of the preceding sentence due to rejection of the Bally Merger Proposal by the Bally stockholders, Bally shall pay Hilton a topping fee of $50,000,000 and certain of its related expenses (not to exceed $5,000,000) in the event that an Acquisition Proposal is consummated or Bally enters into an agreement with respect thereto within one (1) year following the termination of the Merger Agreement.

AMENDMENT AND MODIFICATION....  The Merger Agreement may be amended at any time prior to the Effective Time only by written agreement of Hilton and Bally. After the Merger Agreement is adopted by Bally's stockholders, however, no such amendment may reduce the amount or change the form of the Merger Consideration (as hereafter defined).

FEES AND EXPENSES.............  Other than as set forth under "Termination"
                                above, each party shall pay all costs and expenses incurred by it in connection with the Merger Agreement and all related transactions.

                        DESCRIPTION OF THE HILTON PRIDES

DIVIDENDS.....................  Holders of shares of Hilton PRIDES will be entitled to receive annual cumulative dividends at a rate of 8% per annum of the stated liquidation preference (equivalent to a rate of $.89 per annum for each share of Hilton PRIDES), payable quarterly in arrears on each January 3, April 3, July 3 and October 3, or, if any such date is not a business day, on the next succeeding business day, commencing (subject to the provisions of the immediately following sentence) on the next such date following consummation of the Merger. All accumulated and unpaid dividends on the Bally PRIDES as of the Effective Time shall become accumulated dividends on the Hilton PRIDES exchanged therefor, payable on the next dividend payment date following the Merger (and such dividends shall not be payable with respect to Bally PRIDES); provided, however, that in the event the Merger occurs on or after the record date for a dividend on the Bally PRIDES but prior to the payment date for such dividend, then such dividend shall be payable with respect to the Bally PRIDES (and shall not constitute an accumulated dividend on the Hilton PRIDES), and dividends shall commence accruing on the Hilton PRIDES as of the payment date for such dividend (payable on the next succeeding payment date).

MANDATORY CONVERSION..........  On October 3, 1999 (the "Mandatory Conversion
                                Date"), unless previously redeemed or
                                converted, each outstanding share of Hilton
                                PRIDES will mandatorily convert into (i) 1.12 shares of Hilton Common Stock (after giving effect to the Stock Split), subject to adjustment in certain events, and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date). If an Additional Cash Payment is made in connection with the Merger, at conversion a holder of Hilton PRIDES will receive a cash payment in an amount equal to the Additional Cash Payment such holder would have received if such conversion had occurred immediately prior to the Effective Time. The value of the shares of Hilton Common Stock that may be received by holders of shares of Hilton PRIDES upon their mandatory conversion may be more or less than the value of the Bally PRIDES being surrendered in exchange for shares of Hilton PRIDES in the Merger due to market fluctuations in the price of the Hilton Common Stock.

OPTIONAL REDEMPTION...........  Shares of Hilton PRIDES are not redeemable prior to October 3, 1998 (the "Initial
                                Redemption Date"). At any time and from time to time on or after the Initial Redemption Date, and ending immediately prior to the Mandatory Conversion Date, Hilton may redeem any or all of the outstanding shares of Hilton PRIDES. Upon any such redemption, each holder will receive, in exchange for each share of Hilton PRIDES, the number of shares of Hilton Common Stock equal to (A) the sum of (i) $11.348, declining after January 3, 1998, to $11.125 at the Mandatory Conversion Date; and (ii) all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date) (the "Call Price"); divided by (B) the Current Market Price (as defined herein) on the applicable date of determination, but in no event less than 0.92 of one share of Hilton Common Stock (after giving effect to the Stock Split), subject to adjustment in certain events. If an Additional Cash Payment is made in connection with the Merger, at redemption a holder of Hilton PRIDES will receive a cash payment in an amount equal to the Additional Cash Payment such holder would have received if such redemption had occurred immediately prior to the Effective Time. The number of shares of Hilton Common Stock to be delivered in payment of the applicable Call Price will be determined on the basis of the Current Market Price of the Hilton Common Stock prior to the announcement of the redemption, and the market price of the Hilton Common Stock may vary between the date of such determination and the subsequent delivery of such shares.

CONVERSION AT THE OPTION OF     At any time prior to the Mandatory Conversion
 THE HOLDER...................  Date, unless previously redeemed, each share of
                                Hilton PRIDES will be convertible at the option of the holder thereof into 0.92 of a share of Hilton Common Stock (after giving effect to the Stock Split), subject to adjustment in certain events (the "Optional Conversion Rate"), equivalent to a conversion price of $12.092 per share (after giving effect to the Stock Split) of Hilton Common Stock (the "Conversion
                                Price"), subject to adjustment in certain events. If an Additional Cash Payment is made in connection with the Merger, at conversion a holder of Hilton PRIDES will receive a cash payment in an amount equal to the Additional
                                Cash Payment such holder would have received if such conversion had occurred immediately prior to the Effective Time. The value of the shares received upon conversion by a holder will vary depending on the market price of the Hilton
                                Common Stock from time to time, and adjustment in certain events, all as set forth herein. The right of holders to convert shares of Hilton
                                PRIDES called for redemption will terminate immediately prior to the close of business on the applicable redemption date.

VOTING RIGHTS.................  The holders of shares of Hilton PRIDES will have the right with the holders of Hilton
                                Common Stock to vote in the election of
                                Directors and upon each other matter coming before any meeting of the holders of Hilton Common Stock on the basis of four-fifths ( 4/5ths) of a vote for each share of Hilton PRIDES (after giving effect to the Stock Split). On such matters, the holders of shares of Hilton PRIDES and the holders of Hilton Common Stock will vote together as one class except as otherwise provided by law or Hilton's Certificate of Incorporation. In addition, (i) whenever dividends on the shares of Hilton PRIDES or any other series of the Hilton Preferred Stock with like voting rights are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of the shares of Hilton PRIDES (voting separately as a class with holders of all other series of outstanding Hilton Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote, on the basis of one (1) vote for each share of Hilton PRIDES, for the election of two Directors of Hilton, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right and (ii) the holders of the shares of Hilton PRIDES will have voting rights with respect to certain alterations of Hilton's Certificate of Incorporation and certain other matters, voting on the same basis or separately as a series.

LIQUIDATION PREFERENCE AND      The shares of Hilton PRIDES will rank senior to
 RANKING......................  the Hilton Common Stock as to payment of dividends and distribution of assets upon liquidation. The liquidation preference of each share of Hilton PRIDES is an amount equal to the sum of (i) $11.125 and (ii) all accrued and unpaid dividends thereon.

LISTING.......................  Application has been made to list the shares of
                                Hilton Common Stock to be issued pursuant to the Merger on the NYSE and to list the shares of Hilton PRIDES to be issued pursuant to the Merger on the NYSE under the symbol "HLT PR."

                                 MARKET PRICES

  The Hilton Common Stock, the Bally Common Stock and the Bally PRIDES are each listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of the Hilton Common Stock, the Bally Common Stock and the Bally PRIDES, as reported on the NYSE for the periods indicated:

                                     HILTON           BALLY
                                COMMON STOCK(1)   COMMON STOCK   BALLY PRIDES(2)
                                ---------------- --------------- ---------------
                                  HIGH     LOW    HIGH     LOW    HIGH     LOW
                                -------- ------- ------- ------- ------- -------
1994
  First Quarter................ $ 74     $54 1/2 $ 9 5/8 $ 6 3/4 $ --    $ --
  Second Quarter...............   61 1/4  49 3/4   7 5/8   6 3/8   --      --
  Third Quarter................   66 5/8  53 1/4   8 1/8   6 1/2   --      --
  Fourth Quarter...............   72      56       7 5/8   5 1/4   --      --
1995
  First Quarter................ $ 77 7/8 $64 1/8 $ 8 7/8 $ 6     $ --    $ --
  Second Quarter...............   79 3/4  65 5/8  12 3/4   8 1/8   --      --
  Third Quarter................   74 1/8  60 3/8  12 7/8  10      11 1/2  11 1/4
  Fourth Quarter...............   68 3/4  60 5/8  14      10 1/2  13 5/8  10 3/4
1996
  First Quarter................ $ 99 3/4 $61 1/8 $17 3/8 $12 3/4 $17 3/8 $13 3/8
  Second Quarter...............  122      94      29 3/4  16 7/8  27 3/4  17 3/8
  Third Quarter(/3/)...........  112 7/8  93 3/8  27 7/8  23 3/4  26 1/8  22 5/8

- --------
(1)Per share prices for Hilton Common Stock reflect the trading price prior to giving effect to the Stock Split.
(2)Bally PRIDES have been listed and traded on the NYSE since September 28, 1995.
(3)Data presented for period of July 1, 1996 through August 15, 1996.

  On June 5, 1996, the last Trading Day before public announcement of the execution of the Merger Agreement, the closing prices of the Hilton Common Stock, the Bally Common Stock and the Bally PRIDES, as reported on the NYSE, were $114 1/2 per share, $25 1/2 per share and $24 3/4 per share, respectively. On August 15, 1996, the closing prices of the Hilton Common Stock, the Bally Common Stock and the Bally PRIDES, as reported on the NYSE, were $106 per share, $26 3/4 per share and $25 1/4 per share, respectively.

  Hilton and Bally stockholders are urged to obtain current market quotations for the Hilton Common Stock, the Bally Common Stock and the Bally PRIDES.

                             SUMMARY FINANCIAL DATA

  The following summary financial data has been derived from and should be read in conjunction with the selected financial data and related notes and the unaudited pro forma condensed financial statements and related notes found elsewhere in this Joint Proxy Statement/Prospectus. The pro forma financial data have been prepared based upon assumptions deemed appropriate by Hilton and Bally and may not be indicative of actual results, nor do such data purport to represent the results for future periods. See "Unaudited Pro Forma Condensed Financial Statements."

                                              HILTON         BALLY     HILTON
                                            HISTORICAL     HISTORICAL PRO FORMA
                                            ----------     ---------- ---------
                                             (AMOUNTS IN MILLIONS, EXCEPT
                                             PER SHARE AMOUNTS AND RATIOS)
SIX MONTHS ENDED JUNE 30, 1996
INCOME STATEMENT DATA:
  Total revenue............................  $  899.9          575.1   1,475.0
  Total operating income...................     191.7          104.8     310.0
  Income from continuing operations........      95.8           26.6     141.9
  Income from continuing operations per
   share...................................       .49(/1/)       .35       .54
  Average common and equivalent shares.....     195.1(/1/)      53.7     261.9
  Cash dividends declared per common
   share...................................       .15(/1/)       --        .15
BALANCE SHEET DATA:
  Cash, cash equivalents and temporary
   investments.............................  $  346.7          312.9     509.6
  Total assets.............................   3,023.5        1,900.9   6,919.2
  Total debt...............................   1,158.0        1,275.7   2,283.7
  Total stockholders' equity...............   1,349.8          290.7   3,231.2
  Book value per common share..............      6.91(/1/)      2.32     12.34
OTHER FINANCIAL DATA:
  Ratio of earnings to fixed charges.......       4.1x           1.7x      3.8x
  Ratio of earnings to combined fixed
   charges and preferred stock dividends...       4.1x           1.4x      3.4x
YEAR ENDED DECEMBER 31, 1995
INCOME STATEMENT DATA:
  Total revenue............................  $1,649.4        1,010.2   2,659.6
  Total operating income...................     353.6          173.1     543.8
  Income from continuing operations........     172.8           76.7     278.0
  Income from continuing operations per
   share...................................       .89(/1/)      1.34      1.07
  Average common and equivalent shares.....     194.1(/1/)      55.5     260.9
  Cash dividends declared per common
   share...................................       .30(/1/)       --        .30
OTHER FINANCIAL DATA:
  Ratio of earnings to fixed charges.......       3.2x           1.4x      3.0x
  Ratio of earnings to combined fixed
   charges and preferred stock dividends...       3.2x           1.3x      2.9x

- --------
(1) Gives effect to the Stock Split.

                            SELECTED FINANCIAL DATA

  The selected consolidated financial data for Hilton and Bally as of and for the five years ended December 31, 1995 are derived from their respective audited consolidated financial statements. The selected consolidated financial data as of and for the six months ended June 30, 1996 and 1995 are unaudited; however, in the opinion of Hilton's and Bally's respective management, such data include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth herein. The data are qualified in their entirety by, and should be read in conjunction with, Hilton's and Bally's respective consolidated financial statements and the related notes thereto and management's discussion and analysis of results of operations and financial condition, which are set forth in the applicable annual and quarterly reports.

                           HILTON HOTELS CORPORATION

                         SIX MONTHS ENDED
                             JUNE 30,                  YEARS ENDED DECEMBER 31,
                         ------------------  ------------------------------------------------
                           1996      1995      1995      1994      1993      1992      1991
                         --------  --------  --------  --------  --------  --------  --------
                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT DATA:
  Total revenue......... $  899.9     806.1   1,649.4   1,513.9   1,393.5   1,229.6   1,112.7
  Total operating
   income...............    191.7     179.0     353.6     284.6     239.9     219.9     184.8
  Net income(/1/).......     95.8      84.9     172.8     121.7     106.1     103.9      84.3
  Net income per
   share(/2/)...........     1.96      1.75      3.56      2.52      2.21      2.17      1.76
  Average common and
   equivalent
   shares(/2/)..........     48.8      48.6      48.5      48.3      48.0      47.9      47.8
OTHER FINANCIAL DATA:
  EBITDA(/3/)........... $  265.7     249.3     495.5     417.9     358.8     329.2     289.6
  Cash provided by (used
   in)
    Operating
     activities.........    187.1     149.4     330.7     230.9     226.9     226.7     223.6
    Investing
     activities.........    (99.3)    (35.9)   (127.8)   (406.4)   (100.1)   (545.2)   (156.3)
    Financing
     activities.........   (135.4)     (5.7)    (49.3)    (20.5)    (94.9)    352.1     194.6
  Cash dividends de-
   clared per common
   share(/2/)...........      .60       .60      1.20      1.20      1.20      1.20      1.20
  Ratio of earnings to
   fixed charges(/4/)...      4.1x      3.4x      3.2x      2.8x      2.7x      2.9x      2.6x
                            AT JUNE 30,                    AT DECEMBER 31,
                         ------------------  ------------------------------------------------
                           1996      1995      1995      1994      1993      1992      1991
                         --------  --------  --------  --------  --------  --------  --------
                                                 (IN MILLIONS)
BALANCE SHEET DATA:
  Cash, cash equivalents
   and temporary
   investments.......... $  346.7     395.8     408.7     393.2     478.5     510.9     349.9
  Total assets..........  3,023.5   2,966.2   3,060.3   2,925.9   2,674.8   2,659.4   2,186.8
  Total debt............  1,158.0   1,306.6   1,286.5   1,288.6   1,142.4   1,132.5     791.2
  Total stockholders'
   equity...............  1,349.8   1,192.9   1,253.7   1,127.8   1,056.7   1,002.5     952.8

                                                  (Footnotes on following pages)

                        BALLY ENTERTAINMENT CORPORATION

                          SIX MONTHS ENDED
                              JUNE 30,              YEARS ENDED DECEMBER 31,
                          -----------------  --------------------------------------------------
                            1996     1995     1995     1994     1993     1992            1991
                          --------  -------  -------  -------  -------  -------         -------
                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT
 DATA:(/5/)
  Total revenue(/6/)....  $  575.1    467.4  1,010.2    933.2    622.3    552.8           537.2
  Total operating
   income(/6/)..........     104.8     80.5    173.1    116.0    102.0     83.3            58.9
  Income (loss) from
   continuing
   operations(/7/)......      26.6     13.4     76.7     (1.9)    10.2      --            (33.4)
  Net income
   (loss)(/7/)(/8/).....      25.9     13.9     66.1    (68.4)   (46.5)    11.8            21.5
  Income (loss) from
   continuing operations
   per share............       .35      .24     1.34     (.10)     .16     (.06)          (1.07)
  Net income (loss) per
   share................       .34      .25     1.15    (1.52)   (1.06)     .22             .55
  Average common and
   equivalent shares....      53.7     50.6     55.5     46.9     46.6     41.1            33.9
OTHER FINANCIAL
 DATA:(/5/)
  EBITDA(/3/)(/6/)......  $  150.9    115.4    253.7    208.4    153.2    131.9           106.8
  Cash provided by (used
   in)
    Operating
     activities.........      60.4     51.7    120.1     62.8     49.7     14.7            37.9
    Investing
     activities.........     (28.9)  (114.3)  (196.7)  (102.8)   (56.0)   (24.0)          (14.0)
    Financing
     activities.........     (13.1)    22.3    176.0     25.1    156.7    (58.3)         (164.4)
  Ratio of earnings to
   fixed charges(/4/)...       1.7x     1.3x     1.4x     1.0x     1.2x     -- (/9/)        -- (/9/)
  Ratio of earnings to
   combined fixed
   charges and preferred
   stock
   dividends(/10/)....         1.4x     1.3x     1.3x     1.0x     1.1x     -- (/11/)       -- (/11/)
                            AT JUNE 30,                  AT DECEMBER 31,
                          -----------------  --------------------------------------------------
                            1996     1995     1995     1994     1993     1992            1991
                          --------  -------  -------  -------  -------  -------         -------
                                               (IN MILLIONS)
BALANCE SHEET DATA:(/5/)
  Cash, cash equivalents
   and temporary
   investments..........  $  312.9    157.8    303.9    184.5    192.1     26.0            26.5
  Total assets..........   1,900.9  1,958.2  1,889.2  1,936.2  1,991.6  1,357.6         1,389.8
  Total debt............   1,275.7  1,296.0  1,289.6  1,266.2  1,186.3    731.2           795.4
  Total stockholders'
   equity...............     290.7    307.8    250.6    293.6    364.1    410.2           364.7


                                                   (footnotes on following page)

- --------
 (1) Net income for Hilton in 1993 includes a credit of $3.4 million ($.07 per share) resulting from the implementation of new accounting standards for income taxes and post-retirement benefits other than pensions.
 (2) Does not give effect to the Stock Split.
 (3) "EBITDA" consists of operating income plus consolidated depreciation, amortization and abandonment loss. Hilton and Bally have presented EBITDA supplementally because the companies believe it allows for a more complete analysis of their results of operations. This information should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income or cash provided by or used in operating, investing and financing activities) nor should it be considered as an indicator of the overall financial performance of Hilton and Bally.
 (4) The ratio of earnings to fixed charges is calculated by dividing (i) income (loss) from continuing operations before income taxes and minority interests plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.
 (5) Bally's Las Vegas has been consolidated since December 1, 1993 as a result of Bally's controlling interest in Bally's Grand, Inc. at that date. Prior to December 1, 1993, Bally's investment in Bally's Grand, Inc. was principally recorded on the equity method of accounting. As of June 30, 1996, Bally (through a subsidiary of which it is the sole common stockholder) owned approximately 85% of the outstanding common stock of Bally's Grand, Inc. In addition, Bally's New Orleans commenced operation of its riverboat casino in July 1995 and Bally's Mississippi reopened its dockside casino in December 1995. Between December 1993 and February 1995, Bally's Mississippi operated the dockside casino at a different site.
 (6) Total revenue, total operating income and EBITDA for Bally for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994, 1993, 1992 and 1991 exclude interest income of $9.2 million, $5.9 million, $13.7 million, $9.1 million, $5.9 million, $3.2 million and $7.3 million, respectively, to conform to the financial presentation of Hilton.
 (7) Income from continuing operations and net income for Bally for the year ended December 31, 1995 include a credit of $41.0 million ($.76 per share) for certain adjustments to the prior years' income taxes. Loss from continuing operations and net loss for the year ended December 31, 1994 include a charge (net of taxes) of $8.5 million ($.18 per share) to write off certain assets which were abandoned upon the relocation of Bally's Mississippi's operations closer to Memphis, Tennessee.
 (8) Net income (loss) for Bally includes losses from discontinued operations of $11.0 million ($.20 per share), $46.1 million ($.98 per share), $20.0 million ($.43 per share) and $1.2 million ($.03 per share) for the years ended December 31, 1995, 1994, 1993 and 1991, respectively, and net income for the year ended December 31, 1992 includes income from discontinued operations of $.6 million ($.01 per share). Net income for the six months ended June 30, 1995 and the years ended December 31, 1995, 1992 and 1991 includes extraordinary gains of $.4 million ($.01 per share), $.4 million ($.01 per share), $11.2 million ($.27 per share) and $56.1 million
     ($1.65 per share), respectively, and net income (loss) for the six months ended June 30, 1996 and the years ended December 31, 1994 and 1993 includes extraordinary losses of $.6 million ($.01 per share), $20.4 million ($.44 per share) and $8.5 million ($.18 per share), respectively. In addition, net loss for the year ended December 31, 1993 includes a charge for the cumulative effect on prior years of change in accounting for income taxes of $28.2 million ($.61 per share).
 (9) Bally's earnings were insufficient to cover fixed charges for the years ended December 31, 1992 and 1991 by $6.5 million and $50.2 million, respectively.
(10) The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) income (loss) from continuing operations before income taxes and minority interests plus fixed charges (adjusted for capitalized interest and preferred stock dividend requirements of consolidated subsidiaries) by (ii) fixed charges plus total preferred stock dividend requirements.
(11) Bally's earnings were insufficient to cover combined fixed charges and preferred stock dividends for the years ended December 31, 1992 and 1991 by $9.3 million and $53.0 million, respectively.

                                 THE COMPANIES

HILTON HOTELS CORPORATION

  Hilton is a leading owner and operator of full service hotels and hotel-casinos in the United States. Hilton owns, leases and operates major lodging and gaming properties in gateway cities, urban and suburban centers and resort areas under the Hilton name in the U.S. and under the Conrad International name abroad. At June 30, 1996, Hilton operated 17 wholly-owned or leased hotels, and managed 42 hotel properties wholly- or partially-owned by others. An additional 167 hotel properties are operated by others under Hilton, Hilton Garden Inn and Hilton Suites brand names pursuant to franchise agreements granted by Hilton. Hilton's hotels are located in the United States, except for six hotels operated by Hilton's Conrad International Hotels Corporation subsidiary. Hilton is continuing to explore a strategic alliance with the owner of the Hilton International hotel chain, which owns the Hilton name outside of the United States. Hilton's owned or partially-owned hotels include such well-known urban and resort properties as the Waldorf=Astoria in New York, the Palmer House Hilton in Chicago, the New Orleans Hilton Riverside & Towers and the Hilton Hawaiian Village in Honolulu. Hilton's gaming operations, which are largely concentrated in Nevada, operate primarily under the Hilton and Flamingo brand names. Hilton's wholly-owned Nevada casinos are the Las Vegas Hilton, the Flamingo Hilton-Las Vegas, the Flamingo Hilton-Laughlin, the Reno Hilton and the Flamingo Hilton-Reno. Through its Conrad International brand, Hilton manages international hotel-casinos in Brisbane and the Gold Coast in Queensland, Australia and in Istanbul, Turkey. Hilton also operates a riverboat casino in New Orleans, Louisiana, next to the New Orleans Hilton Riverside & Towers, and is a minority partner in a company that manages a casino in Windsor, Ontario, Canada.

BALLY ENTERTAINMENT CORPORATION

  Bally is engaged in the operation of casinos and casino hotel resorts. Bally's principal operations are Bally's Park Place Casino . Resort and The Grand casino hotel resort in Atlantic City, New Jersey; Bally's Las Vegas casino hotel resort in Las Vegas, Nevada; Bally's Casino * Lakeshore Resort, a riverboat casino on Lake Pontchartrain in New Orleans, Louisiana; and Bally's Saloon * Gambling Hall * Hotel, a dockside casino and hotel in Robinsonville, Mississippi near Memphis, Tennessee.

                             THE SPECIAL MEETINGS

PURPOSE

  This Joint Proxy Statement/Prospectus is being furnished to holders of Hilton Common Stock in connection with the solicitation of proxies by the Board of Directors of Hilton for use at the Hilton Special Meeting. The purpose of the Hilton Special Meeting is to: (i) consider and vote upon a proposal to approve and adopt the Hilton Merger Proposal; (ii) consider and vote upon a proposal to amend Hilton's Certificate of Incorporation to increase the number of authorized shares of Hilton Common Stock from 90,000,000 shares to 400,000,000 shares, increase the number of authorized shares of Hilton Preferred Stock from 10,000,000 shares to 24,832,700 and designate 14,832,700 shares of Hilton Preferred Stock as Hilton PRIDES; (iii) consider and vote upon a proposal to effect the Stock Split; (iv) approve the Stock Issuance (clauses (ii) through (iv) being collectively referred to hereinafter as the "Related Hilton Proposals"); and (v) transact such other business as may properly come before the Hilton Special Meeting or any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of Bally Common Stock and Bally PRIDES in connection with the solicitation of proxies by the Board of Directors of Bally for use at the Bally Special Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement (hereinafter, the "Bally Merger Proposal") and to transact such other business as may properly come before the Bally Special Meeting or any adjournments or postponements thereof.

  Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Hilton Common Stock is accompanied by a form of proxy for use at the Hilton Special Meeting, and each copy of this Joint Proxy

Statement/Prospectus mailed to holders of Bally Common Stock and Bally PRIDES is accompanied by a form of proxy to be used at the Bally Special Meeting.

  This Joint Proxy Statement/Prospectus is also furnished to holders of Bally Common Stock and Bally PRIDES as a Prospectus in connection with the issuance to them of shares of Hilton Common Stock and Hilton PRIDES, as applicable, upon consummation of the Merger.

  THE BOARD OF DIRECTORS OF HILTON HAS APPROVED THE HILTON MERGER PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS OF HILTON VOTE FOR APPROVAL AND ADOPTION OF THE HILTON MERGER PROPOSAL AND FOR APPROVAL OF THE RELATED HILTON PROPOSALS.

  THE BOARD OF DIRECTORS OF BALLY HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE BALLY STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE BALLY MERGER PROPOSAL.

DATES, PLACES AND TIMES

  The Hilton Special Meeting will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, on September 19, 1996 at 11:00 a.m., local time.

  The Bally Special Meeting will be held at the Palmer House Hilton Hotel, 17 East Monroe Street, Chicago, Illinois 60603, on September 18, 1996, at 9:00 a.m., local time.

RECORD DATES; QUORUMS

  The Board of Directors of Hilton has fixed the close of business on August 16, 1996 (the "Hilton Record Date") for the determination of the holders of Hilton Common Stock entitled to receive notice of and to vote at the Hilton Special Meeting. The presence, in person or by proxy, of the holders of shares of Hilton Common Stock entitled to cast a majority of the votes entitled to be cast at the Hilton Special Meeting will constitute a quorum at the Hilton Special Meeting.

  The Board of Directors of Bally has fixed the close of business on August 16, 1996 (the "Bally Record Date") for the determination of the holders of Bally Common Stock and Bally PRIDES entitled to receive notice of and to vote at the Bally Special Meeting. The presence, in person or by proxy, of the holders of Bally Common Stock and Bally PRIDES entitled to cast a majority of the votes entitled to be cast at the Bally Special Meeting will constitute a quorum at the Bally Special Meeting.

VOTES REQUIRED

  As of August 15, 1996, there were outstanding and entitled to vote 48,854,451 shares of Hilton Common Stock, excluding 2,170,256 shares held in Hilton's treasury. Each share of Hilton Common Stock is entitled to one (1) vote on each matter that comes before the Hilton Special Meeting. Approval and adoption of the Hilton Merger Proposal and the Related Hilton Proposals requires the affirmative vote of a majority of all outstanding shares of Hilton Common Stock (other than the Stock Issuance, which, assuming the presence of a quorum, requires the affirmative vote of a majority of the votes cast with respect to such proposal).

  As of July 31, 1996, directors and executive officers of Hilton and their affiliates beneficially owned an aggregate of 12,764,315 shares of Hilton Common Stock, or approximately 26.13% of the shares of Hilton Common Stock outstanding on such date. The directors and executive officers of Hilton and their affiliates have indicated their intentions to vote the shares of Hilton Common Stock beneficially owned by them in favor of approval of the Hilton Merger Proposal and the Related Hilton Proposals.

  At the Bally Special Meeting, the outstanding shares of Bally Common Stock and Bally PRIDES will vote together as a single class. As of August 15, 1996, there were outstanding and entitled to vote 51,620,865 shares of Bally Common Stock and 14,832,700 shares of Bally PRIDES. Each share of Bally Common Stock is entitled to one vote on each matter that comes before the Bally Special Meeting, and each share of Bally PRIDES is entitled to four-fifths (4/5ths) of one vote on each matter that comes before the Bally Special Meeting. Approval and adoption of the Bally Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of all issued and outstanding shares of Bally Common Stock and Bally PRIDES.

  As of July 31, 1996, Bally directors and executive officers and their affiliates beneficially owned an aggregate of 988,999 shares of Bally Common Stock and 10,000 shares of Bally PRIDES, or approximately 1.9% of Bally Common Stock and approximately .1% of the Bally PRIDES outstanding on such date. The directors and executive officers of Bally and their affiliates have indicated their intention to vote the shares of Bally Common Stock and Bally PRIDES beneficially owned by them in favor of the approval of the Bally Merger Proposal.

  In the event that the Merger Agreement is not approved and adopted by both the Hilton and Bally stockholders, the Merger Agreement may be terminated in accordance with its terms. See "The Merger Agreement--Termination."

VOTING AND REVOCATION OF PROXIES

  Shares of Hilton Common Stock, Bally Common Stock and Bally PRIDES represented by a proxy properly signed and received at or prior to the appropriate Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy for the Hilton Special Meeting is properly executed and returned without indicating any voting instructions, shares of Hilton Common Stock represented by the proxy will be voted for approval of the Hilton Merger Proposal and the Related Hilton Proposals. If a proxy for the Bally Special Meeting is properly executed and returned without indicating any voting instructions, shares of Bally Common Stock or Bally PRIDES, as applicable, represented by the proxy will be voted for approval of the Bally Merger Proposal. Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it, or of a duly executed proxy bearing a later date, with the Secretary of Hilton, for Hilton stockholders, or with the Secretary of Bally, for Bally stockholders, prior to or at the appropriate Special Meeting, or by voting in person at the appropriate Special Meeting. Attendance at a Special Meeting will not in and of itself constitute a revocation of a proxy. Because the approval of the Hilton Merger Proposal and certain of the Related Hilton Proposals require the affirmative vote of a majority of the issued and outstanding shares of Hilton Common Stock, abstentions and broker non-votes with respect to such shares will be the equivalent of votes against such proposals. Because approval of the Bally Merger Proposal by the stockholders of Bally requires the affirmative vote of a majority of all votes entitled to be cast by all holders of the issued and outstanding shares of Bally Common Stock and Bally PRIDES, abstentions and broker non-votes with respect to such shares will be equivalent to votes against approval of the Bally Merger Proposal.

  Proxies sent via facsimile transmission will be accepted if received not later than fifteen (15) minutes prior to the scheduled commencement of the relevant Special Meeting. Such proxies may be sent via facsimile for Hilton to D.F. King & Co., Inc., proxy solicitors for Hilton, at (212) 809-8839 and for Bally, to MacKenzie Partners, Inc., proxy solicitors for Bally, at (212) 929-0308.

  The Boards of Directors of Hilton and Bally are not aware of any business to be acted upon at the Special Meetings of their respective stockholders other than as described herein. If, however, other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the SEC or Delaware law.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of Hilton and Bally, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Hilton and Bally, respectively, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

  Hilton has retained D.F. King & Co., Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to D.F. King & Co., Inc. for such services by Hilton are not expected to exceed approximately $8,000 plus reasonable out-of-pocket costs and expenses. Bally has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from its stockholders. The fees paid to MacKenzie Partners, Inc. are not expected to exceed approximately $15,000, plus reasonable out-of-pocket costs and expenses. Each of Hilton and Bally will bear its own expenses in connection with the solicitation of proxies for its Special Meeting, except that Hilton and Bally each will pay one-half of the expenses incurred in printing this Joint Proxy Statement/Prospectus, the forms of proxies and other proxy materials.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. SEE "THE MERGER AGREEMENT--EXCHANGE PROCEDURES."

                                  THE MERGER

BACKGROUND TO THE MERGER AND REASONS FOR THE MERGER

 General Background--Hilton

  In November 1994, Hilton commenced a process of evaluating possible strategic alternatives to enhance stockholder value and engaged an investment banking firm to undertake a study and make recommendations to Hilton's management and Board of Directors concerning such strategic alternatives. These alternatives included the sale of the entire company in one or a series of transactions; the spin-off of one or more of Hilton's businesses; a recapitalization; a share repurchase program; a business combination; or other acquisitions and similar transactions. As a result of the evaluation of such alternatives, in June 1995, the Board of Directors of Hilton approved a plan to separate Hilton's gaming and hotel businesses by means of a spin-off of Hilton's gaming operations. In the course of pursuing the spin-off, however, management continued to evaluate other strategic alternatives and, in January 1996, Hilton's Board of Directors determined to continue to develop the marketing, operating and financial efficiencies between its hotel and gaming businesses. Accordingly, Hilton announced in January 1996 that it would not proceed with the spin-off of its gaming operations and determined to pursue expansion of its gaming operations through acquisitions, the development of new facilities and enhancement of its existing gaming properties.

 General Background--Bally

  Over the past few years Bally has faced increased competition from both established casinos and newly emerging gaming operations, including gaming facilities operated by Native American Indians. Recent developments such as the legalization of casino gaming in new geographic markets and the increasing popularity of riverboat gaming have forced Bally to expend significant resources to develop a presence in new markets while at the same time expending capital to upgrade and improve its existing locations. In order to capitalize on the growth in the new markets, and to counter the increasing competitive pressures, Bally embarked upon a major capital expenditures and expansion program to improve and expand its existing properties and to build additional properties. In order to implement this expansion program, Bally determined that it would need access to substantial capital. Over the past two years, Bally has considered various ways to raise capital and position itself to compete effectively against the growing field of large, well-capitalized companies in the gaming industry.

 Prior Negotiations with Hilton and Other Parties

  In mid-February 1996, representatives of a significant industry participant (the "Industry Participant") contacted Arthur M. Goldberg, the Chairman, Chief Executive Officer and President of Bally, regarding a possible business combination. In order to explore such combination on a preliminary basis, the parties agreed to exchange certain non-public information and accordingly executed a confidentiality agreement on February 16, 1996. In March 1996, representatives of Hilton contacted Mr. Goldberg regarding a possible business combination, and the two companies exchanged certain non-public information pursuant to a confidentiality agreement which was executed on March 11, 1996. These preliminary discussions with the Industry Participant and Hilton did not result in any offer for a transaction involving Bally. In April 1996, representatives of each of the Industry Participant and Hilton separately approached Mr. Goldberg to initiate further discussions about a possible business combination involving Bally. After preliminary negotiations with the Industry Participant, the Industry Participant discussed with Bally a stock for stock merger proposal involving an exchange of stock having a value of $26.00 for each share of Bally Common Stock based on the trading price of the Industry Participant common stock at that time. However, this proposal did not include any protection for Bally stockholders in the event of a decline in the price of the Industry Participant's common stock. At the same time that Bally was engaging in negotiations with the Industry Participant, Bally and Hilton held discussions about a possible merger, including a discussion with Bally of a proposal in which .2285 shares of Hilton Common Stock would be issued in exchange for each share of Bally Common Stock, which represented approximately $23.75 for each share of Bally Common Stock based on the trading price of Hilton Common Stock at that time. This proposal included limited protection against a decline in the stock price of Hilton's Common Stock. Bally engaged Goldman Sachs and Merrill Lynch as financial advisors to assist in analyzing the proposals discussed with the Industry Participant and Hilton. Discussions with the Industry Participant terminated when the Industry Participant did not agree to protect Bally stockholders against a stock price decline and discussions with Hilton terminated due to an impasse over price. At the regular Bally Board of Directors meetings held on March 13, 1996 and May 21, 1996, the Bally Board of Directors reviewed the status of the preliminary merger discussions with the Industry Participant and Hilton.

 Negotiations of the Merger

  At the end of May 1996, representatives of Hilton contacted Mr. Goldberg in order to resume discussions concerning a possible business combination. Hilton discussed with Bally a stock for stock merger involving an exchange of one share of Hilton Common Stock for each share of Bally Common Stock (after giving effect to the Stock Split), plus protection for Bally stockholders against a decline in the price of Hilton Common Stock below $27 per share (after giving effect to the Stock Split) in the form of a cash payment of up to $3 per share. Based on the trading price of Hilton Common Stock at that time, this represented approximately $27 per share of Bally Common Stock. While Bally was considering the Hilton proposal, it authorized one of Bally's financial advisors to approach the Industry Participant to ascertain whether the Industry Participant was interested in holding merger discussions with Bally. The Industry Participant declined.

  During the week of June 2, 1996, Bally and its financial and legal advisors met with Hilton and its advisors to negotiate the terms of a proposed merger agreement and other ancillary agreements. The entire Board of Directors of Bally met on June 6, 1996 to consider the proposed merger agreement with Hilton and other ancillary agreements and matters. At this meeting, representatives of Weil, Gotshal & Manges, legal counsel to Bally, and Goldman Sachs and Merrill Lynch, financial advisors to Bally, made presentations to and had discussions with the Bally Board of Directors. The Bally Board of Directors reviewed and discussed, among other things, (i) the background of the proposed merger; (ii) financial and valuation analyses of the proposed merger; (iii) the terms of the proposed merger agreement; (iv) regulatory aspects of the Merger; (v) certain affiliate transactions described below under "--Interests of Certain Persons in the Merger"; and (vi) other matters described below under "--Recommendation of the Bally Board of Directors; Bally's Reasons for the Merger." Goldman Sachs rendered its oral opinion (subsequently confirmed in writing as of the date hereof) that, based upon and subject to the matters set forth therein and based upon such other matters as it considered relevant, as of such date, the total consideration to be received by the holders of shares of Bally Common Stock pursuant to the Merger was fair to such holders. Merrill Lynch rendered its oral opinion (subsequently confirmed in writing as of the date hereof) that, on the basis of and subject to the matters set forth therein, as of such date, the consideration to be received by holders of shares of Bally Common Stock pursuant to the Merger was fair to such holders from a financial point of view. After further deliberation, the Bally Board of Directors unanimously approved the terms of the Merger Agreement and the transactions contemplated thereby and authorized the execution of the Merger Agreement.

  Also on June 6, 1996, the Board of Directors of Hilton met to consider the proposed merger agreement and the other ancillary agreements. At this meeting, representatives of Latham & Watkins, legal counsel to Hilton, and DLJ, financial advisor to Hilton, made presentations to the Board of Directors of Hilton and discussed the terms of the proposed transaction. The Board of Directors further discussed the terms of the proposed transaction, and DLJ rendered its written opinion that as of such date, the consideration to be paid by Hilton pursuant to the Merger Agreement was fair to Hilton from a financial point of view. After further deliberation, the Board of Directors of Hilton unanimously approved the terms of the Merger Agreement and the transactions contemplated thereby.

 Recommendation of the Hilton Board of Directors; Hilton's Reasons for the
Merger

  THE HILTON BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF HILTON AND RECOMMENDS THAT THE STOCKHOLDERS OF HILTON VOTE FOR THE HILTON MERGER PROPOSAL AND THE HILTON RELATED PROPOSALS.

  The Board of Directors of Hilton has unanimously determined that the Merger is advisable and fair to, and in the best interests of, the stockholders of Hilton. In approving the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Hilton considered a number of factors. The factors material to the decision of the Board of Directors of Hilton are summarized below:

    (i) The strategic benefits of significantly expanding Hilton's gaming operations and the value of Bally's gaming properties.

    (ii) The fact that the Merger would provide Hilton with a significant presence in the Atlantic City, New Jersey gaming market.

    (iii) The fact that, after taking into account savings resulting from Hilton's lower cost of capital relative to that of Bally, the Merger is expected to be accretive to Hilton's earnings per share by the end of the first year of operations following the Merger.

    (iv) The opportunity to achieve significant synergies by combining the management expertise of the two companies and exploiting the potential economies of scale and cost savings in general and administrative expenses.

    (v) The financial condition, results of operation and cash flows of Hilton and Bally.

    (vi) The terms and conditions of the Merger Agreement, including the amount and form of the Merger Consideration.

    (vii) The historical market prices and trading information with respect to the Hilton Common Stock and the Bally Common Stock.

    (viii) The presentation of DLJ to the Board of Directors of Hilton, including DLJ's written opinion, dated as of June 6, 1996, to the effect that, as of the date of such opinion, the consideration to be paid by Hilton pursuant to the Merger Agreement was fair to Hilton, from a financial point of view. See "--Opinion of Financial Advisor to Hilton."

  In view of the number and disparate nature of the factors considered by the Board of Directors of Hilton, the Hilton Board of Directors did not assign relative weight to the factors considered in reaching its conclusions. Rather, the Board of Directors of Hilton viewed its conclusions and recommendations as being based on the totality of the information being presented to and considered by it.

 Recommendation of the Bally Board of Directors; Bally's Reasons for the
Merger.

  THE BALLY BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF BALLY AND RECOMMENDS THAT THE STOCKHOLDERS OF BALLY VOTE FOR THE BALLY MERGER PROPOSAL.

  The Bally Board of Directors believes the Merger offers its stockholders a unique opportunity to participate in the growth of a company, which, after the Merger, will be the largest operator of casinos in the United States. The Bally Board of Directors also believes that as a result of the Merger, Bally's operations will have better access to the substantial capital it needs for its expansion program. In addition, the Bally Board of Directors has determined that the Merger affords Bally stockholders a substantial premium over the market price of Bally Common Stock, which was trading in the range of $14 1/2 to $17 3/8 per share prior to the first public commentary regarding a possible business combination pushed the market price to above $23 per share in April 1996. Based on the closing sales price of Hilton Common Stock on the date of the Merger Agreement, Bally stockholders would receive Hilton Common Stock having a value of $28.40 for each share of Bally Common Stock, representing a premium of 8.6% over the closing sales price of Bally Common Stock on June 5, 1996, the date before the execution of the Merger Agreement, and of 102.8% over the highest closing sales price of Bally Common Stock during 1995.

  The decision of the Bally Board of Directors to approve the Merger Agreement and to recommend approval of the Merger by the stockholders of Bally was based upon a number of factors, including without limitation, the following:

    (i) the Bally Board of Directors' recognition of the increased capital amounts required for Bally to maintain its competitive position;

    (ii) the Bally Board of Directors' understanding of the present and anticipated environment of the gaming industry and the potential for further consolidation within the industry that could adversely affect Bally's competitive position;

    (iii) the Bally Board of Directors' consideration of, among other things, information concerning the financial condition, results of operations, prospects and businesses of Bally and Hilton;

    (iv) the Bally Board of Directors' consideration of, among other things, current industry, economic and market conditions;

    (v) the Bally Board of Directors' understanding that the Merger should aid Bally's expansion of its gaming operations, and specifically that the expansion program would benefit from financing alternatives that are not currently available to Bally;

    (vi) the terms of the Merger Agreement, including without limitation, the form of consideration, the proposed price protection (up to a $3 cash payment in the event of a decline in the price of Hilton Common Stock below $27 per share), the tax-free structure of the Merger, the degree of flexibility provided to Bally to conduct its business prior to closing the Merger, Bally's right to terminate the Merger Agreement in the event Hilton's stock price, as adjusted to reflect the Stock Split, declines below $20 per share (the total per share consideration at this level being $23 per share as a result of the $3 cash payment) and Hilton does not offer to increase the stock consideration, Bally's "no-solicitation" covenant which prohibits Bally from soliciting any acquisition proposal or, subject to the fiduciary duties of the Bally Board of Directors, from negotiating with any other parties with respect to an acquisition proposal, and the obligation of Bally to pay a termination fee to Hilton if an acquisition proposal were consummated or an agreement were entered into with respect thereto in the 12 months following termination of the Merger Agreement;

    (vii) the Bally Board of Directors' receipt of opinions from Goldman Sachs that, based upon and subject to the matters set forth therein and based upon such other matters as it considered relevant, as of the date of the Merger Agreement and the date of this Joint Proxy Statement/Prospectus, respectively, the total consideration to be received by the holders of Bally Common Stock pursuant to the Merger is fair to such holders; and

    (viii) the Bally Board of Directors' receipt of opinions from Merrill Lynch that, on the basis of and subject to the matters set forth therein, as of the date of the Merger Agreement and the date of this Joint Proxy Statement/Prospectus, respectively, the consideration to be received by the holders of Bally Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

  The Bally Board of Directors did not assign relative weights to the factors discussed above.

OPINION OF FINANCIAL ADVISOR TO HILTON

  Hilton selected DLJ as its exclusive financial advisor with respect to the Merger because DLJ is a nationally recognized investment banking firm that has substantial experience in the gaming and lodging industries and is familiar with Hilton, Bally and their respective businesses. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  As part of its role as financial advisor to Hilton, DLJ was asked to render an opinion to the Board of Directors of Hilton as to the fairness to Hilton of the consideration to be paid by Hilton to holders of Bally Common Stock pursuant to the Merger Agreement. On each of June 6, 1996 and August 15, 1996, DLJ delivered to the Board of Directors of Hilton its written opinion (collectively, the "DLJ Opinion") that, based upon and subject to the provisions set forth in such opinions, the consideration to be paid by Hilton to the holders of Bally Common Stock pursuant to the Merger Agreement is fair to Hilton from a financial point of view.

  A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. HOLDERS OF HILTON COMMON STOCK ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION.

   The DLJ Opinion was prepared for the Hilton Board of Directors and is directed only to the fairness to Hilton from a financial point of view of the consideration to be paid by Hilton to holders of Bally Common Stock. The DLJ Opinion does not constitute a recommendation to any holder as to how to vote on the Merger. DLJ did not make any recommendation as to the form or amount of consideration to be paid by Hilton pursuant to the transactions contemplated by the Merger Agreement. Such consideration was determined by arm's length negotiations between Hilton and Bally in which negotiations DLJ advised Hilton management. DLJ's opinion does not constitute an opinion as to the prices at which the Hilton Common Stock will actually trade at any time, including the Effective Time. No restrictions or limitations were imposed by Hilton upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.

  In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by Hilton and Bally, including information provided during discussions with their respective managements. Included in the information provided to DLJ were certain financial projections of Hilton and Bally prepared by management of Hilton and Bally, respectively. In addition, DLJ compared certain financial and securities data of Hilton and Bally with various other companies whose securities are traded in the public markets, reviewed historical stock prices and trading volumes of Hilton Common Stock and Bally Common Stock, reviewed prices and financial data implied by the consideration paid in other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for the purposes of its opinion.

  In rendering the DLJ Opinion, DLJ, with the consent of the Board of Directors of Hilton, relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Hilton and Bally or their respective representatives or that was otherwise reviewed by DLJ. DLJ also, with the consent of the Board of Directors of Hilton, assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Hilton and Bally as to the future operating and financial performance of Hilton and Bally, respectively, and of the operating synergies and other cost reductions achievable as a result of the Merger. DLJ has not assumed any responsibility for making any independent evaluation or appraisal of the assets or liabilities of Hilton or Bally or for making any independent verification of any information reviewed by it or for making an independent verification of such information.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

  The following is a summary of certain factors and the principal financial analyses performed by DLJ to arrive at its opinion dated as of August 15, 1996. This summary does not purport to be a complete description of the analyses performed by DLJ. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

  Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. In conducting its analysis, DLJ relied upon the assumptions described above and the financial projections provided by the managements of Hilton and Bally. Using the financial information and projections (normalized for nonrecurring items) provided to DLJ by Bally's and Hilton's respective managements, DLJ reviewed the impact on Hilton's 1996, 1997 and 1998 projected earnings per share resulting from the Merger. DLJ's analysis separately considered accretion/dilution (i) on an unadjusted basis and (ii) giving effect to the synergies and other cost reductions estimated by Hilton's and Bally's management. This analysis revealed that the Merger would be accretive to 1997 and 1998 projected earnings per share. DLJ also considered the effect on its analysis of a variance in the Determination Price based on a range from $80 per share to $120 per share.

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical earnings and operating and financial ratios for Bally to corresponding data and ratios of certain gaming companies whose securities are publicly traded. In conducting its analysis, DLJ compared the ratios implied by the consideration to be paid by Hilton in the transactions contemplated by the Merger Agreement (the "Transaction") to the ratios implied from the market valuation of publicly traded companies selected by DLJ (the "Gaming Companies") based upon qualitative factors which DLJ deemed relevant based upon its experience in the gaming industry: Aztar Corporation, Circus Circus Enterprises, Inc., Harrah's Entertainment, Inc., Mirage Resorts, Incorporated, Showboat, Inc. and Trump Hotels & Casino Resorts, Inc. DLJ also compared the ratios implied by the consideration to be paid by Hilton in the transactions contemplated by the Merger Agreement in the Merger to the ratios implied from the market valuation of a subgroup of the Gaming Companies which included Circus Circus Enterprises, Inc., Harrah's Entertainment, Inc. and Mirage Resorts, Incorporated (the "Selected Gaming Companies") based upon the fact that the Selected Gaming Companies are multi-property, multi-jurisdictional gaming entities which have similar growth rates and operating performance characteristics to Bally. Although DLJ used these companies for comparison purposes, none of such companies is directly comparable to Bally or Hilton. Data and ratios considered included: the ratio of enterprise value to latest twelve months ("LTM") revenues; LTM EBITDA; LTM earnings before interest and taxes ("EBIT"); 1996 projected EBITDA; the ratio of market price to 1996 projected earnings per share; and the ratio of market price to 1997 projected earnings per share. All projected information for the Gaming Companies was obtained from Institutional Brokers Estimate Service, a third-party service which summarizes the estimates made by analysts employed by several investment banking firms and from the published reports of research analysts employed by investment banking firms, including analysts employed by DLJ. Enterprise value is defined as the sum of the principal amount of a company's debt and minority interests in consolidated subsidiaries plus the market value of its equity securities less excess cash. EBITDA was selected for analysis by DLJ because it is a widely used estimate of cash flows generated by operations. EBIT was selected by DLJ because it is a measure of operating performance. The ratio of enterprise value to LTM revenues ranged from 1.4x to 3.3x for the Gaming Companies and 1.9x to 3.3x for the Selected Gaming Companies, was 3.6x for Hilton and was 2.6x for Bally. The ratio of enterprise value for the Gaming Companies and the Selected Gaming Companies to LTM EBITDA ranged from 7.5x to 11.5x and 7.5x to 11.5x, respectively, was 11.0x for Hilton and was 8.7x for Bally after giving effect to operating synergies and other cost reductions. The ratio of enterprise value for the Gaming Companies and the Selected Gaming Companies to LTM EBIT ranged from 9.4x to 20.8x and 9.4x to 14.8x, respectively, was 16.9x for Hilton and was 12.0x for Bally after giving effect to operating synergies and other cost reductions. The ratio of enterprise value to 1996 projected EBITDA ranged from 5.5x to 10.5x for the Gaming Companies and 6.3x to 10.5x for the Selected Gaming Companies, was 10.5x for Hilton and was 7.9x for Bally after giving effect to operating synergies and other cost reductions. The ratio of market price to 1996 projected earnings per share ranged from 15.2x to 21.5x for the Gaming Companies and 15.2x to 21.5x for the Selected Gaming Companies, was 26.4x for Hilton and was 22.1x for Bally after giving effect to operating synergies and other cost reductions. The ratio of market price to 1997 projected earnings per share ranged from 12.3x to 20.2x for the Gaming Companies and 12.3x to 20.2x for the Selected Gaming Companies, was 23.3x for Hilton and was 15.4x for Bally after giving effect to operating synergies and other cost reductions. DLJ also separately considered the effects of the transaction costs associated with the Merger on these ratios.

  Comparable Merger and Acquisition Analysis. DLJ reviewed the implied valuation multiples of: (i) selected merger and acquisition transactions including the majority of casino hotel company transactions completed since 1984 (the "Casino Resort Transactions"), (ii) Trump Hotels & Casino Resorts, Inc.'s acquisition of the Trump Taj Mahal Casino Resort in June of 1995 (the "Taj Mahal Transaction") and (iii) ITT Corporation's acquisition of Caesars World in 1995 (the "Caesars Transaction"). DLJ made the analysis referred to in (ii) above because it is the most recent, completed acquisition of an Atlantic City casino and in (iii) above because it is the most recent, completed, multi-property, multi-jurisdictional gaming merger and acquisition transaction with significant Atlantic City operations. Neither the Taj Mahal Transaction, the Caesars Transaction nor the transactions described in (i) above, however, are directly comparable to the Merger. Additionally, in reviewing the multiples in the transactions set forth above, DLJ considered the effects of the prevailing market conditions. DLJ compared the ratios implied by the aggregate consideration to be paid by Hilton to the holders of Bally Common Stock in the Merger (with and without accounting for the synergies and other cost reductions estimated by Hilton's and Bally's respective managements) to the ratios implied by mean (calculated excluding the high and low multiple) of the Casino Resort Transactions, the Taj Mahal Transaction and the Caesars Transaction. The ratio of enterprise value implied by the consideration paid to LTM Revenues for the mean of the Casino Resort Transactions was 1.6x, 1.7x for the Taj Mahal Transaction, 1.8x for the Caesars Transaction and 2.8x for the Transaction (both with and without giving effect to synergies and other cost reductions). The ratio of enterprise value implied by the consideration paid to LTM EBITDA for the mean of the Casino Transactions was 8.7x, 6.8x for the Taj Mahal Transaction, 9.lx for the Caesars Transaction, 10.7x in the Transaction without giving effect to synergies and other cost reductions and 10.0x in the Transaction after giving effect to synergies and other cost reductions. The ratio of enterprise value implied by the consideration paid to LTM EBIT was 12.2x for the mean of the Casino Resort Transactions, 9.9x for the Taj Mahal Transaction, 13.5x for the Caesars Transaction, 15.2x for the Transaction without giving effect to synergies and other cost reductions and 13.8x for the Transaction after giving effect to the synergies and other cost reductions. DLJ also separately considered the effects of transaction costs associated with the Merger on these ratios.

  Discounted Cash Flow Valuation Analysis. DLJ performed a discounted cash flow analysis of Bally. DLJ performed its analysis using Bally's management's estimates of future performance and the future results of operations of Bally. DLJ selected a range of terminal exit multiples of 8.0 to 10.0 times EBITDA and a range of weighted average cost of capital from 10.0% to 15.0% based upon its subjective judgments about, among other things, the capital markets, Bally prospects and the gaming industry. The terminal exit multiple represents an estimate of the value of Bally earnings at the end of the three year period covered by Bally's management's projections and an additional two year period covered by an extrapolation of Bally's management projections by DLJ. This analysis implied a per share value of Bally ranging from $30.80 to $51.27.

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

  Contribution Analysis. DLJ reviewed the relative contribution to Hilton after the Merger of Hilton, as a stand alone enterprise, and Bally, as a stand alone enterprise. DLJ relied upon estimates of 1995, 1996, 1997 and 1998 financial information provided by Hilton's and Bally's respective managements. Hilton and Bally provided 67.4% and 32.6%, respectively, of the combined enterprise value. The projections made by Bally's and Hilton's management reveal, over the four year period, that Hilton would provide from 61.7% to 55.6% of combined revenues; from 67.1% to 60.1% of combined EBITDA and from 65.4% to 57.8% of combined EBIT. On a corresponding basis Bally would provide from 38.3% to 44.4% of combined revenues, from 32.9% to 39.9% of combined EBITDA and from 34.6% to 42.2% of combined EBIT. Bally would contribute 12.3% of tangible book value to the combined company after the Merger.

  Premium Analysis. DLJ calculated the premium, represented by multiplying Hilton's stock price by the Conversion Ratio to Bally's closing stock prices on the day, week and four weeks prior to June 6, 1996, the date the Merger was announced, that Hilton will pay to the holders of Bally Common Stock in connection with the Merger. Based upon Bally's closing stock price of $26.13, $24.38 and $22.13 on June 5, May 30 and May 9, 1996, respectively, the Conversion Ratio would have represented premiums of 5.1%, 12.1% and 24.1%, respectively, for the day before, the week prior to, and four weeks prior to, the announcement of the Merger. DLJ also examined the premiums paid in recent transactions of comparable size. The average premium to the closing price of the common stock of the targets on the day, week and four weeks prior to the announcement of such transactions was 31.1%, 34.7% and 42.0%, respectively.

  Stock Trading Price History. DLJ also reviewed the history of trading prices for the Bally Common Stock over the last twelve months. Over the 52 weeks prior to the announcement of the Merger, Bally Common Stock traded between $26.13 and $9.44 per share and had a price immediately prior to announcement of the Merger of $26.13 per share. DLJ also reviewed the history of trading prices for the Bally Common Stock for the periods 90 days and 30 days prior to the announcement of the Merger. Over the 90 days prior to the announcement of the Merger, Bally Common Stock traded between $26.13 and $15.50 per share. Over the 30 days prior to the announcement of the Merger, Bally Common Stock traded between $26.13 and $19.75 per share.

  The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. Furthermore, in arriving at its fairness opinion, DLJ did not attribute any particular weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter, as amended, Hilton has agreed to pay DLJ (i) an initial retainer fee of $100,000 and (ii) a fee of $1,000,000 for rendering its fairness opinion. In addition, Hilton has agreed to pay DLJ $10,000,000, less the amounts set forth in (i) and (ii) above, upon consummation of the Merger. Additionally, in the event that Hilton does not consummate the Merger and Hilton receives any termination fees from Bally, DLJ shall receive $5.0 million (provided that this fee shall not be greater than 10.0% of any payment received from Bally in the event the Merger is not consummated). Hilton has also agreed to reimburse DLJ for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of DLJ's counsel) incurred in connection with its engagement, and to indemnify DLJ and certain of its related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Hilton believe are customary in transactions of this nature, were negotiated at arm's length between Hilton and DLJ. In May 1996, DLJ was the lead manager of an offering by Hilton of $500,000,000 of 5% Convertible Subordinated Notes due 2006 for which DLJ received approximately $6,500,000.

  In the ordinary course of business, DLJ actively trades the debt and equity securities of Hilton and Bally for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINIONS OF FINANCIAL ADVISORS TO BALLY

  Opinion of Goldman Sachs. On June 6, 1996, Goldman Sachs delivered its oral opinion to the Bally Board of Directors that, based upon and subject to the matters set forth therein and based upon such other matters as it considered relevant, as of the date of such opinion, the Merger Consideration to be received by the holders of Bally Common Stock pursuant to the Merger Agreement was fair to such holders. Goldman Sachs subsequently confirmed its oral opinion by delivering to the Bally Board of Directors its written opinion, dated as of the date hereof, that, based upon and subject to the matters set forth therein and based upon such other matters as it considered relevant, as of the date hereof, the total consideration to be received by the holders of Bally Common Stock pursuant to the Merger Agreement is fair to such holders.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS OPINION IS NECESSARILY BASED ON ECONOMIC, MARKET AND OTHER CONDITIONS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO IT AS OF, THE DATE HEREOF. SUBSEQUENT DEVELOPMENTS MAY AFFECT SUCH OPINION. HOLDERS OF BALLY COMMON STOCK ARE URGED TO READ, AND SHOULD READ, THE GOLDMAN SACHS OPINION IN ITS ENTIRETY AND CONSIDER IT CAREFULLY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE GOLDMAN SACHS OPINION IS ADDRESSED TO THE BALLY BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSED MERGER.

  In connection with its written opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) the Registration Statement on Form S-4, including this Joint Proxy Statement/Prospectus; (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Bally and Hilton for the five years ended December 31, 1995; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bally and Hilton; (v) certain other communications from Bally and Hilton to their respective stockholders; and
(vi) certain internal financial analyses and forecasts for Bally and Hilton prepared by Bally's and Hilton's management, respectively, including forecasts of certain cost savings, operating efficiencies, and financial synergies (collectively, the "Synergies") expected to be achieved as a result of the Merger prepared by Bally's management. Goldman Sachs also held discussions with members of the senior management of Bally and Hilton regarding the past and current business operations, financial condition and future prospects of their respective companies and the combined company resulting from the Merger, and regarding their assessment of the strategic fit and implications of the Merger and the Synergies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Bally Common Stock and Hilton Common Stock, compared certain financial and stock market information for Bally and Hilton with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the gaming and lodging industries specifically and in other industries generally. Goldman Sachs also reviewed and performed such other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it or conveyed to it in discussions with the senior managements of Bally and Hilton for purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Bally or Hilton or any of their respective subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with Bally's consent, that the financial forecasts of Bally and Hilton (and the assumptions and bases therefor), as well as the Synergies, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of Bally and Hilton, as the case may be, and that such Synergies will be realized in the amounts and at the times projected.

  Goldman Sachs did not express any opinion as to the prices at which the Hilton Common Stock will trade following the consummation of the Merger or the prices at which the Bally Common Stock or the Hilton Common Stock will trade between the announcement of and the consummation of the Merger.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses as a whole and did not draw any specific conclusions from or with regard to any one method of analysis. No company or transaction used in such analyses as a comparison is identical to Bally or Hilton or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Bally Board of Directors as to the fairness of the Merger Consideration to be received by the holders of Bally Common Stock pursuant to the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bally, Hilton, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion and presentation to the Bally Board of Directors was one of many factors taken into consideration by the Bally Board of Directors in making its determination to approve the Merger Agreement. The following summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Bally, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. In addition, Goldman Sachs is a full service securities firm and in the ordinary course of its trading activities may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of Bally or Hilton.

  In consideration for Goldman Sachs' services as financial advisor to Bally, Bally has agreed to pay to Goldman Sachs a fee equal to 0.44% of the aggregate purchase price paid in a business combination transaction involving Bally, such as the Merger, but in no event less than $8,000,000, payable upon consummation of such business combination. Bally has also agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including fees and disbursements of their legal counsel, incurred in connection with its activities as financial advisor to Bally, and to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

  Opinion of Merrill Lynch. On June 6, 1996, Merrill Lynch delivered its oral opinion to the Bally Board of Directors that, on the basis of and subject to the matters set forth therein, as of the date of such opinion, the proposed consideration to be received by the holders of Bally Common Stock (other than Hilton and its affiliates) in the Merger was fair to such holders from a financial point of view. Merrill Lynch subsequently confirmed its

June 6, 1996 opinion by delivering to the Bally Board of Directors its written opinion, dated as of the date hereof, that, on the basis of and subject to the matters set forth therein, as of the date hereof, the proposed consideration to be received by the holders of Bally Common Stock (other than Hilton and its affiliates) in the Merger is fair to such holders from a financial point of view.

  THE FULL TEXT OF THE OPINION OF MERRILL LYNCH DATED THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. MERRILL LYNCH'S OPINION IS NECESSARILY BASED ON ECONOMIC, MARKET AND OTHER CONDITIONS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO IT AS OF, THE DATE HEREOF. SUBSEQUENT DEVELOPMENTS MAY AFFECT SUCH OPINION. HOLDERS OF BALLY COMMON STOCK ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY AND CONSIDER IT CAREFULLY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE BALLY BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSED MERGER.

  In arriving at its written opinion, Merrill Lynch, among other things: (i) reviewed Bally's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Bally's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996; (ii) reviewed Hilton's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Hilton's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Bally and Hilton furnished to Merrill Lynch by Bally and Hilton, respectively, as well as the cost savings and related expenses and synergies expected to result from the Merger, furnished to Merrill Lynch by Bally; (iv) conducted discussions with members of senior management of Bally and Hilton concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for the Bally Common Stock and the Hilton Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Bally and Hilton, respectively; (vi) compared the results of operations of Bally and Hilton with those of certain companies which Merrill Lynch deemed to be reasonably similar to Bally and Hilton, respectively; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant;
(viii) considered the pro forma effect of the Merger on the earnings, cash flow, consolidated capitalization and certain financial ratios of Hilton; (ix) reviewed the Merger Agreement; (x) reviewed the Registration Statement on Form S-4, including this Joint Proxy Statement/Prospectus; and (xi) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

  Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of Bally and Hilton and all information made publicly available by Bally and Hilton, and did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Bally or Hilton and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not make any physical inspection of the properties or assets of Bally or Hilton. With respect to the financial forecasts furnished by Bally and Hilton, Merrill Lynch assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of the management of Bally and Hilton, respectively, as to the expected future financial performance of Bally and Hilton, respectively, and of the management of Bally as to the cost savings and related expenses and synergies expected to result from the Merger. Merrill Lynch further assumed that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code. Merrill Lynch's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

  Merrill Lynch did not express any opinion as to the prices at which the Hilton Common Stock will trade following the consummation of the Merger or the prices at which the Bally Common Stock or the Hilton Common Stock will trade between the announcement of and the consummation of the Merger.

  In arriving at its opinion, Merrill Lynch performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch. In addition, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion and its report to the Bally Board of Directors. Merrill Lynch did not draw any specific conclusions from or with regard to any one method of analysis. The matters considered by Merrill Lynch in arriving at its opinion that, as of the date of such opinion, the proposed consideration to be received by the holders of Bally Common Stock (other than Hilton and its affiliates) in the Merger is fair to such holders from a financial point of view, are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Bally's or Hilton's control. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to Bally or Hilton. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  The Bally Board of Directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Bally and its business. Merrill Lynch has, in the past, provided financial advisory and financing services to Bally and Hilton and has received fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade Bally Common Stock and other securities of Bally, as well as securities of Hilton, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In consideration for Merrill Lynch's services as financial advisor to Bally, Bally has agreed to pay to Merrill Lynch a fee equal to 0.22% of the aggregate purchase price paid in a business combination transaction involving Bally, such as the Merger, but in no event less than $4,000,000, payable upon consummation of such business combination. Bally has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including fees and disbursements of its legal counsel, incurred in connection with its activities as financial advisor to Bally, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

  Financial Analyses. The following is a summary of the material financial analyses used by Goldman Sachs and Merrill Lynch in connection with their joint presentation to the Bally Board of Directors with regard to their oral opinions on June 6, 1996. Such presentation and the following summary thereof do not reflect the Stock Split. Goldman Sachs and Merrill Lynch, respectively, relied upon analysis such as those below in connection with providing their written opinions dated as of the date hereof.

  (i) Historical Stock Price Analysis. Goldman Sachs and Merrill Lynch reviewed the performance of the per share closing market prices of Bally Common Stock and Hilton Common Stock over the period from June 3, 1991 through June 3, 1996. Goldman Sachs and Merrill Lynch then compared the movement of such closing prices for Bally Common Stock with the movement of the Standard & Poor's 400 Index and with a composite index of certain large capitalization gaming companies, specifically, Circus Circus Enterprises, Inc., Harrah's

Entertainment, Inc., ITT Corporation, MGM Grand, Inc., Mirage Resorts, Incorporated, Trump Hotels & Casino Resorts, Inc. (collectively, the "Large Cap Gaming Companies") and Hilton. Goldman Sachs and Merrill Lynch also compared the movement of such closing prices for Hilton Common Stock over the period from June 3, 1993 through June 3, 1996 with the movement of a composite index of the Large Cap Gaming Companies, including Bally, and with a composite index of certain hotel companies, specifically, HFS Incorporated, Host Marriott Corporation, La Quinta Inns, Inc., Marriott International, Inc., ITT Corporation and The Promus Companies Incorporated.

  Goldman Sachs and Merrill Lynch also reviewed the historical ratios of the closing market prices of Bally Common Stock to Hilton Common Stock over the period from June 3, 1993 through June 3, 1996 and compared such ratios with the Exchange Ratio (defined as the Conversion Number without giving effect to the Stock Split) of 0.250. Goldman Sachs and Merrill Lynch noted that the ratio of the closing market prices of Bally Common Stock to Hilton Common Stock for the one-year period and three-year period ended June 3, 1996 were
0.185 and 0.159, respectively.

  (ii) Selected Comparable Companies Analysis. Goldman Sachs and Merrill Lynch compared certain publicly available financial and operating data and projected financial performance (based on Institutional Brokers Estimate System estimates (a composite of research analysts' estimates)) of the Large Cap Gaming Companies, including Hilton, and certain small capitalization gaming companies, specifically, Boyd Gaming Corporation, Primadonna Resorts, Inc., Showboat, Incorporated, Station Casinos, Inc. and Aztar Corporation (collectively, the "Small Cap Gaming Companies"), with similar financial and operating data and projected financial performance of Bally. Data for Bally was analyzed both at June 5, 1996 (the "June Bally Statistics"), the day before Goldman Sachs and Merrill Lynch presented their analyses to the Bally Board of Directors, and at March 28, 1996 (the "March Bally Statistics") , the day prior to the first public commentary regarding a possible acquisition of Bally. Such analysis indicated: (a) mean and median values of levered market capitalization (i.e., market value of common equity plus face value of preferred stock, debt and minority interest less cash, cash equivalents and marketable securities) as a multiple of latest twelve months' ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") of 14.5x and 14.0x, respectively, for the Large Cap Gaming Companies, including Hilton, and 10.4x and 10.8x, respectively, for the Small Cap Gaming Companies (as compared to corresponding values of 7.2x for Bally based on the March Bally Statistics and 8.6x for Bally based on the June Bally Statistics); (b) mean and median values of levered market capitalization as a multiple of LTM earnings before interest and taxes ("EBIT") of 18.8x and 19.0x, respectively, for the Large Cap Gaming Companies, including Hilton, and 17.5x and 18.3x, respectively, for the Small Cap Gaming Companies (as compared to corresponding values of 10.4x for Bally based on the March Bally Statistics and 12.4x for Bally based on the June Bally Statistics); (c) based on consensus analysts' estimates, mean and median 1996 price to earnings multiples of 24.5x and 25.2x, respectively, for the Large Cap Gaming Companies, including Hilton, and 20.9x and 20.7x, respectively, for the Small Cap Gaming Companies (as compared to corresponding values of 21.2x for Bally based on the March Bally Statistics and 30.7x for Bally based on the June Bally Statistics); (d) mean and median values for price as a percentage of the 52-week high trading price of 99% and 100% for the Large Cap Gaming Companies, including Hilton, and 88% and 90% for the Small Cap Gaming Companies (as compared to corresponding values of 62% for Bally based on the March Bally Statistics and 100% for Bally based on the June Bally Statistics); (e) based on consensus analysts' estimates, mean and median 1997 price to earnings multiples of 20.8x, for the Large Cap Gaming Companies, including Hilton, and 16.lx and 15.8x, respectively, for the Small Cap Gaming Companies (as compared to corresponding values of 14.9x for Bally based on the March Bally Statistics and 20.9x for Bally based on the June Bally Statistics); (f) mean and median consensus analysts' five year earnings per share growth rate estimates of 18.7% and 18.0%, respectively, for the Large Cap Gaming Companies, including Hilton, and 19.3% and 19.5%, respectively, for the Small Cap Gaming Companies (as compared to corresponding values of 15.0% for Bally based on the March Bally Statistics and 13.5% for Bally based on the June Bally Statistics); (g) mean and median LTM EBITDA margins (i.e., the ratio of EBITDA to gross revenues) of 23.4% and 26.4%, respectively, for the Large Cap Gaming Companies, including Hilton, and 21.5% and 21.9%, respectively, for the Small Cap Gaming Companies (as compared to corresponding values of 26.1% for Bally based on the March Bally Statistics and 26.4% for

Bally based on the June Bally Statistics); and (h) mean and median ratios of debt (i.e., face value of preferred stock and debt) to levered market capitalization of 15% and 13%, respectively, for the Large Cap Gaming Companies, including Hilton, and 39% and 42%, respectively, for the Small Cap Gaming Companies (as compared to corresponding values of 53% for Bally based on the March Bally Statistics and 41% for Bally based on the June Bally Statistics).

  Goldman Sachs and Merrill Lynch also compared certain publicly available financial and operating data and projected financial performance (based on Institutional Brokers Estimate System estimates) of the Large Cap Gaming Companies, including Bally, and certain hotel and other companies, specifically, ITT Corporation, Carnival Corporation, Marriott International, Inc., La Quinta Inns, Inc., The Promus Companies Incorporated and Doubletree Corporation (collectively, the "Lodging Companies"), with similar financial and operating data and projected financial performance of Hilton as of June 5, 1996. Such analysis indicated: (a) mean and median values of levered market capitalization as a multiple of LTM EBITDA of 14.9x and 13.2x, respectively, for the Lodging Companies and 13.9x and 14.0x, respectively, for the Large Cap Gaming Companies, including Bally (as compared to a corresponding value of 12.7x for Hilton); (b) mean and median values of levered market capitalization as a multiple of LTM EBIT of 18.9x and 17.5x, respectively, for the Lodging Companies and 18.0x and 19.0x, respectively, for the Large Cap Gaming Companies, including Bally (as compared to a corresponding value of 17.9x for Hilton); (c) based on consensus analysts' estimates, mean and median 1996 price to earnings multiples of 23.6x and 23.5x, respectively, for the Lodging Companies and 24.9x and 25.2x, respectively, for the Large Cap Gaming Companies, including Bally (as compared to a corresponding value of 27.9x for Hilton); (d) mean and median values for price as a percentage of the 52-week high trading price of 96% for the Lodging Companies and 99% and 100%, respectively, for the Large Cap Gaming Companies, including Bally (as compared to a corresponding value of 100% for Hilton); (e) based on consensus analysts' estimates, mean and median 1997 price to earnings multiples of 19.7x for the Lodging Companies and 20.3x and 20.8x, respectively, for the Large Cap Gaming Companies, including Bally (as compared to a corresponding value of 24.0x for Hilton); (f) mean and median consensus analysts' five year earnings per share growth rate estimates of 20.9% and 21.0%, respectively, for the Lodging Companies and 18.8% and 18.0%, respectively, for the Large Gap Gaming Companies, including Bally (as compared to a corresponding value of 13.0% for Hilton); (g) mean and median LTM EBITDA margins (i.e., the ratio of EBITDA to gross revenues) of 28.9% and 29.2%, respectively, for the Lodging Companies and 22.9% and 26.4%, respectively, for the Large Cap Gaming Companies, including Bally (as compared to a corresponding value of 29.7% for Hilton); and (h) mean and median ratios of debt to total market capitalization of 14% and 11%, respectively, for the Lodging Companies and 19% and 15%, respectively, for the Large Cap Gaming Companies, including Bally (as compared to a corresponding value of 13% for Hilton).

  (iii) Selected Comparable Transaction Analysis. Goldman Sachs and Merrill Lynch reviewed certain publicly available information regarding the acquisition of Caesar's World Inc. by ITT Corporation announced on December 19, 1994, which was the only recent acquisition of a large capitalization public gaming company that Goldman Sachs and Merrill Lynch deemed relevant, and compared such information to similar information regarding the Merger. The analysis showed, among other things, that the implied EBITDA transaction multiples for the Merger exceeded the EBITDA multiples for the Caesars World transaction, with (a) LTM EBITDA multiples of 9.4x for the Caesars World transaction and 10.6x for the Merger based on the March Bally Statistics at an assumed price per share of Hilton Common Stock of $114.00, which approximated the per share price of Hilton Common Stock immediately prior to the rendering of the analysis; and (b) an estimated 1995 EBITDA multiple of 8.1x for Caesars World (based upon then current research estimates) and an estimated 1996 EBITDA multiple of 9.3x for the Merger (based on Bally management's estimates).

  (iv) Review of Implied Transaction Multiples. Goldman Sachs and Merrill Lynch reviewed certain implied transaction multiples based on the Exchange Ratio and a range of Hilton Common Stock prices from $80.00 to $116.00 per share. Based on an assumed price per share of Hilton Common Stock of $114.00, which approximated the per share price of Hilton Common Stock immediately prior to the rendering of the analysis, such analysis indicated: (a) with respect to EBITDA, multiples of 11.3x 1995 EBITDA, 10.6x LTM EBITDA, 9.3x estimated 1996 EBITDA (based on Bally management's EBITDA estimates), and 7.8x estimated 1997

EBITDA (based on Bally management's EBITDA estimates); (b) with respect to earnings per share, multiples of 54.8x 1995 earnings per share, 30.3x estimated 1996 earnings per share (based on Bally management's earnings per share estimates), 19.3x estimated 1997 earnings per share (based on Bally management's earnings per share estimates), 33.5x estimated 1996 earnings per share (based on Institutional Brokers Estimate System estimates), and 22.8x estimated 1997 earnings per share (based on Institutional Brokers Estimate System estimates); (c) with respect to the weighted average Bally Common Stock price per share over the period from March 28, 1995 to March 28, 1996, a premium of 129%; and (d) with respect to the weighted average Bally Common Stock price over the period from June 5, 1995 to June 5, 1996, a premium of 67%.

  (v) Discounted Cash Flow Analysis. Goldman Sachs and Merrill Lynch performed a discounted cash flow analysis of Bally, on a stand-alone basis, and Hilton, on a stand-alone basis, based upon estimates of projected financial performance prepared by the managements of Bally and Hilton, respectively. Utilizing these projections, Goldman Sachs and Merrill Lynch calculated a range of implied per share equity values based upon the discounted net present value of the sum of:
(a) the projected stream of unlevered free cash flows from 1996 to the year 2000; (b) the projected terminal value at such year based upon a range of multiples of projected EBITDA; and (c) an assumed cash value net of debt. Goldman Sachs and Merrill Lynch applied several discount rates (ranging from 12% to 18% for Bally and 10% to 16% for Hilton) and multiples of EBITDA (ranging from 7.0x to 9.0x for Bally and 10.0x to 12.5x for Hilton). Utilizing this methodology, the implied present value per share of Bally Common Stock ranged from $18.63 to $37.85, and the implied present value per share of Hilton Common Stock ranged from $81.71 to $136.34.

  (vi) Pro Forma Merger Analysis. Goldman Sachs and Merrill Lynch also analyzed certain pro forma effects resulting from the Merger based on the Exchange Ratio, including the potential impact of the Merger on the estimated earnings per share of Hilton for the years 1996 through 2000. Such analysis was based on estimates of Bally management on projected annual pre-tax combination benefits of approximately $37 million. The analysis indicated that the Merger would be accretive on an earnings per share basis for the years 1996 through 2000. Goldman Sachs and Merrill Lynch also performed a sensitivity analysis of the potential impact of the Merger on the estimated earnings per share of Hilton for the years 1996 through 1998, for a range of prices of Hilton Common Stock from $96.00 to $108.00 per share, at which levels Hilton would be required to pay an Additional Cash Payment of up to $3.00 per share to the holders of Bally Common Stock. The Merger remained accretive on an earnings per share basis for the three years analyzed.

  (vii) Pro Forma Contribution Analysis. In addition, Goldman Sachs and Merrill Lynch compared the relative equity ownership of the stockholders of Bally and stockholders of Hilton to the combined company of 25.9% and 74.1%, respectively, to the relative contributions of each of Bally and Hilton to the combined company for the years 1995 through 1997 to net income, book value as of March 31, 1996 and equity market capitalization as of March 28, 1996 and June 5, 1996. Such analysis was based on estimates prepared by Bally management with respect to Bally and was based on estimates prepared by Hilton management with respect to Hilton. The analysis indicated, among other things: that Bally would have contributed approximately 15.6% of the actual 1995 net income, 24.9% of the estimated 1996 net income and 29.0% of the estimated 1997 net income of the combined company; 18.6% of the March 31, 1996 book value of the combined company; 19.2% of the equity market capitalization as of March 28, 1996 of the combined company; and 24.6% of the equity market capitalization as of June 5, 1996 of the combined company. Goldman Sachs and Merrill Lynch also compared the relative contributions of the stockholders of Bally and the stockholders of Hilton to the total enterprise value (i.e., market value of common equity assuming conversion of preferred stock and exercise of all in-the-money stock options plus the face value of debt and minority interest less cash, cash equivalents and marketable securities) of the combined company of 31.9% and 68.1% to the relative contributions of each of Bally and Hilton to the combined company for the years 1995 through 1997 to EBITDA, EBIT and levered market capitalization. Such analysis was based on estimates prepared by Bally management with respect to Bally and was based on estimates prepared by Hilton management with respect to Hilton. The analysis indicated, among other things, that Bally would have contributed approximately 35.1% of the actual 1995 EBITDA, 37.4% of the estimated 1996 EBITDA and 37.1% of the estimated 1997 EBITDA of the combined company; 34.6% of the actual 1995 EBIT, 39.8% of the estimated 1996 EBIT and 39.0% of the estimated 1997 EBIT of the combined company; 27.6% of the levered market capitalization as of March 28, 1996 of the combined company; and 30.6% of the levered market capitalization as of June 5, 1996 of the combined company.

REGULATORY APPROVALS

  Antitrust. Transactions such as the Merger are reviewed by the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have been satisfied. Hilton and Bally filed notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC under the HSR Act on July 17, 1996 and July 12, 1996, respectively. The applicable waiting periods for both Hilton and Bally expired on August 16, 1996 with no request for additional information having been made.

  At any time before or after the Effective Time, the DOJ, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Hilton to divest itself, in whole or in part, of Bally or of other businesses conducted by Hilton. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Hilton and Bally will prevail.

  Gaming Regulation. The gaming operations of each of Hilton and Bally are subject to extensive regulation, and each of Hilton and Bally hold gaming licenses or permits in each jurisdiction in which it operates gaming activities. In each such jurisdiction, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the Merger. Hilton's obligations to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the condition that all necessary gaming regulatory approvals and authorizations shall have been obtained. See "The Merger Agreement--Conditions to the Merger."

  Review of the Merger by gaming regulatory authorities will involve examination of the structure of the combined company and its financial stability after the Merger and may require the demonstration of qualifications of key individuals associated with the combined company, i.e. officers, directors, major stockholders and other individuals deemed appropriate by the gaming regulatory authorities.

  The failure to obtain the required approval of the Merger or the failure to comply with the procedural requirements prescribed by any applicable gaming regulatory authority or the failure of the combined company to qualify or make disclosure or applications as required under the laws and regulations of any applicable gaming regulatory authority may result in the loss of license or denial of application for licensure in any such jurisdiction. See "Regulation and Licensing." In addition, in connection with the regulatory approvals to be obtained in New Jersey in connection with the Merger, the Hilton and Bally Boards of Directors may choose to consummate the Merger upon the receipt of interim casino authorization from New Jersey regulators. In the event that following the consummation of the Merger final casino authorization were withheld, the New Jersey gaming regulators would have the right to take remedial action, including action which would result in the divestiture of Hilton's ownership of the stock of the Bally subsidiaries licensed to operate in New Jersey. See "Regulation and Licensing--New Jersey Gaming Laws."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. After the Effective Time of the Merger, the results of operations of Bally will be included in the consolidated financial statements of Hilton. On the date that the Merger becomes effective, the cost of Bally to Hilton, based upon (i) the value of shares of Hilton Common Stock exchanged for Bally Common Stock and the Hilton Common Stock equivalent value of Hilton PRIDES exchanged for Bally PRIDES based on the average of the quoted market prices of Hilton Common Stock (A) for three day periods both before and after the Merger was announced, or (B) on the third Trading Day prior to the date upon which the Merger is consummated in the event any Additional Cash Payment is to be made, in each case as adjusted for the Stock Split, and (ii) costs incurred by Hilton related to the Merger, will be allocated to the net assets of Bally acquired based upon their respective estimated fair market values.

APPRAISAL RIGHTS

  In the event any Additional Cash Payment is made in connection with the Merger, any holder of Bally Common Stock will have the right to dissent from the Merger and demand and perfect appraisal rights in accordance with the conditions established by Section 262 of the DGCL ("Section 262"). While determination as to whether there will be any Additional Cash Payment will be made after the Bally Special Meeting, in order to preserve their rights, stockholders who wish to exercise their statutory appraisal rights must submit a written demand for appraisal prior to the Bally Special Meeting and comply with the other procedural requirements of Section 262 described below.

  SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX E. THIS DISCUSSION AND APPENDIX E SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, IF AVAILABLE, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS, IF AVAILABLE.

  A record holder of Bally Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Bally Common Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Bally Common Stock" are to the record holder or holders of shares of Bally Common Stock. Except as set forth herein, stockholders of Bally will not be entitled to appraisal rights in connection with the Merger. Holders of Bally PRIDES and stockholders of Hilton will have no appraisal rights in connection with the Merger.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Bally Special Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. This Joint Proxy Statement/Prospectus shall constitute such notice to the record holders of Bally Common Stock.

  Holders of shares of Bally Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to Bally prior to the vote by the stockholders of Bally on the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of Bally Common Stock be voted against the proposal or that an abstention be registered with respect to his or her shares of Bally Common Stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of Bally Common Stock because, in the absence of express contrary instructions, such shares of Bally Common Stock will be voted in favor of the proposal. Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of Bally Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Bally of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the Bally Common Stock. A person having a beneficial interest in shares of Bally Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Bally Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Bally Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

  A record owner, such as a broker, fiduciary or other nominee, who holds shares of Bally Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Bally Common Stock outstanding in the name of such record owner.

  A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: Bally Entertainment Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631. Attention: James S. Montana, Jr., Senior Vice President and Secretary.

  The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Bally Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

  Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Hilton to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, Bally stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Bally Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by Bally and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

  If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Bally Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Holders of shares of Bally Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of Bally, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any holder of shares of Bally Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Bally Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the surviving corporation has no obligation to file such a petition, and Hilton has no present intention to do so, any holder of shares of Bally Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

RESALE OF HILTON STOCK

  All shares of Hilton Common Stock and Hilton PRIDES received by holders of Bally Common Stock and Bally PRIDES in the Merger will be freely transferable, except that shares of Hilton Common Stock received by persons deemed to be "affiliates" (as defined under the Securities Act) of Bally at the Effective Time may be resold only in certain permitted circumstances set forth in Rules 144 and 145 under the Securities Act. This Joint Proxy Statement/Prospectus does not cover resales of Hilton Common Stock received by any person who may be deemed to be an affiliate of Bally.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a general summary of the material United States Federal income tax consequences of the Merger. This discussion is based upon the Code, regulations, proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Internal Revenue Service (the "Service"), in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. It is assumed that shares of Bally Common Stock and shares of Bally PRIDES are held as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of Federal income taxation that might be relevant to particular holders of Bally Common Stock and Bally PRIDES in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the Federal income tax laws, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Bally Common Stock and Bally PRIDES as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar. In addition, this discussion does not address the tax consequences to holders of options under the Bally stock option plans or other persons who have received their Bally Common Stock as compensation. Neither Hilton nor Bally has requested or will receive a ruling from the Service as to the tax consequences of the Merger.

  HOLDERS OF BALLY COMMON STOCK AND BALLY PRIDES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES OF THE MERGER

  The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of Hilton to consummate the Merger that Hilton shall have received an opinion from Latham & Watkins to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by Hilton or Bally as a result of the Merger. It is a condition to the obligation of Bally to consummate the Merger that Bally shall have received an opinion from Weil, Gotshal & Manges LLP to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a holder of Bally Common Stock or Bally PRIDES as a result of the Merger except (i) with respect to cash received by such holder in lieu of fractional shares; and (ii) if a holder of Bally Common Stock receives the Additional Cash Payment, gain, if any, realized by a holder of Bally Common Stock pursuant to the Merger will be recognized, but not in excess of the Additional Cash Payment received. In rendering such opinions, counsel to each of Hilton and Bally will rely upon certain representations made by Hilton, Bally, and certain stockholders of Bally.

  Assuming the Merger is treated as a reorganization within the meaning of
Section 368(a) of the Code, no gain or loss will be recognized for Federal income tax purposes by Hilton or Bally as a result of the Merger. Subject to the discussion under "Receipt of Additional Cash Payment" below and except as described below with respect to cash received in lieu of fractional shares, a holder of Bally Common Stock or Bally PRIDES will not recognize gain or loss on the exchange of shares of Bally Common Stock or Bally PRIDES for Hilton Common Stock or Hilton PRIDES, respectively, pursuant to the Merger. The aggregate tax basis of the Hilton Common Stock and Hilton PRIDES received by such holder will be the same as the aggregate tax basis of the Bally Common Stock and Bally PRIDES surrendered therefor (reduced by the amount of such tax basis allocable to fractional shares for which cash is received and adjusted as provided for below in the event the Additional Cash Payment is received). The holding period of the Hilton Common Stock and Hilton PRIDES will include the holding period of the Bally Common Stock and Bally PRIDES surrendered therefor.

  Receipt of Additional Cash Payment. If holders of Bally Common Stock receive the Additional Cash Payment pursuant to the Merger, a holder of Bally Common Stock will realize gain or loss equal to the difference between (i) the sum of the Additional Cash Payment and the fair market value of the Hilton Common Stock received; and (ii) the aggregate tax basis in Bally Common Stock surrendered therefor. However, any such loss will not be recognized, and any such gain will only be recognized to the extent of the Additional Cash Payment received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares of Bally Common Stock surrendered in the Merger, and a loss realized on one block of shares of Bally Common Stock cannot be used to offset a gain realized on another block of shares of Bally Common Stock. Any such gain recognized generally will be treated as capital gain and will be long-term if the Bally Common Stock surrendered in the Merger has been held for more than one year at the Effective Time unless the Additional Cash Payment received has the effect of the distribution of a dividend, in which case the gain would be treated as a dividend, taxable as ordinary income, to the extent of the holder's share of Bally's accumulated earnings and profits.

  For purposes of determining whether the Additional Cash Payment received has the effect of the distribution of a dividend, the holder is treated as if such holder first exchanged all of such holder's Bally Common Stock and, if applicable, Bally PRIDES, solely for Hilton Common Stock and, if applicable, Hilton PRIDES, respectively, and then Hilton immediately redeemed (the "deemed Hilton redemption") a portion of such Hilton Common Stock in exchange for the Additional Cash Payment the holder actually received. Under this analysis, in general, if the receipt of the Additional Cash Payment in this deemed Hilton redemption by a holder of Bally Common Stock results in a "substantially disproportionate" reduction in such holder's interest in Hilton or is "not essentially equivalent to a dividend", the receipt of the Additional Cash Payment will not have the effect of the distribution of a dividend. For purposes of this determination, the holder's interest in Hilton before the deemed Hilton redemption is compared to such holder's interest in Hilton after the deemed Hilton redemption, taking into account in each case any Hilton stock constructively owned by such holder as a result of the application of the attribution rules of Section 318 of the Code. If (taking into account actual ownership and ownership by attribution) the holder's interest in the voting stock of Hilton has declined, as a result of the deemed Hilton redemption, by more than 20 percent, then the receipt of the Additional Cash Payment will not be taxed as a dividend. If such interest in the voting stock of Hilton has declined, as a result of the deemed Hilton redemption, by 20 percent or less, then generally, in the case of a minority shareholder who is neither an officer or director of Hilton or who exercises no control over Hilton's corporate affairs, the receipt of the Additional Cash Payment likely would not be taxed as a dividend. Holders of Bally Common Stock should consult with their own tax advisors as to whether the receipt of the Additional Cash Payment has the effect of a distribution of a dividend, and, if so, the consequences thereof.

  The aggregate tax basis of the Hilton Common Stock received by a holder of Bally Common Stock who receives an Additional Cash Payment will be the same as the aggregate tax basis of the Bally Common Stock surrendered therefor, decreased by the Additional Cash Payment received (and cash received in lieu of fractional shares) and increased by any recognized gain (whether capital gain or dividend income). The holding period of the Hilton Common Stock will include the holding period of the Bally Common Stock surrendered therefor.

  Cash In Lieu of a Fractional Share. Cash received by a holder of Bally Common Stock in lieu of a fractional share interest in Hilton Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for Federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Bally Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss and will be long-term if such share of Bally Common Stock has been held for more than one year at the Effective Time.

  Certain Foreign Holders. While as set forth above, this general discussion does not address the special treatment of foreign persons under the Federal income tax laws, holders of Bally Common Stock and Bally PRIDES who are foreign persons are urged to consult their tax advisors concerning the effect of special rules which, depending on their particular facts and circumstances, may be applicable to them upon consummation of the Merger if Bally is or has been a "United States real property holding company" within the meaning of
Section 897(c)(2) of the Code.

  Backup Withholding. Under the Code, a holder of Bally Common Stock may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the amount of the Additional Cash Payment, if any, received pursuant to the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's Federal income tax liability, provided the required information is furnished to the Service.

  For a description of certain Federal income tax consequences relating to the ownership and disposition of Hilton PRIDES issuable in the Merger, see "Description of the Hilton PRIDES--Certain Federal Income Tax Considerations" and "Description of the Hilton PRIDES--Certain Federal Income Tax
Considerations for Non-U.S. Holders."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the Merger, Bally stockholders should be aware that Bally's directors and certain members of Bally's management have interests in the Merger different from, or in addition to, the interests of Bally stockholders generally.

  Executive Officer Employment Agreements. All ten executive officers of Bally have employment agreements that provide for certain benefits if a "Change in Control" of Bally (as defined in each employment agreement) occurs and the executive officer's employment terminates either by (i) an involuntary termination by Bally or its successor without "Cause" or in a "constructive termination" or (ii) in certain cases, a voluntary termination by the executive. For purposes of these agreements, a "Change in Control" will occur by reason of the Merger. If a qualifying termination occurs, the executive officer would be entitled to receive termination benefits as set forth below.

  Under Mr. Goldberg's employment agreement, if his employment is terminated (either by him or by Hilton) for any reason during the two-year period following the Change in Control, Mr. Goldberg would be entitled to receive a lump sum payment equal to the greater of (i) the sum of his base salary for the remainder of his employment term, plus the average of the semi-annual bonuses awarded to him prior to his termination multiplied by two times the number of half-years remaining in his employment term or (ii) three times his base salary. In such event, he would also be entitled to any bonuses awarded but not yet paid, the value of his continued participation in certain employee benefit plans of Bally (or continued participation in such plans until the end of the employment term or the time Mr. Goldberg receives equivalent coverage from a subsequent employer), certain retirement trust contributions and payment by Bally of premiums on his split-dollar life insurance policy as if Mr. Goldberg had been employed by Bally until age 62. Because Mr. Goldberg's employment will terminate at the Effective Time (which for this purpose is presumed to be November 1, 1996) when he commences the rendering of consulting services to Hilton pursuant to a consulting agreement (see "--Consulting Agreement" below), he will receive payments under his employment agreement of approximately $15,821,000.

  Under Mr. Hillman's employment agreement, if he voluntarily terminates his employment agreement following a Change in Control, he would be entitled to receive a lump sum payment equal to six months of base salary. If, however, Hilton terminates Mr. Hillman's employment agreement without "cause" (as defined in the employment agreement) or "constructively terminates" Mr. Hillman's employment, he would be entitled to receive (i) a lump sum payment equal to 36 months of base salary and (ii) a payment equal to two times the average of the bonuses paid with respect to the prior three years. If Mr. Hillman's employment agreement is terminated by Hilton at the Effective Time (which for this purpose is presumed to be November 1, 1996) without "cause" or as a result of a "constructive termination," he would be entitled to receive payments under his employment agreement of $1,833,334; if Mr. Hillman's employment agreement is voluntarily terminated by him following the Effective Time, he would be entitled to receive payments under his employment agreement of $200,000.

  Under the employment agreements for James S. Montana, Jr., Wallace R. Barr and Darrell A. Luery, if the executive officer's employment agreement is voluntarily terminated by the executive officer following a Change in Control, he would be entitled to receive a lump sum payment equal to six months of base salary; however, if Hilton terminates the executive officer's employment agreement without "cause" (as defined in the respective employment agreement) or "constructively terminates" the executive officer's employment, the executive officer would be entitled to receive (i) a lump sum payment equal to the greater of (x) 24 months of base salary or (y) base salary for the remainder of the employment term, and (ii) a payment equal to the greater of
(a) the prior year's bonus or (b) the average of the bonuses paid with respect to the prior two years (in the case of

Mr. Montana) or the prior three years (in the case of Mr. Barr or Mr. Luery). If the employment agreement of Mr. Montana, Barr or Luery is terminated by Hilton at the Effective Time (which for this purpose is presumed to be November 1, 1996) without "cause" or as a result of a "constructive termination," the executive officer would be entitled to receive payments under his employment agreement of $650,000, $2,600,000, and $1,417,500, respectively; if the employment agreement of Mr. Montana, Barr or Luery is voluntarily terminated by the executive officer following the Effective Time, he would be entitled to receive payments under his employment agreement of $150,000, $450,000, and $283,500, respectively.

  Under the employment agreements for Robert G. Conover, John W. Dwyer, Harold Morgan, Bernard J. Murphy and Jerry Thornburg, if Hilton terminates the executive officer's employment agreement without "Cause" (as defined in the respective employment agreement), the executive officer would be entitled to receive (i) a lump sum payment equal to the greater of (x) 24 months of base salary or (y) base salary for the remainder of the employment term, and (ii) a payment equal to the greater of (a) the prior year's bonus or (b) the average of the bonuses paid with respect to the prior three years. If the employment agreement of Mr. Conover, Dwyer, Morgan, Murphy or Thornburg is terminated by Hilton at the Effective Time (which for this purpose is presumed to be November 1, 1996), without "cause," the executive officer would be entitled to receive payments under his employment agreement of $725,000, $697,500, $464,000, $375,000 and $347,000, respectively.

  Excise Tax Reimbursement Payments. In addition to the Change in Control payments described above, the Bally Board of Directors approved certain amendments to the employment agreements of Messrs. Goldberg, Hillman, Barr and Luery with respect to the existing obligation by Bally to make tax-reimbursement payments to any of these executive officers if he incurs an excise tax liability under Section 4999 of the Code, as well as the additional income and excise taxes liability due to such tax reimbursement payment, resulting from a Change in Control. Generally, the amendments expanded the tax-reimbursement payment provision in their employment agreements to include the payment of compensation other than salary and bonus (such as the accelerated vesting of stock options) in determining the amount of such tax-reimbursement payment. In addition, the Bally Board of Directors adopted the Executive Tax Reimbursement Plan which provides for similar tax-reimbursement payments to be made by Bally to any member of a select group of executives who incurs such excise tax liability under Section 4999 of the Code. This group of 27 executives includes all executive officers and certain other officers and employees with employment agreements which have change-in-control provisions. For purposes of these agreements and plan, a Change in Control will occur by reason of the Merger. With respect to the termination of Mr. Goldberg's employment, it is expected that his excise tax reimbursement payment will be approximately $5,186,000; with respect to the other executive officers, assuming that Hilton terminates the employment of such executive officers as of November 1, 1996, it is expected that the aggregate excise tax reimbursement payment would be approximately $2,299,000. Because the calculation of excise tax reimbursement payments is dependent upon specific facts and circumstances at the time a Change in Control payment is made, the foregoing amounts are only estimates.

  Retirement Plans. On September 7, 1994, Bally adopted the Bally Entertainment Corporation Management Retirement Savings Plan for a select group of management or highly compensated employees. The plan provides for employee contributions, which are 100 percent vested when contributed, and employer matching contributions, which vest over a three-year period, to be credited to a participant's account. Under the plan, participants will become 100 percent vested in all employer matching contributions credited to his or her account not later than five days following a Change in Control of Bally (as defined in the plan). In addition, Bally will fund these interests through a grantor trust (if such interests have not already been funded) not later than five days following a Change in Control. For purposes of this plan, a Change in Control will occur by reason of the Merger. As of June 28, 1996, the aggregate amount of the unvested accounts for all executive officers under the plan which will become vested at the Effective Time due to the Merger is approximately $653,000.

  Stock Option Plans. Under Bally's 1989 Incentive Plan and 1993 Non-Employees' Director Stock Option Plan, if a Change in Control of Bally (as defined in the applicable plan) occurs, outstanding stock options and/or tandem stock appreciation rights will become fully vested on the fifth day preceding the date of the Change in

Control. As of July 31, 1996, the executive officers of Bally (in the aggregate) held vested and unvested options to purchase an aggregate of 3,643,500 shares of Bally Common Stock (500,000 of the options include tandem stock appreciation rights). In addition, as of July 31, 1996, the non-employee directors of Bally (as a group) held vested and unvested options to purchase an aggregate of 63,332 shares of Bally Common Stock. The treatment of such options and stock appreciation rights is described under "The Merger Agreement--Treatment of Stock Options." Assuming the amount payable with respect to each share of Bally Common Stock underlying each option/stock appreciation right is determined based on the closing sale price of Hilton Common Stock of $111.00 on August 12, 1996, if all such options/stock appreciation rights are exercised for the difference between such amount and the aggregate exercise price under such options/stock appreciation rights, the aggregate amount payable to all executive officers would be $84,919,322 and the aggregate amount payable to all non-employee directors would be $1,157,432.

  Hilton has agreed to honor all of the foregoing commitments with respect to
(i) termination payments under the employment agreements, (ii) excise tax reimbursement payments under the employment agreements and the Executive Tax Reimbursement Plan, (iii) acceleration of vesting of interests under the Management Retirement Savings Plan and (iv) acceleration of the vesting of stock options under the stock option plans.

  Stock Ownership. As of July 31, 1996, the executive officers and directors of Bally in the aggregate beneficially owned an aggregate of 988,999 shares of Bally Common Stock (excluding shares subject to outstanding stock options) and 10,000 shares of Bally PRIDES. All such shares will be treated in the Merger in the same manner as the Bally Common Stock and the Bally PRIDES held by other stockholders of Bally.

  Preferred Stock. Pursuant to the Merger Agreement, Bally Casino, all of the outstanding shares of common stock of which is owned by Bally, will be merged with and into Bally immediately prior to the Merger (the "Subsidiary Merger"), with Bally as the surviving corporation. At the effective time of the Subsidiary Merger (the "Subsidiary Effective Time"), all outstanding shares of Bally Casino's common stock will be cancelled and all outstanding shares of Bally Casino's Series A Cumulative Exchangeable Preferred Stock (the "Subsidiary Preferred Stock") will be converted into the right to receive a number of shares of Bally Common Stock (rounded-up to the nearest whole number) equal to the sum of: (i) the number of shares of Bally Common Stock exchangeable for the Subsidiary Preferred Stock pursuant to the present terms of the Subsidiary Preferred Stock, and (ii) the number of shares of Bally Common Stock equal to the quotient of (A) the product of (1) the average of the last sale prices of the common stock of Bally Total Fitness Holding Corporation ("Bally Fitness") quoted on the Nasdaq National Market for the thirty consecutive trading days ending on the third trading day prior to the Subsidiary Effective Time, and (2) the number of shares of common stock of Bally Fitness transferable pursuant to the present terms of the Subsidiary Preferred Stock upon exchange of such Subsidiary Preferred Stock immediately prior to the Subsidiary Effective Time, divided by (B) the average of the last sale prices of Bally Common Stock quoted on the NYSE for the thirty consecutive trading days ending on the third trading day prior to the Subsidiary Effective Time. All shares of Bally Common Stock issuable in the Subsidiary Merger shall be deemed issued and outstanding immediately prior to the Effective Time. As of August 12, 1996, Mr. Goldberg beneficially owned all of the 1,685,994 shares of Subsidiary Preferred Stock which are exchangeable for 1,505,405 shares of Bally Common Stock and 376,351 shares of common stock of Bally Fitness. Based on the closing sale price of Bally Common Stock of $27.62 on August 12, 1996 and the last sale price of common stock of Bally Fitness of $4.34 on August 12, 1996, Mr. Goldberg would be entitled to receive a total of 1,564,582 shares of Bally Common Stock in exchange for his shares of Subsidiary Preferred Stock at the Subsidiary Effective Time. All such shares of Bally Common Stock will be converted into the right to receive shares of Hilton Common Stock in the Merger.

  Indemnification Agreements. See "The Merger Agreement--Indemnification" for a description of provisions of the Merger Agreement relating to the indemnification of officers and directors of Bally. Also, under the Merger Agreement, Hilton has agreed that it will, for a period of one year following the Effective Time, continue to maintain employee benefit plans and arrangements which are substantially comparable in value (excluding the value of any benefits under equity based plans) to those currently in effect for Bally employees.

  Other Transactions. In addition, the Bally Board of Directors authorized the following actions to take place immediately prior to the Effective Time and subject to the consummation of the Merger: (i) in accordance with Hilton's desire to terminate all relationships with Bally Fitness after the Effective Time, Bally will sell to Mr. Goldberg and/or his assigns, for a purchase price of $250,000, Bally's warrant to purchase shares of common stock of Bally Fitness, which purchase price represents the book value of such warrant; (ii) in order to ensure Mr. Goldberg's continued participation and the success of Bally's investment in certain harness racing facilities in the State of Maryland, Bally will transfer to Mr. Goldberg 20% of Bally's 50% interest and right to participate in such Maryland racetrack project, on the same terms and conditions applicable to Hilton as the successor to Bally to the extent Hilton elects to pursue such racetrack project; (iii) in order to ensure Mr. Goldberg's continued participation in and the success of Bally's proposed gaming venture in Cancun, Mexico, Bally will transfer to Mr. Goldberg 40% of Bally's 50% interest in such Cancun project to the extent Hilton elects to pursue such project and, until the Effective Time, not make any further commitment in excess of $5,000 without Hilton's prior approval; and (iv) in accordance with Hilton's desire to terminate all relationships with Bally Fitness following the Effective Time and in order to ensure the financial viability of Bally Fitness which was spun-off to Bally's stockholders in January 1996, Bally will forgive approximately $15.2 million of indebtedness of Bally Fitness to Bally. Bally's expenditures in the Maryland racetrack project and the Cancun project were approximately $500,000 in the aggregate. As of the date hereof, the executive officers and directors of Bally beneficially owned less than 5% of the outstanding shares of Bally Fitness (excluding the shares subject to the warrant being transferred to Mr. Goldberg described above and excluding the shares which would have been exchangeable for the Subsidiary Preferred Stock described above). Hilton has consented to these transactions under the Merger Agreement.

  Hilton has agreed to create an advisory board comprised of the current members of the Bally Board of Directors who will each receive as compensation for serving on such advisory board a fee of $50,000. Such advisory board will assist in transition matters after the Effective Time for a period of one year. Mr. Goldberg will serve as an ex officio member of the advisory board and will not receive the advisory board fee of $50,000.

  Consulting Agreement. Although it is not intended that Mr. Goldberg will become an employee of Hilton following the Effective Time, Hilton recognizes that Mr. Goldberg possesses special expertise and knowledge which can benefit Hilton in the future. Accordingly, based on Hilton's desires to benefit from Mr. Goldberg's expertise and knowledge after the Effective Time, Hilton and Mr. Goldberg have entered into a consulting agreement, pursuant to which Mr. Goldberg will be retained as a consultant to Hilton for a term of three years, at $2 million per year. Mr. Goldberg will be provided with the use of an office, secretary, chauffeured car, hotel suites, and company plane for the term of the consulting agreement, and health insurance benefits until age 62 and will be granted an option to purchase 600,000 shares of Hilton Common Stock, after giving effect to the Stock Split, at the Effective Time and on each of the first and second anniversaries of the Effective Time during the term of the consulting agreement. Mr. Goldberg's stock options will have a per share exercise price equal to the average of the high and low prices of the Hilton Common Stock on the date of grant, will be fully exercisable on the date of grant and will have a term of 5 years, unless Mr. Goldberg voluntarily terminates the consulting agreement, in which case each option will expire on the 180th day after the date of termination. In addition, the consulting agreement provides for Mr. Goldberg to receive tax-reimbursement payments if he incurs an excise tax liability under Section 4999 of the Code, as well as the additional income and excise tax liability due to such tax-reimbursement payments.

  Bally's Grand, Inc. In 1995, Bally's Grand, Inc., a majority owned subsidiary of Bally, announced its intention to develop a separate casino hotel resort with a Paris, France theme (the "Paris Casino-Resort") on approximately 24 acres of land situated on the Strip adjacent to Bally's Las Vegas. In August 1996, Bally agreed to acquire the subsidiary of Bally's Grand, Inc. that owns and is developing the land expected to be utilized for the construction of the Paris Casino-Resort in exchange for shares of Bally Common Stock and cash having an aggregate value of approximately $60 million. Bally currently expects to issue approximately 1,600,000 shares of Bally Common Stock in connection with this acquisition.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Appendix A to this Joint Proxy
Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

TERMS OF THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of Hilton and Bally and the satisfaction or waiver of the other conditions to the Merger, Bally will be merged with and into Hilton, and Hilton shall continue as the surviving corporation. As a result of the Merger, Bally shall cease to exist and Hilton shall succeed to and assume all rights and obligations of Bally in accordance with the DGCL.

EFFECTIVE TIME

  The Merger Agreement provides that, subject to the requisite approval of the stockholders of Bally and Hilton, and subject to the satisfaction or waiver of certain other conditions, the Merger will be consummated by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective at the time of filing, or at such a time thereafter as is provided in the Certificate of Merger (the "Effective Time").

CONVERSION OF SHARES

  At the Effective Time, pursuant to the Merger Agreement:

    (i) Each share of Bally Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive one (1) share of Hilton Common Stock, after giving effect to the Stock Split; provided, however, if the Determination Price is less than $27, each holder of Bally Common Stock will receive an additional cash payment for each share of Bally Common Stock held by such holder, up to a maximum of $3 per share, equal to the excess of $27 over the Determination Price; and

    (ii) Each share of Bally PRIDES issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive one share of Hilton PRIDES.

  In the event that the Determination Price is less than $20, Hilton shall have the right, but not the obligation, to give written notice to Bally (the "Top-Up Intent Notice") that the Board of Directors of Hilton has elected to increase the Conversion Number such that the product of the Conversion Number and the Determination Price equals $20. Such increase, however, will not result in any increase or decrease in the amount of the Additional Cash Payment which will, in such circumstances, equal $3 per share.

  Up to approximately 62,273,733 shares of Hilton Common Stock (after giving effect to the Stock Split) may be issued to holders of outstanding shares of Bally Common Stock pursuant to the Merger. This figure is calculated by taking into account that as of August 15, 1996, there were (i) approximately 51.6 million shares of Bally Common Stock issued and outstanding; (ii) stock options to purchase approximately 4.9 million shares of Bally Common Stock; (iii) approximately 2.6 million shares of Bally Common Stock reserved for issuance upon conversion of the 6% Convertible Subordinated Debentures due 1998 and the 10% Convertible Subordinated Debentures due 2006; (iv) Subsidiary Preferred Stock to be cancelled and converted into the right to receive approximately 1.5 million shares of Bally Common Stock; and (v) 1.6 million shares to be issued to Bally's Grand, Inc. in connection with the acquisition of the Paris Casino-Resort in Las Vegas. In the event (i) that holders of Bally PRIDES convert their shares into Bally Common Stock prior to the Merger, the number of Hilton PRIDES issued in the Merger will decrease and the number of shares of Hilton Common Stock issued in the Merger will increase based on a conversion ratio of 0.92 shares of Bally Common Stock for each share of Bally PRIDEs, and (ii) that Hilton gives the Top-Up Intent Notice, the Conversion Number will increase as set forth in the foregoing paragraph.

TREATMENT OF STOCK OPTIONS

  At the Effective Time, each then outstanding option to purchase shares of Bally Common Stock granted under a Bally stock option plan (as described in the Merger Agreement), whether or not then exercisable, will become immediately exercisable in full and will be settled in exchange for an amount of cash per option share equal to (i) the product of the Conversion Number and the Determination Price, plus (ii) the Additional Cash Payment (if any), minus (iii) the exercise price per option share.

EXCHANGE PROCEDURES

  Promptly after the Effective Time, transmittal forms and instructions will be mailed to each holder of record of certificates that, immediately prior to the Effective Time, represented shares of Bally Common Stock or Bally PRIDES. After receipt of such transmittal form, each holder of such certificates should surrender the certificates to ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent"), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto. In exchange therefor, each such holder will be entitled to receive: (i) certificates of Hilton Common Stock or Hilton PRIDES, as applicable, evidencing the whole number of shares of Hilton Common Stock or Hilton PRIDES to which such holder is entitled; (ii) in the case of holders of Bally Common Stock, the Additional Cash Payment (if any), receivable upon consummation of the Merger; and (iii) any dividends or other distributions to which such holder is entitled (collectively, the "Merger Consideration"). If the certificate for shares of Hilton Common Stock or Hilton PRIDES is to be issued in a name other than the one in which the certificate for shares of the Bally Common Stock or Bally PRIDES surrendered in exchange therefor is registered, documents evidencing such transfer and establishing that applicable stock transfer taxes have been paid or are not applicable must be presented to the Exchange Agent.

  After the Effective Time, no holder of a certificate which immediately prior to the Effective Time represented shares of Bally Common Stock or Bally PRIDES will be entitled to receive any dividend or other distribution from Hilton until the holder surrenders the certificate for a certificate representing shares of Hilton Common Stock or Hilton PRIDES. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to the number of whole shares of Hilton Common Stock or Hilton PRIDES. Until such surrender, the certificates shall be deemed to evidence only the right to receive the appropriate Merger Consideration.

  No fractional shares of Hilton Common Stock will be issued in the Merger. A holder of Bally Common Stock who would otherwise be entitled to receive fractional shares of Hilton Common Stock as a result of the Merger shall receive cash in lieu thereof.

  Neither Hilton nor Bally will be liable to any holder of shares of Bally Common Stock or Bally PRIDES for any shares of Hilton Common Stock, Hilton PRIDES (or dividends or distributions with respect thereto), or Additional Cash Payments which have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties relating to, among other things: (a) the organization, standing and similar corporate matters of Hilton and Bally; (b) the capital structure of Hilton and Bally; (c) the authorization, execution, delivery, performance, and enforceability of the Merger Agreement with respect to Hilton and Bally; (d) documents filed by Hilton and Bally with the Commission and the accuracy of information contained therein; (e) the absence of certain conflicts with, violations of, or defaults under, the organizational and certain other documents of Hilton, Bally or their respective subsidiaries, or any judgment, order or law applicable to Hilton, Bally or their respective subsidiaries, in each case, as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;
(f) that, except as otherwise provided, no consent of or filing with any governmental authority is required by Hilton or Bally in connection with the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby; (g) the absence of material changes since December 31, 1995 with respect to the business of either Hilton or Bally, except as otherwise provided; (h) the timely filing of all Federal tax returns and all other requisite material tax returns, and the payment of all taxes;
(i) overall compliance in all material respects with all applicable laws; and
(j) the absence of any pending or threatened litigation, except as otherwise disclosed pursuant to the Merger Agreement, that would have a Material Adverse Effect (as defined in the Merger Agreement) with respect to Hilton or Bally, or prevent or significantly delay the consummation of the transactions contemplated by the Merger Agreement.

CERTAIN COVENANTS

  The Merger Agreement contains various customary covenants, including covenants of each of Hilton and Bally that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by or contemplated in the Merger Agreement, each of Hilton and Bally (and each of their respective subsidiaries), will, among other things: (i) conduct its operations in the ordinary course of business; and (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill in all material respects and keep available the services of its respective officers and employees as a group.

  Bally has agreed that, among other things, and subject to certain conditions and exceptions, it will not (and will cause its subsidiaries not to), without the written consent of Hilton, which consent shall not be unreasonably withheld: (a) declare, set aside, or pay any dividends on or make other distributions in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for its capital stock or other equity interests; (c) in the case of Bally, purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of Bally;
(d) issue, deliver, sell, pledge, encumber, or amend any shares of capital stock, rights, warrants, options or convertible or similar securities of Bally; (e) amend Bally's Restated Certificate of Incorporation, Bally's Bylaws or other such documents; (f) acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or organization or any assets that are material to Bally; (g) sell, lease, license, mortgage, or otherwise encumber any of its properties or assets, except in the ordinary course of business consistent with past practice; (h) incur any indebtedness or make any loans, advances, or capital contributions to, or investments in, any person; (i) pay, discharge, settle or satisfy any claims, liabilities or obligations; and (j) except as provided and required by applicable law, terminate or amend any employee benefit plan, increase compensation or fringe benefits for any employee, pay any benefit not provided for under any employee benefit plan, or take action to fund or secure payment under any employee benefit plan other than in the ordinary course of business.

  Hilton has agreed that, among other things, and subject to certain conditions and exceptions, it will not (and will cause its subsidiaries not to), without the written consent of Bally, which consent shall not be unreasonably withheld: (a) declare, set aside, or make any other distributions in respect to Hilton Common Stock, other than Hilton's regular quarterly dividends; (b) except for the Stock Split, split, combine or reclassify any of the Hilton Common Stock; (c) issue or authorize the issuance of other securities in lieu of or in substitution for Hilton Common Stock; (d) issue capital stock, rights, warrants, options, or convertible or similar securities, subject to certain exceptions; (e) amend the Hilton Certificate of Incorporation, Bylaws, or other such documents in a manner adverse to the holders of Hilton Common Stock; (f) take any actions that would materially delay or prevent the consummation of the Merger; and (g) sell all or substantially all of the properties and assets of Hilton or join with any other entity in which Hilton is not the surviving corporation.

  The foregoing agreements of Hilton do not have the effect of prohibiting Hilton from acquiring any entity, business or assets.

  Bally has further agreed to: (i) take all action necessary to hold a meeting of its stockholders for the purpose of approving and adopting the Merger Agreement; (ii) recommend to its stockholders the adoption of the Merger Agreement so long as no third party offer has been received which would give rise to the right to terminate the Merger Agreement; and (iii) use its reasonable best efforts to solicit proxies from its stockholders in favor of the adoption of, and to take all other lawful action necessary to secure the approval of its stockholders in regard to, the Merger and all other transactions contemplated in the Merger Agreement, subject, only in the case of this subsection (iii), to any action taken by the Bally Board of Directors which it determines, based on the advice of outside legal counsel, is required in the exercise of its fiduciary duties to Bally's stockholders under applicable law.

  Hilton has further agreed to: (i) promptly prepare and file a Registration Statement with respect to the shares of Hilton Common Stock and Hilton PRIDES to be issued in the Merger and to use all reasonable efforts to have the Registration Statement declared effective; (ii) take all action necessary to hold a meeting of its stockholders for the purpose of approving and adopting the Merger Agreement; (iii) use its reasonable best efforts to solicit proxies from its stockholders in favor of the adoption of, and take all other lawful action necessary to secure the approval of its stockholders in regard to, the Merger, subject, only in the case of this subsection (iii), to any action taken by the Hilton Board of Directors which it determines, based on the advice of outside legal counsel, is required in the exercise of its fiduciary duties to Hilton's stockholders under applicable law.

CONDITIONS TO THE MERGER

  The respective obligations of Bally and Hilton to consummate the Merger are subject to the satisfaction of certain conditions, or waiver thereof, including the conditions that: (i) the Merger Agreement shall have been approved by the stockholders of Bally and Hilton in accordance with applicable law; (ii) the applicable waiting period under the HSR Act shall have expired or been earlier terminated; (iii) there shall be in effect no statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order, or other order of any court or governmental authority that restrains, prevents or materially changes the transactions contemplated in the Merger Agreement; (iv) the registration statement, which includes this Joint Proxy Statement/Prospectus, shall have been declared effective by the Commission and shall not be subject to a stop order or proceeding seeking a stop order, and all material applicable blue sky laws shall have been complied with; and (v) the shares of Hilton Common Stock and Hilton PRIDES to be issued pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

  The obligations of Hilton to effect the Merger are further subject to satisfaction of the following conditions, among others, which may be waived by Hilton on or prior to the Closing Date: (i) Bally shall have performed, in all material respects, all requisite obligations; (ii) the representations and warranties of Bally shall be true and correct in all material respects; (iii) all necessary approvals of any governmental authority required or necessary under applicable gaming laws in connection with the Merger shall have been obtained; (iv) Hilton shall have received an opinion from Latham & Watkins to the effect that, among other things and subject to certain conditions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (v) Hilton shall have received a letter identifying all "affiliates" of Bally for purposes of Rule 145 under the Securities Act; and (vi) there shall not have been entered any order by any governmental authority in any suit, action or proceeding which
(w) restrains or prohibits the Merger, (x) requires Hilton to pay damages which are material to Hilton and its subsidiaries (determined after giving effect to the Merger) in connection with the Merger, (y) prohibits or limits the ownership of, or requires disposal or separation of, any of Hilton's material businesses or assets, or (z) prohibits or imposes material limitations on Hilton's ability to acquire or hold, or exercise full rights of ownership over the stock of Bally's subsidiaries (determined after giving effect to the Merger).

  The obligations of Bally to effect the Merger are further subject to satisfaction of the following conditions, among others, which may be waived by Bally on or prior to the Closing Date: (i) Hilton shall have performed, in all material respects, all requisite obligations; (ii) the representations and warranties of Hilton shall be true and correct in all material respects; (iii) Bally shall have received an opinion from Weil, Gotshal & Manges LLP to the effect that, among other things and subject to certain conditions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (iv) there shall not have been entered any order by any governmental authority in any suit, action or proceeding which (w) requires Hilton to pay damages which would have a material adverse effect with respect to Hilton (determined after giving effect to the Merger), (y) prohibits or imposes material limitations on Hilton's ownership or operation of, or requires disposal or separation of, any of Hilton's material businesses or assets (determined after giving effect to the Merger), or (z) otherwise is reasonably likely to have a material adverse effect with respect to Hilton (determined after giving effect to the Merger).

ADDITIONAL AGREEMENTS

  Hilton has also agreed to, among other things, and subject to certain exceptions and conditions: (a) use its reasonable best efforts to obtain requisite approvals and consents under applicable gaming laws; (b) use its reasonable efforts to cause the shares of Hilton Common Stock and Hilton PRIDES to be issued pursuant to the Merger Agreement to be approved for listing on the NYSE; (c) maintain, for one year after the Effective Time, comparable employee benefits as were provided by Bally to its employees, (d) honor all employment, severance and termination agreements between Bally and its employees and (e) take all action necessary to elect one individual designated by the Bally Board of Directors, and reasonably acceptable to Hilton, as a director of Hilton.

  In addition, Bally has agreed, among other things, not to: (i) initiate, solicit, or knowingly encourage the submission of any Acquisition Proposal (as defined below); or (ii) enter into any agreement with respect to any such Acquisition Proposal, or participate in discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in the Merger Agreement: (A) Bally may participate in discussions or negotiations with, and may furnish information concerning Bally and its business, properties and assets to, a third party who, without any solicitation by Bally or any of its representatives, seeks to engage in such discussions or negotiations or requests such information, if (1) the Board of Directors of Bally determines, based on the advice of Bally's outside legal counsel, that failing to engage in such discussion or negotiations or provide such information would reasonably be expected to violate the fiduciary duties of the Board of Directors of Bally to its stockholders and (2) prior to engaging in discussions or negotiations with, or furnishing information to, such third party, Bally shall receive from such third party an executed confidentiality agreement in reasonably customary form on terms no more favorable to such person or entity than the terms contained in the confidentiality agreement entered into by Hilton and Bally; and (B) the Board of Directors of Bally may take and disclose to Bally's stockholders a position with regard to a tender offer or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and may make such disclosure to the stockholders of Bally as may be required under applicable law; provided, that the Board of Directors of Bally shall not recommend that the stockholders of Bally tender their shares of Bally Common Stock unless such recommendation constitutes a Permitted Action (as defined below).

  Notwithstanding anything to the contrary in the Merger Agreement, the Board of Directors of Bally shall be permitted from time to time to take the following actions in the circumstances described below: (i) to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Hilton; or (ii) to approve or recommend or enter into an agreement with respect to an Acquisition Proposal; if, in each such case, (A) an Acquisition Proposal is publicly proposed, publicly disclosed or communicated to Bally and (B) the Board of Directors of Bally determines, based on the advice of Bally's outside legal counsel, that such action is required in order to comply with its fiduciary duties to the stockholders of Bally. No action by the Board of Directors of Bally permitted by the preceding sentence (each, a "Permitted Action") shall constitute a breach of the Merger Agreement by Bally.

  "Acquisition Proposal" is defined in the Merger Agreement to include any proposal or offer from any person relating to: (i) any direct or indirect acquisition or purchase of more than 20% of either the capital stock of Bally or the consolidated assets of Bally and its subsidiaries taken as a whole;
(ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the capital stock of Bally; or
(iii) any merger, consolidation or business combination, involving Bally other than the transactions contemplated by the Agreement; provided, however, that any acquisition of shares of capital stock of Bally by Hilton and its subsidiaries described in clause (i) shall not constitute an Acquisition Proposal.

INDEMNIFICATION

  Until the Effective Time Bally shall, and from and after the Effective Time, Hilton shall, indemnify, defend, and hold harmless any officer or director of Bally or any subsidiary of Bally (each an "Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any action based in whole or substantially on, or arising in whole or substantially out of the fact that such a person is or was an officer or director of Bally or any subsidiary of Bally, pertaining to any matter existing or occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated in the Merger Agreement), whether asserted or claimed prior to, or on or after, the Effective Time. In each such case indemnification shall be to the full extent a corporation is permitted under the DGCL to indemnify its own directors and officers. Bally or Hilton, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law.

  After the Effective Time, Hilton shall maintain, and shall cause its subsidiaries to maintain, for a period of at least six (6) years from the Effective Time, among other things: (i) all rights to indemnification and exculpation now existing in their respective Certificates of Incorporation and Bylaws; (ii) the current policies of directors and officers liability insurance maintained by Bally (or to provide at least the same amounts and coverage and to maintain conditions which are no less advantageous in any material respect to the Indemnified Parties), with respect to matters arising before the Effective Time; provided, however, that Hilton shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by Bally.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective
Time: (a) by mutual written consent of Bally and Hilton; (b) by either Bally or Hilton, if any of the conditions precedent to its consummation of the Merger Agreement shall have become incapable of fulfillment and shall not have been waived (other than as a result of its breach); (c) by either Bally or Hilton if the Merger shall not have been consummated on or before the earlier of (i) the 90th day following the mailing of this Joint Proxy Statement/Prospectus and (ii) March 31, 1997 (other than as a result of its breach); (d) by Bally, if the Determination Price is less than $20 (after giving effect to the Stock Split) and Hilton shall not have given the Top-Up Intent Notice to Bally at or before 2:00 p.m. on the second business day prior to the Closing Date; (e) by Hilton, if the Board of Directors of Bally shall have taken any Permitted Action; and (f) by Bally if (i) the Board of Directors of Bally withdraws or modifies its approval of the recommendation of the Merger Agreement as permitted by the terms of the Merger Agreement or (ii) Bally enters into a definitive agreement providing for the implementation of an Acquisition Proposal, in accordance with the provisions of the Merger Agreement. If an Acquisition Proposal is publicly commenced, proposed or disclosed and the Merger Agreement is terminated (i) pursuant to clause (e) or
(f) of the immediately preceding sentence, or (ii) pursuant to clause (b) of the preceding sentence due to rejection of the Bally Merger Proposal by the Bally stockholders, Bally shall pay Hilton a topping fee of $50,000,000 and certain of its related expenses (not to exceed $5,000,000) in the event that an Acquisition Proposal is consummated or Bally enters into an agreement with respect thereto within one (1) year following the termination of the Merger Agreement.

AMENDMENT AND MODIFICATION

  Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Hilton and Bally at any time prior to the Effective Time with respect to any of the terms contained therein; provided, that after the Merger Agreement is adopted by Bally stockholders, no such amendment or modification may reduce the amount or change the form of the Merger Consideration.

FEES AND EXPENSES

  The Merger Agreement provides that, except as provided under "Termination" above, each party thereto shall pay all costs and expenses incurred by it in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

                           HILTON HOTELS CORPORATION

              UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

  The unaudited pro forma condensed financial statements are based upon the historical consolidated financial statements of Hilton and Bally, which are incorporated by reference in this Joint Proxy Statement/Prospectus, and should be read in conjunction with those consolidated financial statements and related notes.

  The unaudited pro forma condensed statements of income for the six months ended June 30, 1996 and the year ended December 31, 1995 give effect to (i) the acquisition of Bally applying the purchase method of accounting; (ii) the Stock Split; and (iii) certain adjustments that are directly attributable to the Merger and anticipated to have continuing impact, including certain estimated operational benefits and an assumed refinancing of Bally's existing indebtedness, as if such transactions were consummated as of January 1, 1995.

  The unaudited pro forma condensed balance sheet presents the combined financial position of Hilton and Bally as of June 30, 1996. The unaudited pro forma condensed balance sheet reflects (i) the acquisition of Bally applying the purchase method of accounting; (ii) the Stock Split; and (iii) certain adjustments that are directly attributable to the Merger, including the assumed refinancing of Bally's existing indebtedness. Such data further assume that the transactions described above were consummated as of June 30, 1996.

  The unaudited pro forma condensed financial statements have been prepared based upon assumptions deemed appropriate by Hilton and Bally and may not be indicative of actual results, nor do such data purport to represent the results for future periods.

                           HILTON HOTELS CORPORATION

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    PRO FORMA
                            HILTON       BALLY       MERGER              HILTON
                          HISTORICAL HISTORICAL(1) ADJUSTMENTS         AS ADJUSTED
                          ---------- ------------- -----------         -----------
Revenue
  Casino................    $219.4       458.5                             677.9
  Rooms.................     320.7        47.3                             368.0
  Food and beverage.....     144.6        38.4                             183.0
  Management and
   franchise fees.......      61.2         --                               61.2
  Other.................     107.0        30.9                             137.9
  Operating income from
   unconsolidated
   affiliates...........      47.0         --                               47.0
                            ------       -----        -----              -------
                             899.9       575.1                           1,475.0
                            ------       -----        -----              -------
Expenses
  Casino................     121.7       233.5                             355.2
  Rooms.................      97.6        15.9                             113.5
  Food and beverage.....     120.7        33.3                             154.0
  Other costs and
   expenses.............     346.3       178.2         (5.7)(/3/)(/4/)     518.8
  Corporate expense.....      21.9         9.4         (7.8)(/3/)           23.5
                            ------       -----        -----              -------
                             708.2       470.3        (13.5)             1,165.0
                            ------       -----        -----              -------
Operating income........     191.7       104.8         13.5                310.0
Interest and dividend
 income.................      16.2        10.8         (4.4)(/5/)           22.6
Interest expense........     (38.8)      (66.9)        32.3 (/5/)(/6/)     (73.4)
Interest expense, net,
 from unconsolidated
 affiliates.............      (7.0)        --                               (7.0)
                            ------       -----        -----              -------
Income from continuing
 operations before
 income taxes and
 minority interest......     162.1        48.7         41.4                252.2
Provision for income
 taxes..................      63.6        18.3         21.6 (/7/)          103.5
Minority interest, net..       2.7         3.8           .3 (/8/)            6.8
                            ------       -----        -----              -------
Income from continuing
 operations.............    $ 95.8        26.6         19.5                141.9
                            ======       =====        =====              =======
Income from continuing
 operations per
 share(/2/).............    $  .49                                           .54
                            ======                                       =======
Average common and
 equivalent shares......     195.1                                         261.9
                            ======                                       =======


                                                  (Footnotes on following pages)

                           HILTON HOTELS CORPORATION

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    PRO FORMA
                            HILTON       BALLY       MERGER              HILTON
                          HISTORICAL HISTORICAL(1) ADJUSTMENTS         AS ADJUSTED
                          ---------- ------------- -----------         -----------
Revenue
  Casino................   $  511.0       789.9                          1,300.9
  Rooms.................      587.2        87.5                            674.7
  Food and beverage.....      265.7        73.6                            339.3
  Management and
   franchise fees.......      100.5         --                             100.5
  Other.................      125.4        59.2                            184.6
  Operating income from
   unconsolidated
   affiliates...........       59.6         --                              59.6
                           --------     -------       -----              -------
                            1,649.4     1,010.2                          2,659.6
                           --------     -------       -----              -------
Expenses
  Casino................      234.9       386.6                            621.5
  Rooms.................      186.4        31.2                            217.6
  Food and beverage.....      229.4        65.5                            294.9
  Other costs and
   expenses.............      613.2       336.7        (3.2)(/3/)(/4/)     946.7
  Corporate expense.....       31.9        17.1       (13.9)(/3/)           35.1
                           --------     -------       -----              -------
                            1,295.8       837.1       (17.1)             2,115.8
                           --------     -------       -----              -------
Operating income........      353.6       173.1        17.1                543.8
Interest and dividend
 income.................       35.2        16.2        (9.6)(/5/)           41.8
Interest expense........      (93.5)     (132.4)       58.1 (/5/)(/6/)    (167.8)
Interest expense, net,
 from unconsolidated
 affiliates.............      (16.5)        --                             (16.5)
Property transactions...        1.5         --                               1.5
                           --------     -------       -----              -------
Income from continuing
 operations before
 income taxes and
 minority interest......      280.3        56.9        65.6                402.8
Provision (benefit) for
 income taxes...........      102.6       (18.7)       36.6 (/7/)          120.5
Minority interest, net..        4.9        (1.1)         .5 (/8/)            4.3
                           --------     -------       -----              -------
Income from continuing
 operations.............   $  172.8        76.7        28.5                278.0
                           ========     =======       =====              =======
Income from continuing
 operations per
 share(/2/).............   $    .89                                         1.07
                           ========                                      =======
Average common and
 equivalent shares......      194.1                                        260.9
                           ========                                      =======

                                                  (Footnotes on following pages)

                           HILTON HOTELS CORPORATION

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 1996
                                 (IN MILLIONS)

                                                     PRO FORMA
                           HILTON        BALLY        MERGER             HILTON
                         HISTORICAL HISTORICAL(/1/) ADJUSTMENTS        AS ADJUSTED
                         ---------- --------------- -----------        -----------
ASSETS
  Cash and equivalents..  $  290.4        304.1        (150.0)(/5/)        444.5
  Temporary invest-
   ments................      56.3          8.8                             65.1
  Deferred income tax-
   es...................      25.6         22.6          47.1 (/1//3/)      95.3
  Other current assets..     310.7         64.7                            375.4
                          --------      -------       -------            -------
    Total current as-
     sets...............     683.0        400.2        (102.9)             980.3
  Investments...........     564.6         21.0                            585.6
  Property and equip-
   ment, net............   1,713.7      1,253.3         950.7 (/9/)      3,917.7
  Goodwill..............       6.4        122.8       1,192.2 (/10/)     1,321.4
  Other assets..........      55.8        103.6         (45.2)(/11/)       114.2
                          --------      -------       -------            -------
    Total investments,
     property and other
     assets.............   2,340.5      1,500.7       2,097.7            5,938.9
                          --------      -------       -------            -------
      Total assets......  $3,023.5      1,900.9       1,994.8            6,919.2
                          ========      =======       =======            =======
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
  Current liabilities...  $  382.9        138.0         180.1 (/12/)       701.0
  Long-term debt........   1,101.2      1,262.3        (136.6)(/5/)      2,226.9
  Deferred income tax-
   es...................     126.9        160.2         370.8 (/13/)       657.9
  Insurance reserves and
   other................      62.7         49.7         (10.2)(/8/)        102.2
                          --------      -------       -------            -------
    Total liabilities...   1,673.7      1,610.2         404.1            3,688.0
  Stockholders' equity..   1,349.8        290.7       1,590.7 (/14/)     3,231.2
                          --------      -------       -------            -------
      Total liabilities
       and stockholders'
       equity...........  $3,023.5      1,900.9       1,994.8            6,919.2
                          ========      =======       =======            =======


                                                  (Footnotes on following pages)

                         NOTES TO UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL STATEMENTS

  The following table sets forth the determination and allocation of the purchase price based on a post-Stock Split market value of $28.16 per share of Hilton Common Stock. This market value is based on the average of the quoted market price of Hilton Common Stock for three day periods both before and after the Merger was announced, as adjusted for the Stock Split.

                                                                  (IN MILLIONS)
                                                                  -------------
      Merger exchange of shares (52.5 million shares of Bally
       Common Stock converted to Hilton Common Stock and 15.5
       million shares of Bally PRIDES converted to Hilton PRIDES
       at a common stock equivalent ratio of .92 to one)........    $1,881.4
      Assumption of Bally debt..................................     1,275.7
      Transaction costs and expenses............................        30.0
                                                                    --------
      Pro forma purchase price..................................    $3,187.1
                                                                    ========

  The preliminary allocation of the pro forma purchase price is as follows:

      Land......................................................    $  463.0
      Buildings, vessels and furniture, fixtures and equipment..     1,741.0
      Goodwill..................................................     1,315.0
      Other, net................................................      (331.9)
                                                                    --------
                                                                    $3,187.1
                                                                    ========

 (1) There are no significant adjustments required to the historical financial data of Bally to conform to the accounting policies of Hilton. Certain reclassifications have been made to the historical amounts of Bally to conform the financial presentation of the two companies. Specifically, selling, general and administrative expenses and depreciation and amortization have been reclassified to other costs and expenses, and interest income has been reclassified from other revenue to interest and dividend income. Other reclassifications made to conform the financial presentation are not material to the unaudited pro forma condensed financial statements.
 (2) Historical income from continuing operations per share of Hilton is presented after giving effect to the Stock Split. Pro forma income from continuing operations per share is computed on the basis of the combined weighted average number of shares of Hilton Common Stock and Hilton Common Stock equivalents after giving effect to the Stock Split and the issuance of shares to consummate the Merger.
 (3) To record certain estimated operational efficiencies derived from the historical cost of those items which are expected to be eliminated or reduced as a result of the Merger. The elimination of duplicative corporate office and operational support functions is estimated to reduce other costs and expenses and corporate expense by $11.5 million and $7.8 million, respectively, for the six months ended June 30, 1996, and to reduce other costs and expenses and corporate expense by $22.3 million and $13.9 million, respectively, for the year ended December 31, 1995.
 (4) To adjust depreciation expense due to the revaluation of acquired property and equipment and adjust goodwill amortization resulting from the allocation of the purchase price of Bally. Depreciation expense is reduced $8.2 million for the six months ended June 30, 1996 and $9.3 million for the year ended December 31, 1995. Goodwill amortization is increased $14.0 million for the six months ended June 30, 1996 and $28.4 million for the year ended December 31, 1995. Goodwill is amortized over 40 years.
 (5) Pro forma results and financial position are adjusted by an assumed refinancing of Bally debt as follows:
   (i) Bally debt is adjusted to estimated fair market value;
   (ii) Reduction of Bally debt totaling $150.0 million assumed to have been paid with excess Hilton and Bally cash balances based on estimates of available cash reserves throughout the periods; and

     (iii) Refinancing the balance of Bally debt with available Hilton debt capacity at an average floating rate of 5.89% for the six months ended June 30, 1996 and 6.42% for the year ended December 31, 1995. Each 1/8 percent change in the floating rate on this refinancing would result in a change in interest expense of $.7 million for the six months ended June 30, 1996 and $1.5 million for the year ended December 31, 1995.
     The refinancing decreases interest expense by $31.9 million for the six months ended June 30, 1996 and $57.0 million for the year ended December 31, 1995 due to lower outstanding debt balances and lower interest rates. Lower cash balances available for investment result in a reduction of interest income of $4.4 million for the six months ended June 30, 1996 and $9.6 million for the year ended December 31, 1995.
 (6) Interest expense is reduced $.4 million for the six months ended June 30, 1996 and $1.1 million for the year ended December 31, 1995 due to the conversion of Bally's 8% Convertible Senior Subordinated Debentures due 2000.
 (7) To record the tax effect of pro forma adjustments to depreciation expense, interest income, interest expense and cost reductions associated with estimated operational efficiencies. The amortization of goodwill is not deductible for tax purposes.
 (8) Adjustment to minority interest is attributable to the following:
      (i) The cancellation and conversion of the Series A Cumulative Exchangeable Preferred Stock of Bally's Casino, Inc. (the "Subsidiary Preferred Stock") into the right to receive shares of Bally Common Stock in connection with the merger of Bally's Casino, Inc. with and into Bally, and
     (ii) The impact of the Bally debt refinancing.
 (9) To increase Bally's property and equipment to estimated fair market value.
(10) To reflect the excess purchase price over fair value of net tangible assets acquired and liabilities assumed.
(11) The reduction in other assets reflects (i) deferred financing costs of Bally not valued due to the adjustment of debt to estimated fair market value and (ii) the forgiveness of a tax-sharing receivable of Bally pursuant to the Merger Agreement.
(12) The net increase in current liabilities reflects (i) the accrual of severance and direct merger costs of Hilton and Bally and (ii) a reduction of the current portion of long-term debt as part of the Bally debt refinancing.
(13) To record the deferred tax effect of the pro forma balance sheet adjustments, primarily related to property and equipment and estimated severance costs.
(14) The net increase in stockholders' equity results from the following:
       (i) The issuance of one share of Hilton Common Stock (after giving effect to the Stock Split) for each share of Bally Common Stock outstanding after giving effect to the cancellation and conversion of the Subsidiary Preferred Stock into Bally Common Stock,
      (ii) Hilton PRIDES issued in exchange for Bally PRIDES, and
     (iii) The elimination of Bally's historical net assets.

                      DESCRIPTION OF HILTON CAPITAL STOCK

  As of August 15, 1996, Hilton was authorized to issue 90,000,000 shares of Hilton Common Stock, of which 51,024,707 shares were issued, including treasury shares of 2,170,256, and 10,000,000 shares of Hilton Preferred Stock, of which no shares have been issued. Assuming approval of the amendments to Hilton's Certificate of Incorporation proposed for consideration at the Hilton Special Meeting, the authorized capital stock of Hilton will consist of 400,000,000 shares of Hilton Common Stock and 24,832,700 shares of Hilton Preferred Stock, of which 14,832,700 shares will be designated as Hilton PRIDES.

HILTON COMMON STOCK

  Each share of Hilton Common Stock entitles the holder to one vote on matters submitted to a vote of the stockholders, and, subject to the prior preferences of the Hilton Preferred Stock, if issued, a pro rata share of assets remaining available for distribution to stockholders upon a liquidation of Hilton. Dividends may be paid to the holders of the Hilton Common Stock when and if declared by the Hilton Board out of funds legally available therefor. Hilton has paid cash dividends on its Common Stock. Any further determination to pay cash dividends will be at the discretion of the Board of Directors of Hilton and will depend upon the earnings of Hilton, its financial condition, capital requirements and other factors as the Board of Directors of Hilton may deem relevant. The Hilton Common Stock is not convertible and has no preemptive rights. There are no redemption provisions with respect to the Hilton Common Stock.

  For a description of redemption or forced sale for regulatory reasons applicable to the Hilton Common Stock, see "Description of the Hilton PRIDES-- Redemption or Forced Sale for Regulatory Reasons."

PREFERRED STOCK

  Hilton's Certificate of Incorporation provides that Hilton Preferred Stock may be issued from time to time in one or more series. The Board of Directors of Hilton has authority to fix or alter the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences of any wholly unissued series of Hilton Preferred Stock, as well as the number of shares constituting any such unissued series and the designation thereof, and to increase or decrease the number of shares of any outstanding series (but not below the number of shares of such series then outstanding), without any further vote or action by Hilton's stockholders.

PREFERRED SHARE PURCHASE RIGHTS

  On July 14, 1988, Hilton adopted a Preferred Share Purchase Rights Plan ("Rights Plan") and declared a dividend distribution of one Preferred Share Purchase Right (collectively, the "Rights") on each outstanding share of Hilton Common Stock. The Rights are transferrable only with Hilton Common Stock until they become exercisable.

  Generally, the Rights become exercisable only if a person or group (other than the Hilton Interests, as hereafter defined) acquires 20% or more of the issued and outstanding shares of Hilton Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the issued and outstanding shares of Hilton Common Stock. Each Right entitles stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $150, designated Series A Junior Participating Preferred Stock, par value $.01 per share, of Hilton (the "Hilton Series A Preferred Stock").

  If Hilton is acquired in a merger or other business combination transaction, each Right entitles its holder to purchase, at the Right's then current price, a number of the acquiring company's common shares having a then current market value of twice the Right's exercise price. In addition, if a person or group (other than the Hilton Interests) acquires 30% or more of the issued and outstanding shares of Hilton Common Stock, otherwise than pursuant to a cash tender offer for all shares in which such person or group increases its stake from below 20% to 80% or more of the issued and outstanding shares of Hilton Common Stock, each Right entitles its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, shares of the Hilton Common Stock having a market value of twice the Right's exercise price.

  Following the acquisition by a person or group of beneficial ownership of 50% or more of the Hilton Common Stock and prior to an acquisition of 50% or more of the Hilton Common Stock, Hilton's Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Hilton Common Stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

  Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Hilton Common Stock, the Rights are redeemable for one cent per Right at the option of Hilton's Board of Directors.

  "Hilton Interests" refer to Barron Hilton and the Conrad N. Hilton Fund and the shares of Hilton Common Stock beneficially owned by them.

DELAWARE GENERAL CORPORATION LAW SECTION 203

  As a corporation organized under the laws of the State of Delaware, Hilton is subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between Hilton and an "interested stockholder" (in general, a stockholder owning 15% or more of the outstanding voting stock of Hilton) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if: (i) prior to an interested stockholder becoming such, the Hilton Board approves either the business combination or the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of Hilton outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of Hilton); or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Hilton Board and authorized at an annual or special meeting of Hilton's stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of Hilton not owned by the interested stockholder.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Upon consummation of the Merger and the transactions contemplated thereby, it is estimated there will be approximately 140,000,000 shares of Hilton Common Stock authorized but unissued (assuming the issuance of approximately 62,273,733 shares of Hilton Common Stock in the Merger), and 10,000,000 shares of Hilton Preferred Stock authorized but unissued, for future issuance without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

  The issuance of the Hilton PRIDES could have the effect of delaying or preventing a change in control of Hilton. The issuance of the Hilton PRIDES could decrease the amount of earnings and assets available for distribution to the holders of Hilton Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Hilton Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Hilton Common Stock.

  One of the effects of the existence of unissued Hilton Common Stock or Hilton Preferred Stock may be to enable the Hilton Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Hilton by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Hilton.

  Hilton does not currently have any plans to issue additional shares of Hilton Common Stock or Hilton Preferred Stock other than the shares of Hilton Common Stock and Hilton PRIDES which may be issued pursuant to the Merger.

REGISTRAR AND TRANSFER AGENT

  The registrar and transfer agent for the Hilton Common Stock and Hilton PRIDES will be ChaseMellon Shareholder Services, L.L.C.

                       DESCRIPTION OF THE HILTON PRIDES

  The summary contained herein of the terms of shares of Hilton PRIDES does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of Hilton's proposed amendment to its Certificate of Incorporation and the Certificate of Designations, Preferences, Rights and Limitations (the "Certificate of Designations") relating to the shares of Hilton PRIDES, copies of which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

  Hilton's Board of Directors has authorized the issuance of up to 14,832,700 shares of Hilton PRIDES with a stated liquidation value of $11.125 per share.

DIVIDENDS

  Holders of shares of Hilton PRIDES will be entitled to receive, when, as and if declared by the Hilton Board out of funds legally available therefor, cash dividends from the date of initial issuance of the shares of Hilton PRIDES at the rate per annum of 8% of the stated liquidation value per share (equivalent to $.89 per annum, or $.2225 per quarter, for each share of Hilton PRIDES), payable quarterly in arrears on each January 3, April 3, July 3 and October 3, or, if any such date is not a business day, on the next succeeding business day commencing (subject to the provisions of the immediately following sentence) on the next such date following consummation of the Merger. All accumulated and unpaid dividends on the Bally PRIDES as of the Effective Time shall become accumulated dividends on the Hilton PRIDES exchanged therefor, payable on the next dividend payment date following the Merger (and such dividends shall not be payable with respect to Bally PRIDES); provided, however, that in the event the Merger occurs on or after the record date for a dividend on the Bally PRIDES but prior to the payment date for such dividend, then such dividend shall be payable with respect to the Bally PRIDES (and shall not constitute an accumulated dividend on the Hilton PRIDES), and dividends shall commence accruing on the Hilton PRIDES as of the payment date for such dividend (payable on the next succeeding payment date).

  With respect to any dividend period during which a redemption occurs, Hilton may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends will be payable in cash to the holders of shares of Hilton PRIDES as of the record date for such dividend payment and would not be included in the calculation of the related Hilton PRIDES Call Price as set forth below. The first dividend period will be from the date of initial issuance of the shares of Hilton PRIDES to but excluding the payment date next following the consummation of the Merger, and the first dividend will be payable on the payment date next following the consummation of the Merger. Dividends will cease to accrue in respect of the shares of Hilton PRIDES on the Mandatory Conversion Date (as hereinafter defined) or on the date of their earlier conversion or redemption.

  Dividends will be payable to holders of record as they appear on the stock register of Hilton on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Hilton Board. Dividends payable on shares of Hilton PRIDES for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

  Dividends on shares of Hilton PRIDES will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of Hilton PRIDES will cumulate as of the dividend payment date on which they first become payable, but no interest will accrue on accumulated but unpaid dividends on shares of Hilton PRIDES.

  The shares of Hilton PRIDES will rank on a parity as to payment of dividends with any future preferred stock issued by Hilton that by its terms ranks pari passu with the shares of Hilton PRIDES ("Parity Preferred Stock").

  As long as any shares of Hilton PRIDES are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Hilton Common Stock or any other capital stock of Hilton ranking junior to Hilton PRIDES as to the payment of dividends or the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution) on any Junior Stock unless: (i) full dividends on Preferred Stock (including the shares of Hilton PRIDES) that does not constitute Junior Stock ("Senior Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative;
(ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) Hilton has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) Hilton is not in default on any of its obligations to redeem any Senior Preferred Stock.

  In addition, as long as any shares of Hilton PRIDES are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by Hilton or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on Senior Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase or redemption to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) Hilton has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) Hilton is not in default on any of its obligations to redeem any Senior Preferred Stock.

  Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Hilton Board may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by Hilton or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any Senior Preferred Stock, to share therein according to their respective interests.

  As long as any shares of Hilton PRIDES are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and Hilton may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless: either (a)(i) full dividends on Senior Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Senior Preferred Stock to the extent such dividends are cumulative; (iii) Hilton has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Senior Preferred Stock; and (iv) Hilton is not in default on any of its obligations to redeem any Senior Preferred Stock; or (b) with respect to the payment of dividends only, any such dividends will be declared and paid pro rata so that the amounts of any dividends declared and paid per share of Hilton PRIDES and each other share of Senior Preferred Stock will in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Hilton PRIDES and such other shares of Senior Preferred Stock bear to each other.

MANDATORY CONVERSION OF PRIDES

  On October 3, 1999 (the "Mandatory Conversion Date"), each outstanding share of Hilton PRIDES will, unless previously either redeemed or converted at the option of the holder into Hilton Common Stock, as hereinafter described, mandatorily convert into (i) shares of Hilton Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of Hilton PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of Hilton to redeem the shares of Hilton PRIDES on or after October 3, 1998, and before the Mandatory Conversion Date, as described below, and subject to the conversion of the shares of Hilton PRIDES at the option of the holder at any time before the Mandatory Conversion Date, as described below. The "Common Equivalent Rate" is initially 1.12 shares of Hilton Common Stock for each share of Hilton PRIDES, after giving effect to the Stock Split, and is subject to adjustment as described below. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the shares of Hilton PRIDES then outstanding. If an Additional Cash Payment is made in connection with the Merger, at conversion a holder of Hilton PRIDES will receive a cash payment in an amount equal to the Additional Cash Payment such holder would have received if such conversion had occurred immediately prior to the Effective Time.

  Because the price of the Hilton Common Stock is subject to market fluctuations, the value of the Hilton Common Stock that may be received by holders of shares of Hilton PRIDES upon their mandatory conversion may be more or less than the current market value of the Bally PRIDES being exchanged for Hilton PRIDES in the Merger.

OPTIONAL REDEMPTION

  Shares of Hilton PRIDES are not redeemable by Hilton before October 3, 1998 (the "Initial Redemption Date"). At any time and from time to time on or after the Initial Redemption Date until immediately before the Mandatory Conversion Date, Hilton will have the right to redeem, in whole or in part, the outstanding shares of Hilton PRIDES. Upon any such redemption, Hilton will deliver to the holder thereof in exchange for each share of Hilton PRIDES subject to redemption the greater of: (i) the number of shares of Hilton Common Stock equal to the applicable Call Price (as defined below) in effect on the redemption date divided by the Current Market Price (as defined below) of the Hilton Common Stock, determined as of the second Trading Day immediately preceding the Notice Date (as defined below); or (ii) 0.92 of one share of Hilton Common Stock (the "Minimum Redemption Rate", which is subject to adjustment in the manner described below), after giving effect to the Stock Split. Dividends will cease to accrue on the shares of Hilton PRIDES on the date fixed for their redemption. If an Additional Cash Payment is made in connection with the Merger, at redemption a holder of Hilton PRIDES will receive a cash payment in an amount equal to the Additional Cash Payment such holder would have received if such redemption had occurred immediately prior to the Effective Time.

  The Call Price of each share of Hilton PRIDES is the sum of: (i) $11.348 on and after the Initial Redemption Date to and including January 2, 1999; $11.292 on and after January 3, 1999, to and including April 2, 1999;

$11.237 on and after April 3, 1999, to and including July 2, 1999; $11.181 on and after July 3, 1999, to and including September 2, 1999; and $11.125 (the stated liquidation value of one share of Hilton PRIDES) on and after September 3, 1999, to and including October 3, 1999; and (ii) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date).

  The "Current Market Price" per share of the Hilton Common Stock on any date of determination means the lesser of (x) the average of the closing sale prices of the Hilton Common Stock for the 15 consecutive Trading Days ending on and including such date of determination and (y) the closing sale price of the Hilton Common Stock for such date of determination; provided, however, that, with respect to any redemption of shares of Hilton PRIDES, if any event resulting in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable Redemption Date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by Hilton in connection with a redemption of the shares of Hilton PRIDES means the earlier of the date of the public announcement of such redemption and the date of the commencement of mailing of such notice to the holders of shares of Hilton PRIDES. Closing sale prices shall be based on the last sale price or the average of the closing bid and ask prices on the NYSE or, if not listed thereon, the Nasdaq National Market or the over the counter market, as appropriate.

  If fewer than all the outstanding shares of Hilton PRIDES are to be called for redemption, the shares of Hilton PRIDES to be called will be selected by Hilton from outstanding shares of Hilton PRIDES not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

  Hilton will provide notice of any redemption of shares of Hilton PRIDES to holders of record of the shares of Hilton PRIDES to be called for redemption not less than 30 nor more than 60 days before the date fixed for redemption. Any such notice will be provided by mail, sent to the holders of record of the shares of Hilton PRIDES to be called at each such holder's address as it appears on the stock register of Hilton, first class postage prepaid; provided, however, that failure to give such notice or any defect therein will not affect the validity of the proceeding for redemption of any shares of Hilton PRIDES to be redeemed except as to the holder to whom Hilton has failed to give such notice or whose notice was defective. On and after the redemption date, all rights of the holders of the shares of Hilton PRIDES called for redemption will terminate except the right to receive the redemption price and to receive dividends on such shares previously declared and payable to the holders of record of such shares as of a prior date (unless Hilton defaults on the payment of the redemption price). A public announcement of any call for redemption will be made by Hilton before, or at the time of, the mailing of such notice of redemption.

  Each holder of shares of Hilton PRIDES called for redemption must surrender the certificates evidencing such shares of Hilton PRIDES to Hilton at the place designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of Hilton Common Stock and cash for any fractional share amount.

REDEMPTION OR FORCED SALE FOR REGULATORY REASONS

  If the Nevada Gaming Commission (the "Nevada Commission"), the Mississippi Gaming Commission (the "Mississippi Commission"), the New Jersey Casino Control Commission (the "New Jersey Commission") or the Louisiana Gaming Control Board (the "Louisiana Board," and together with the Nevada Commission, the New Jersey Commission and the Mississippi Commission, the "Gaming Commissions") find that a holder or beneficial owner of shares of Hilton PRIDES or Hilton Common Stock must be licensed or qualified or found suitable to hold or own the shares of Hilton PRIDES or Hilton Common Stock under the Nevada Gaming Control Act and regulations promulgated thereunder (collectively, the "Nevada Act"), the Mississippi Gaming Control Act and regulations promulgated thereunder, (collectively, the "Mississippi Act"), the New Jersey Casino Control Act and regulations promulgated thereunder (collectively, the "New Jersey Act") or the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Act," and together with the Nevada

Act, the Mississippi Act and the New Jersey Act, the "Gaming Acts"), and if such holder or such beneficial owner is not found qualified, licensed or suitable within any time period specified by the Gaming Acts, Hilton has the right, at its option: (i) to require such holder or beneficial owner to dispose of all or a portion of such holder's or beneficial owner's shares of Hilton PRIDES or Hilton Common Stock within 120 days after receipt of notice by such holder or beneficial owner of its disqualification under such Gaming Act (the "Notice Date") (or such different period as may be prescribed by the respective Gaming Commission); or (ii) to redeem shares of Hilton PRIDES or Hilton Common Stock held by such holder, by action of the Hilton Board if in the judgment of the Hilton Board such action should be taken pursuant to
Section 151(b) of the DGCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by Hilton or any subsidiary to conduct any portion of the business of Hilton or any subsidiary, which license or franchise is conditioned upon some or all of the holders of Hilton's securities possessing prescribed qualifications. Such unsuitable or disqualified holder is required to indemnify Hilton for any and all direct or indirect costs, including attorneys' fees, incurred by Hilton as a result of such holder's continuing ownership or failure to divest promptly.

  The redemption price of shares of Hilton PRIDES or Hilton Common Stock to be redeemed would be equal to the lesser of (i) the holder's original purchase price for the security or (ii) the lowest closing sale price of such security between the Notice Date and the date 120 days after the Notice Date.

  Commencing on the date a Gaming Commission serves notice upon Hilton of the determination of unsuitability or disqualification, it is unlawful under the respective Gaming Act for the unsuitable or disqualified holder: to (i) receive any dividends upon shares of Hilton PRIDES or Hilton Common Stock, or any distribution of any kind other than in connection with the repurchase of such securities; (ii) exercise, directly or through any trustee or nominee, any voting right conferred by shares of Hilton PRIDES or Hilton Common Stock; or (iii) receive any remuneration in any form from Hilton for services rendered or otherwise.

CONVERSION AT THE OPTION OF THE HOLDER

  The shares of Hilton PRIDES are convertible, in whole or in part, at the option of the holder thereof, at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Hilton Common Stock at a rate of 0.92 of a share of Hilton Common Stock, after giving effect to the Stock Split, subject to adjustment in certain events, for each share of Hilton PRIDES (the "Optional Conversion Rate"), equivalent to a conversion price of $12.092 per share of Hilton Common Stock (the "Conversion Price"), subject to adjustment as described below. The right to convert shares of Hilton PRIDES called for redemption will terminate immediately before the close of business on any redemption date with respect to such shares. If an Additional Cash Payment is made in connection with the Merger, at conversion a holder of Hilton PRIDES will receive a cash payment in an amount equal to the Additional Cash Payment such holder would have received if such conversion had occurred immediately prior to the Effective Time for an equivalent number of shares of Bally Common Stock.

  Conversion of shares of Hilton PRIDES at the option of the holder may be effected by delivering certificates evidencing such shares of Hilton PRIDES, together with written notice of conversion and a proper assignment of such certificates to Hilton or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for Hilton PRIDES or to any other office or agency maintained by Hilton for that purpose and otherwise in accordance with conversion procedures established by Hilton. Each optional conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements have been satisfied. The conversion will be at the Optional Conversion Rate in effect at such time and on such date.

  Holders of shares of Hilton PRIDES at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of Hilton PRIDES on the corresponding dividend payment date notwithstanding the optional conversion of such shares of Hilton PRIDES following such record date and before such dividend payment date. However, shares of Hilton PRIDES surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend payable on such date (unless such shares of Hilton PRIDES are subject to redemption on a redemption date on or after such record date and on or prior to such dividend payment date). A holder of shares of Hilton PRIDES called for redemption on or after the record date for any dividend payment and on or prior to the payment date for such dividend will receive the dividend on such shares of Hilton PRIDES payable on that dividend payment date and will be able to convert such shares of Hilton PRIDES after the record date for such dividend without paying an amount equal to such dividend to Hilton upon conversion. Except as provided above, upon any optional conversion of shares of Hilton PRIDES, Hilton will make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of Hilton PRIDES, or for previously declared dividends or distributions on the shares of Hilton Common Stock issued upon such conversion.

CONVERSION ADJUSTMENTS

  The Common Equivalent Rate, the Minimum Redemption Rate and the Optional Conversion Rate are each subject to adjustment as appropriate in certain circumstances, including if Hilton: (i) pays a stock dividend or makes a distribution with respect to its Hilton Common Stock in shares of Hilton Common Stock; (ii) subdivides or splits its outstanding Hilton Common Stock;
(iii) combines its outstanding Hilton Common Stock into a smaller number of shares; (iv) issues by reclassification of its shares of Hilton Common Stock any shares of Hilton Common Stock; (v) issues certain rights or warrants to all holders of its Hilton Common Stock; or (vi) pays a dividend or distributes to all holders of its Hilton Common Stock evidences of its indebtedness, cash or other assets (including capital stock of any company other than Hilton Common Stock, but excluding any cash dividends or distributions other than Extraordinary Cash Distributions (as defined below) and dividends referred to in clause (i) above). Hilton will be entitled (but will not be required) to make upward adjustments in the Common Equivalent Rate, the Minimum Redemption Rate, the Optional Conversion Rate and the Call Price as Hilton, in its discretion, determines to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions under Section 305 of the Code) hereafter made by Hilton to its stockholders will not be taxable. "Extraordinary Cash Distribution" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Hilton Common Stock during such period (other than cash dividends and cash distributions for which a prior adjustment to the Common Equivalent Rate, the Minimum Redemption Rate, and Optional Conversion Rate was previously made) to the extent such dividends and distributions exceed, on a per share of Hilton Common Stock basis, 10% of the average daily closing price of the Hilton Common Stock over such period. All adjustments to the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate will be calculated to the nearest one one-hundredth of a share of Hilton Common Stock. No adjustment in the Common Equivalent Rate, the Minimum Redemption Rate, or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

  Whenever the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate are adjusted as provided in the preceding paragraph, Hilton will file with the transfer agent for the shares of Hilton PRIDES a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the shares of Hilton PRIDES providing specified information with respect to such adjustment. At least 10 business days before taking any action that could result in certain adjustments in the Common Equivalent Rate, the Minimum Redemption Rate, and the Optional Conversion Rate, Hilton will notify each holder of shares of Hilton PRIDES concerning such proposed action.

  In the event that the Stock Split is not effected by Hilton, the Common Equivalent Rate, the Minimum Redemption Rate, the Optional Conversion Rate and the Current Market Price, as stated herein, shall be divided by four.

ADJUSTMENT FOR CERTAIN CONSOLIDATIONS OR MERGERS

  In case of: (i) any consolidation or merger to which Hilton is a party (other than a merger or consolidation in which Hilton is the surviving or continuing corporation and in which the shares of Hilton Common Stock outstanding immediately before the merger or consolidation remain unchanged);
(ii) any sale or transfer to another corporation of the property of Hilton as an entirety or substantially as an entirety; or (iii) any statutory exchange of securities with another corporation (other than in connection with a merger or consolidation), each share of Hilton PRIDES will, after consummation of such transaction, be subject to (A) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Hilton Common Stock into which such share of Hilton PRIDES might have been converted immediately before consummation of such transaction, (B) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Hilton Common Stock into which such share of Hilton PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of Hilton PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), and (C) redemption on any redemption date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Hilton Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share of Hilton PRIDES immediately before consummation of such transaction, assuming that, if the Notice Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Hilton Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of Hilton PRIDES will be convertible or redeemable after consummation of such transaction will be subject to adjustment as described above under the caption "Conversion Adjustments" following the date of consummation of such transaction. Hilton may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

FRACTIONAL SHARES

  No fractional shares of Hilton Common Stock will be issued upon redemption or conversion of shares of Hilton PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Hilton PRIDES of any holder that are redeemed or converted on any redemption date or upon mandatory conversion or any optional conversion, such holder will be entitled to receive an amount in cash equal to the same fraction of the: (i) Current Market Price of the Hilton Common Stock, determined as of the second Trading Day immediately preceding the Notice Date, in the case of redemption; or (ii) Closing Price (as defined in the Certificate of Designation) of the Hilton Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of mandatory conversion, or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of Hilton, and subject to the rights of holders of any other series of Hilton Preferred Stock, the holders of outstanding shares of Hilton

PRIDES are entitled to receive for each share of Hilton PRIDES an amount equal to $11.125 per share, plus accrued and unpaid dividends thereon, out of the assets of Hilton available for distribution to stockholders, before any distribution of assets is made to holders of Hilton Common Stock or any other capital stock ranking junior to Hilton PRIDES upon liquidation, dissolution or winding up. The shares of Hilton PRIDES will rank on a parity upon liquidation with any Parity Preferred Stock.

  If, upon any voluntary or involuntary liquidation, dissolution, or winding up of Hilton, the assets of Hilton are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of Hilton PRIDES and all other series of Parity Preferred Stock, the holders of shares of Hilton PRIDES and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of Hilton in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Hilton PRIDES will not be entitled to any further participation in any distribution of assets by Hilton. A consolidation or merger of Hilton with or into one or more other corporations (whether or not Hilton is the corporation surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of Hilton, will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of Hilton.

VOTING RIGHTS

  The holders of shares of Hilton PRIDES shall have the right with the holders of Hilton Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the holders of Hilton Common Stock on the basis of four-fifths (4/5ths) of a vote for each share of Hilton PRIDES held, after giving effect to the Stock Split. The holders of shares of Hilton PRIDES and the holders of Hilton Common Stock will vote together as one class on such matters except as otherwise provided by law or the Certificate of Incorporation of Hilton.

  In the event that dividends on the shares of Hilton PRIDES or any other series of Hilton Preferred Stock are in arrears and unpaid for six quarterly dividend periods, or if any other series of Hilton Preferred Stock is entitled for any other reason to exercise voting rights, separate from the Hilton Common Stock, to elect any Directors of Hilton ("Preferred Stock Directors"), the holders of the shares of Hilton PRIDES (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable with the Hilton PRIDES as a class), with each share of Hilton PRIDES entitled to one vote on this and other matters in which such Preferred Stock votes as a group, will be entitled to vote for the election of two Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors of Hilton immediately before the accrual of such right. Such right, when vested, will continue until all dividends in arrears and payable on the shares of Hilton PRIDES and such other series of Preferred Stock have been paid in full and the right of any other such series of Preferred Stock to exercise voting rights, separate from the Hilton Common Stock, to elect Preferred Stock Directors of Hilton terminates or has terminated, and, when so paid and any such termination occurs or has occurred, such right of the holders of the shares of Hilton PRIDES will cease. The term of office of any Director elected by the holders of the shares of Hilton PRIDES and such other series will terminate on the earlier of (i) the next annual meeting of stockholders at which a successor has been elected and qualified or (ii) the termination of the right of holders of the shares of Hilton PRIDES and such other series to vote for such Directors.

  Hilton will not, without the approval of the holders of at least 66 2/3% of the shares of Hilton PRIDES then outstanding: (i) amend, alter or repeal any of the provisions of the Certificate of Incorporation or Bylaws of Hilton so as to affect adversely the powers, preferences, or rights of the holders of the shares of Hilton PRIDES then outstanding or reduce the minimum time for any required notice to which the holders of the shares of Hilton PRIDES then outstanding may be entitled (an amendment of the Certificate of Incorporation to authorize or create, or to increase the authorized amount of, Hilton Common Stock or other Junior Stock or any stock of any class ranking on a parity with the shares of Hilton PRIDES being deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of Hilton PRIDES); (ii) authorize or create or increase the authorized amount of any stock of any class (whether or not convertible into capital stock of any class) ranking prior to the shares of Hilton PRIDES either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Hilton; or (iii) merge or consolidate with or into any other corporation, unless each holder of shares of Hilton PRIDES immediately preceding such merger or consolidation receives or continues to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of Hilton PRIDES so held.

  Hilton will not, without the approval of the holders of at least a majority of the shares of Hilton PRIDES then outstanding, increase the authorized number of shares of Preferred Stock to more than 60,000,000 shares.

  Notwithstanding the provisions summarized in the preceding two paragraphs, no such approval described therein of the holders of the shares of Hilton PRIDES will be required if, at or before the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution, or winding up, sale, lease, conveyance, purchase, or redemption is to take effect, as the case may be, provision is made for the redemption of all shares of Hilton PRIDES at the time outstanding.

TRANSFER AGENT AND REGISTRAR

  ChaseMellon Shareholder Services, L.L.C. will act as transfer agent and registrar for, and paying agent for the payment of dividends on, the shares of Hilton PRIDES.

MISCELLANEOUS

  Upon issuance, the shares of Hilton PRIDES will be fully paid and nonassessable. Holders of shares of Hilton PRIDES have no preemptive rights. Hilton will at all times reserve and keep available out of its authorized and unissued Hilton Common Stock, solely for issuance upon the conversion or redemption of shares of Hilton PRIDES, such number of shares of Hilton Common Stock as will from time to time be issuable upon the conversion or redemption of all the shares of Hilton PRIDES then outstanding. Shares of Hilton PRIDES redeemed for, or converted into, Hilton Common Stock or otherwise reacquired by Hilton will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for subsequent issuance.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States Federal tax consequences of the ownership and disposition of the Hilton PRIDES. Hilton does not intend to seek a ruling from the Service with respect to any of these tax consequences. This summary is intended for general information only and deals only with holders who are initial holders of shares of Hilton PRIDES and who hold shares of Hilton PRIDES as capital assets within the meaning of Section 1221 of the Code. It does not address aspects of taxation, other than Federal income taxation, or all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, may be subject to special rules). Stock having terms closely resembling those of shares of Hilton PRIDES has not been the subject of any regulation, ruling or judicial decision currently in effect, and there can be no assurance that the Service will adopt the positions set forth below. There can be no assurance that future changes in applicable law or administration and judicial interpretations thereof, any of which could have a retroactive effect, will not adversely affect the tax consequences discussed herein or that there will not be differences of opinion as to the interpretation of applicable law. For purposes of this summary, "U.S. Holder" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any State, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "non-U.S. Holder" means a holder other than a U.S. Holder. Certain aspects of United States Federal income and estate tax relevant to a non-U.S. Holder are discussed separately below. Holders of Bally PRIDES should consult their tax advisors with respect to the application of the United States

Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  Dividends. Dividends paid on shares of Hilton PRIDES out of Hilton's current or accumulated earnings and profits will be taxable as ordinary income. Certain corporate holders will generally qualify for the 70 percent intercorporate dividends-received deduction subject to satisfaction of the minimum holding period (generally at least 46 days) and other applicable requirements. The dividends-received deduction is not available in computing a corporate U.S. Holder's liability for alternative minimum tax.

  Under certain circumstances, a corporation that receives an "extraordinary dividend" as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends not in arrears paid to an original holder of shares of Hilton PRIDES will not constitute extraordinary dividends under Section 1059(c). Under
Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." Hilton does not believe that shares of Hilton PRIDES will be determined to constitute "disqualified preferred stock."

  Call or Conversion Premium. Under certain circumstances, Section 305 of the Code requires that any excess of the redemption price of preferred stock over its issue price is includable in income, before receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority directly on point, a holder of shares of Hilton PRIDES should not be required to include any call or conversion premium in income as a redemption premium under Section 305 of the Code.

  Redemption or Mandatory or Optional Conversion into Hilton Common Stock. As a general rule, gain or loss will not be recognized by a holder upon the redemption of shares of Hilton PRIDES for shares of Hilton Common Stock or the conversion of shares of Hilton PRIDES into shares of Hilton Common Stock if no cash is received. Income may be recognized, however, to the extent Hilton Common Stock or cash is received in payment of accrued and unpaid dividends upon a redemption or conversion. Such income would likely be characterized as dividend income although some uncertainty exists as to the appropriate characterization of payments in satisfaction of accrued and undeclared dividends. A holder who received cash in lieu of a fractional share will be treated as having received such fractional share of Hilton Common Stock and as having exchanged it for cash in a transaction subject to Section 302 of the Code and related provisions. Such exchange should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the holder's tax basis in the fractional share interest. A holder who received an Additional Cash Payment would realize gain or loss equal to the difference between (i) the sum of the Additional Cash Payment and the fair market value of the Hilton Common Stock received and (ii) the aggregate tax basis of the Hilton PRIDES surrendered therefor. Any loss would not be recognized, however, and gain would be recognized, but not in excess of the Additional Cash Payment received. For a discussion of the rules governing the computation of gain and the determination of the character of any gain, see "The Merger--Tax Consequences of the Merger--Receipt of Additional Cash Payment."

  Generally, a holder's tax basis in the Hilton Common Stock received upon the redemption or conversion of shares of Hilton PRIDES, other than shares of Hilton Common Stock taxed upon receipt, will equal the adjusted tax basis of the redeemed or converted shares of Hilton PRIDES (exclusive of any basis allocable to a fractional share interest) and the holding period of such Common Sock will include the holding period of the redeemed or converted shares of Hilton PRIDES. As a general rule, a holder's tax basis in shares of Hilton Common Stock taxed upon receipt will equal the fair market value thereof and the holding period for such Hilton Common Stock will begin on the day following the redemption or conversion.

  Adjustment of Conversion Rates. Certain adjustments to the Common Equivalent Rate and the Optional Conversion Rate to reflect Hilton's distribution of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of Hilton Common Stock may result in constructive distributions taxable as dividends to the holders of shares of Hilton PRIDES which may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders of Hilton PRIDES as described above.

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

  Conversion of Hilton PRIDES after Dividend Record Date. If a holder whose shares of Hilton PRIDES have not been called for redemption, surrenders such shares for conversion into shares of Hilton Common Stock after a dividend record date but before payment of the dividend, such holder will be required to pay Hilton an amount equal to such dividend upon conversion. The holder would likely recognize the dividend payment which is received as income, and would increase the basis of the Hilton Common Stock received by the amount paid to Hilton in connection with the receipt of such dividend.

  Backup Withholding. Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on dividends and certain consideration received upon the redemption or conversion of shares of Hilton PRIDES unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

  Proposed Legislation. The Clinton Administration has proposed tax legislation which would, among other things, decrease the dividend-received deduction for certain corporate holders from 70 percent to 50 percent, require the immediate recognition of income for certain "extraordinary dividends," including dividends received with respect to stock the basis of which would be reduced below zero, and require that a shareholder satisfy a 46-day holding period for each dividend received. No assurance can be given concerning the likelihood of enactment of such legislative proposals, and holders of shares of Hilton PRIDES are urged to consult their tax advisors concerning such legislative proposals and their possible application to the Hilton PRIDES.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

  Dividends. In general, dividends (including constructive distributions taxable as dividends) paid to a non-U.S. Holder will be subject to United States withholding tax at a 30 percent rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either: (i) effectively connected with a trade or business carried on by the non-U.S. Holder within the United States; or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. Holder. Dividends effectively connected with such trade or business or attributable to such permanent establishment will generally be subject to United States Federal income tax at regular rates and, in the case of a non-U.S. Holder which is a corporation, may be subject to the branch profits tax. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country.

  Gain on Redemption or Conversion into Hilton Common Stock. A non-U.S. Holder generally will not be subject to United States Federal income tax on any gain recognized on a disposition, redemption or conversion (a "disposition") of a share of Hilton PRIDES unless: (i) all or a portion of such gain is treated as dividend income; (ii) subject to the exception discussed below, Hilton is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such non-U.S. Holder's holding period (the "Required Holding Period"); (iii) the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within-the United States or, if a tax treaty applies, attributable to a United States permanent establishment maintained by the non-U.S. Holder; (iv) in the case of a non-U.S. Holder who is an individual, who holds the share as a capital asset, and who is present in the United States for 183 days or more in the taxable year of the disposition, either (a) such non-U.S. Holder has a "tax home," (as defined for U.S. Federal income tax purposes) in the United States and the gain from the disposition is not attributable to an office or other fixed place of business maintained by such non-U.S. Holder outside of the United States or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in the United States; or (v) the non-U.S. Holder is subject to a tax pursuant to provisions of the Code applicable to certain United States expatriates. If a non-U.S. Holder fails to satisfy clause (iii) above, the non-U.S. Holder will be taxed on the net gain derived from the disposition under regular graduated U.S. Federal income tax rates (and, with respect to corporate non-U.S. Holders, may also be subject to the branch profits tax described above). If an individual non-U.S. Holder fails to satisfy clause (iv) above, the non-U.S. Holder generally will be subject to a

30 percent tax on the gain derived from the disposition, which gain may be offset by U.S. capital losses recognized within the same taxable year of such disposition (notwithstanding the fact that the non-U.S. Holder is not considered a resident of the United States).

  A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. While not free from doubt, Hilton believes that it currently is a USRPHC. However, a non-U.S. Holder would generally not be subject to tax or withholding in respect of such tax on gain from a disposition of a share of Hilton PRIDES by reason of Hilton's USRPHC status if Hilton PRIDES are regularly traded on an established securities market ("regularly traded") during the calendar year in which such disposition occurs provided that such non-U.S. Holder does not own, actually or constructively, Hilton PRIDES with a fair market value in excess of 5 percent of the fair market value of all Hilton PRIDES outstanding at any time during the Required Holding Period. Hilton believes that Hilton PRIDES will be treated as regularly traded.

  If Hilton is or has been a USRPHC within the Required Holding Period, and if a non-U.S. Holder owns in excess of 5 percent of the fair market value of Hilton PRIDES (as described in the preceding paragraph), such non-U.S. Holder of shares of Hilton PRIDES will be subject to United States Federal income tax at regular graduated rates under certain rules ("FIRPTA tax") on gain recognized on a disposition of shares of Hilton PRIDES. Any amount withheld pursuant to such withholding tax will be creditable against such non-U.S. Holder's United States Federal income tax liability. Following conversion of one or more of a non-U.S. Holder's shares of Hilton PRIDES into shares of Hilton Common Stock, such non-U.S. Holder will be subject to the same FIRPTA tax rules with respect to the sale, exchange, or other disposition of shares of Hilton Common Stock by a non-U.S. Holder (as well as the exception discussed above) as are applicable to a disposition of one or more shares of Hilton PRIDES by such non-U.S. Holder. Non-U.S. Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

  Federal Estate Tax. Shares of Hilton PRIDES owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States Federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

  Backup Withholding and Information Reporting Requirements. Under current United States Treasury regulations, Hilton must report annually to the Service and to each non-U.S. Holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the non-U.S. Holder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on shares of Hilton PRIDES to a non-U.S. Holder at an address outside the United States. Backup withholding may apply to such payments unless the payee is able to establish its status as a non-U.S. Holder.

  The payment of the proceeds from the disposition of shares of Hilton PRIDES to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies, among other things, its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of Hilton PRIDES to or through a non-U.S. office of a broker will generally, except as noted below, not be subject to backup withholding and information reporting. In the case of proceeds from a disposition of shares of Hilton PRIDES paid to or through a non-U.S. office of a U.S. broker or paid to or through a non-U.S. office of a non-U.S. broker that is: (i) a "controlled foreign corporation" for United States Federal income tax purposes; or (ii) a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (a) backup withholding will not apply unless the broker has actual knowledge

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

that the owner is not a non-U.S. Holder, and (b) information reporting will not apply if the broker has documentary evidence in its files that the owner is non-U.S. Holder (unless the broker has actual knowledge to the contrary).

  Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be refunded (or credited against the non-U.S. Holder's United States Federal income tax liability, if any), provided that the required information is furnished to the Service.

  The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

                           REGULATION AND LICENSING

  Each of Hilton and Bally hold gaming licenses or permits in each jurisdiction in which it operates gaming activities. In each such jurisdiction, certain regulatory requirements must be complied with and/or certain approvals must be obtained prior to the consummation of the Merger. Upon consummation of the Merger, Bally will cease to exist and Hilton will succeed to Bally's operations and will be subject to such laws and regulations to which Bally's operations were subject prior to the Merger. Unless the context otherwise requires, the discussion below assumes the Merger has been consummated.

  Under provisions of Nevada, Mississippi, Missouri, Louisiana and New Jersey and other gaming laws, and Hilton's Certificate of Incorporation, certain securities of Hilton are subject to restrictions on ownership which may be imposed by specified governmental authorities. Such restrictions may require the holder to dispose of the securities or, if the holder refuses to make such disposition, Hilton may be obligated to repurchase the securities.

  Nevada Gaming Laws. The ownership and operation of casino gaming facilities in Nevada are subject to (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and (ii) various local regulations. Hilton's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), and, depending on the facility's location, the Clark County Liquor and Gaming Licensing Board (the "CCB") and the City of Reno. The Nevada Commission, the Nevada Board, the CCB and the City of Reno are collectively referred to as the "Nevada Gaming Authorities."

  The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on Hilton's gaming operations.

  Each subsidiary of Hilton that operates a casino in Nevada (individually, a "Corporate Licensee" and collectively, the "Corporate Licensees") is required to be licensed by the Nevada Gaming Authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. Hilton is required to be registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities.

  The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Hilton or any of its Corporate Licensees in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of a Corporate Licensee must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of Hilton who are actively and directly involved in gaming activities of any Corporate Licensee may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay all costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

  If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Hilton or any Corporate Licensee, Hilton and the Corporate Licensee would have to sever all relationships with such person. In addition, the Nevada Commission may require Hilton or a Corporate Licensee to terminate the employment of any person who refused to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

  Hilton and all Corporate Licensees are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions of a Corporate Licensee must be reported to, or approved by, the Nevada Commission.

  If it were determined that the Nevada Act was violated by a Corporate Licensee, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Corporate Licensee, Hilton and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate a Corporate Licensee's gaming property and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the gaming property) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license of a Corporate Licensee or the appointment of a supervisor could (and revocation of any gaming license would) have a material adverse effect on Hilton's gaming operations.

  Any beneficial holder of Hilton Common Stock, Hilton PRIDES, or any other voting security of Hilton ("Hilton Voting Securities"), regardless of the number of shares owned, may be required to file an application, be investigated, and have such person's suitability as a beneficial holder of Hilton Voting Securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

  The Nevada Act requires any person who acquires beneficial ownership of more than 5% of Hilton Voting Securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of Hilton Voting Securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires beneficial ownership of more than 10%, but not more than 15%, of Hilton Voting Securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds Hilton Voting Securities for investment purposes only. An institutional investor shall not be deemed to hold Hilton Voting Securities for investment purposes unless Hilton Voting Securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Board of Directors of Hilton, any change in Hilton's corporate charter, bylaws, management, policies or operations of Hilton, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding Hilton Voting Securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation. Barron Hilton, Hilton's largest stockholder, has been found suitable as a controlling stockholder of Hilton.

  Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or by the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of Hilton Voting Securities beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Hilton is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Hilton or a Corporate Licensee, Hilton (i) pays that person any dividend or interest upon any Hilton Voting Securities; (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;
(iii) pays remuneration in any form to that person for services rendered or otherwise; or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish the voting securities for cash at fair market value. Additionally, the CCB has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

  The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own such debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

  Hilton is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Hilton is also required to render maximum assistance in determining the identity of the beneficial owner of any Hilton Voting Securities. The Nevada Commission has the power to require Hilton's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on Hilton.

  Hilton may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On September 28, 1995, the Nevada Commission granted Hilton prior approval to make public offerings for a period of one year, subject to certain conditions (the "Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. In addition to its applications for other required approvals in order to consummate the Merger, Hilton has filed an application seeking the approval of the Nevada Board and the Nevada Commission for a renewal of the Shelf Approval until September 1997. The Hilton Common Stock and the Hilton PRIDES will be offered pursuant to the renewed Shelf Approval. However, there can be no assurances that any of the approvals will be granted. Furthermore, any approval, if granted, does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.

  Changes in control of Hilton through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

  The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before Hilton can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by Hilton's Board of Directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control of Hilton.

  License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Corporate Licensees' respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operators where entertainment is furnished in connection with the selling of food or refreshments. Nevada Corporate Licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada.

  Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of the Licensee's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. A Licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

  The sale of alcoholic beverages at establishments operated by a Corporate Licensee is subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the Corporate Licensee.

  Louisiana Gaming Laws. The ownership and operation of a riverboat gaming vessel in the State of Louisiana is subject to the Louisiana Riverboat Economic Development and Gaming Control Act (the "Act"). As of May 1, 1996, gaming activities have been regulated by the Louisiana Gaming Control Board (the "Board"). The Board is responsible for investigating the background of all applicants seeking a riverboat gaming license, issuing the license and enforcing the laws, rules and regulations relating to riverboat gaming activities.

  The applicant, its officers, directors, key personnel, partners and persons holding a 5% or greater interest in the holder of a gaming license are required to be found suitable by the Board. This requires the filing of an

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

extensive application to the Board disclosing personal, financial, criminal, business and other information. On October 13, 1993, the Board's predecessor issued a riverboat gaming license to the Queen of New Orleans, a joint venture of which Hilton owns a 50% interest.

  The transfer of a Louisiana gaming license is prohibited under the Act. The sale, assignment, transfer, pledge or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license is subject to Board approval and the transferee must be found suitable. Ownership of the Hilton PRIDES may constitute ownership of Hilton Common Stock for this purpose. In addition, all contracts and leases entered into by a licensee are subject to approval and certain enterprises which transact business with the licensee must be licensed.

  The Board must approve all security holders of the licensees and may find any such security holder not qualified to own those securities. Louisiana law may require that the charter or bylaws of the licensee provide that securities are held subject to the condition that, if a holder is found to be disqualified by the Board, the holder must dispose of the securities of the licensee. If a security holder of a licensee is found disqualified, it will be unlawful for the security holder: to (i) receive any dividend or interest with regard to the securities; (ii) exercise, directly or indirectly, any rights conferred by the securities; or (iii) receive any remuneration from the licensee for services rendered or otherwise. The Board may impose similar approval requirements on holders of securities of any intermediary or holding company of the licensee, but may waive those requirements with respect to holders of publicly-traded securities of intermediary and holding companies if such holders do not have the ability to control the publicly-traded corporation or elect one or more directors thereof.

  On April 19, 1996, the Louisiana legislature approved legislation mandating statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit three individual types of gaming. The referendum will be brought before the Louisiana voters at the time of the 1996 presidential election and will determine whether each of the following types of gaming will be prohibited or permitted in the following described Louisiana parishes: (i) the operation of video draw poker devices in each parish; (ii) the conduct of riverboat gaming in each parish that is contiguous to a statutorily designated river or waterway or (iii) the conduct of land-based casino gaming operations in Orleans Parish. If a majority of the voters in a parish elect to prohibit one or more of the above-described gaming activities in such parish, then no license or permit shall be issued to conduct such prohibited gaming activity in such parish and no such gaming activity may be permitted in that parish. If, however, riverboat gaming was previously permitted in such parish, the legislation permits the current gaming operator to continue riverboat gaming in that parish until the expiration of its gaming license. Hilton's current riverboat gaming license expires on October 12, 1998, and Bally's current riverboat gaming license expires on March 24, 1999. Further, in parishes where riverboat gaming is currently authorized and voters elect to prohibit riverboat gaming, the legislation provides that the gaming license shall not be reissued or transferred to any parish other than a parish in which a riverboat upon which gaming is conducted is berthed. The current legislation, however, does not provide for any moratorium on future local elections on gaming. Further, the current legislation does not provide for any moratorium that must expire before future local elections on gaming could be mandated or allowed.

  New Jersey Gaming Laws. The ownership and operations of hotel-casino facilities in Atlantic City, New Jersey are subject to extensive state regulation under the New Jersey Casino Control Act (the "Act"). No hotel-casino facility may operate unless various licenses and approvals are obtained from New Jersey regulatory authorities, including the Casino Control Commission (the "New Jersey Commission"). The New Jersey Commission is authorized under the Act to adopt regulations covering a broad spectrum of gaming and gaming related activities and to prescribe the methods and forms of applications for licenses.

  In order to be granted a casino license under the Act, officers and directors of a licensee and its employees who are employed in hotel or casino operations in Atlantic City are required to be licensed or approved by the New Jersey Commission. In addition, all contracts and leases entered into by a licensee would be subject to approval and certain enterprises which transact business with the licensee would themselves have to be licensed.

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

  The Act requires prior approval from the New Jersey Commission before control of a casino licensee can be transferred. However, pursuant to an interim casino authorization, the Act permits an entity that obtains the securities of a casino licensee to acquire and own such securities upon obtaining interim authorization from the New Jersey Commission. During the period of interim authorization the securities of any such licensee must be held in trust pursuant to the provisions of the Act. Prior to a determination of final approval, the holder of the securities of the licensee retains complete authority over the actions of the trustee of the trust. If the New Jersey Commission thereafter denies qualification, the trustee of the trust will be charged with disposing of the trust property.

  For a more complete description of the various applicable gaming regulatory requirements under (i) the Nevada and Louisiana Gaming Laws, see "Additional Information--Regulation and Licensing" in the Hilton Form 10-K and (ii) the New Jersey Gaming Laws, see "Additional Information--Regulation and Licensing" in the Hilton Form 10-K and "Gaming Regulation" in the Bally Form 10-K.

  Mississippi Gaming Laws. The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission. An owner and operator of casino gaming facilities in Mississippi and its related holding companies must register under the Mississippi Gaming Control Act (the "Mississippi Act") and its gaming operations are subject to the licensing and regulatory control of the Mississippi Gaming Commission and various local, city and county regulatory agencies. Although not identical, the Mississippi Act is similar to the Nevada Act. The adopted regulations of the Mississippi Gaming Commission are also similar in many respects to the Nevada gaming regulations.

  Mississippi statutes and regulations give the Mississippi Gaming Commission the discretion to require a suitability finding with respect to any person or entity who acquired any security of an owner and operator of casino gaming facilities in Mississippi regardless of the percentage of ownership. The current policy of the Mississippi Gaming Commission is to require any person or entity acquiring 5% or more of any voting securities of a public company with a licensed subsidiary or private company licensee to be found suitable. If the owner of voting securities who is required to be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation. The sale of alcoholic beverages by Hilton is subject to licensing, control and regulation by the Alcoholic Beverage Control Division ("ABC") of the Mississippi State Tax Commission. An ABC license is revocable and is not transferable. The Alcoholic Beverage Control Division of the Mississippi State Tax Commission has full power to limit, condition, suspend or revoke any such license. For a more complete description of the various applicable gaming regulatory requirements under the Mississippi Gaming Laws, see "Gaming Regulation--Mississippi Regulation" in the Bally Form 10-K.

  Missouri Gaming Laws. In 1993, Missouri enacted the Missouri Gaming Law (the "MGL") and established the Missouri Gaming Commission (the "MGC"), which is responsible for the licensing and regulation of riverboat gaming in Missouri. The number of licenses which may be granted is not specifically limited by statute or regulation but may be subject to limitations imposed by the MGC. The MGL grants specific powers and duties to the MGC to supervise riverboat gaming and implement the MGL and take any other action as may be reasonable or appropriate to enforce the MGL. The MGC may approve permanently moored ("dockside") riverboat casinos subject to specific criteria that includes the economic interest of Missouri and the safety of the general public.

  Under the MGL, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. If a company is granted a gaming license in Missouri, such company, any related subsidiaries and its officers, directors, significant shareholders and employees will be subject to regulation. The initial license and first subsequent license renewal of an excursion gambling boat operator generally is for a period of one year. The MGC, however, may reopen license hearings at any time and may terminate or impose additional regulations upon a licensee at any time during the term of a license. In addition to the owner's license and operator's license for the riverboat, most individuals participating in gaming operations are required to have an occupational license from the MGC. Applicants and licensees are responsible to keep the application and any requested materials current at all times, and this responsibility continues throughout any period of licensure granted by the MGC. In addition, Missouri has extensive licensing disclosure requirements. In August, 1996, the MGC issued a riverboat gaming license to the Flamingo Hilton Riverboat Casino, L.P., a limited partnership wholly-owned by Hilton.

  Pursuant to its rulemaking authority, the MGC has adopted certain regulations which provide, among other things, that: (i) no gaming licensee or occupational licensee may pledge, hypothecate or transfer in any way any license, or any interest in a license, issued by the MGC; (ii) without first notifying the MGC at least 60 days prior to such consummation of any of the following transactions (and during such period the MGC may disapprove the transaction or require the transaction to be delayed pending further investigation) (a) a gaming licensee or a holding company affiliated with a gaming licensee may not make a public issuance of debt, (b) a publicly held gaming licensee or a publicly held holding company may not make any issuance of an ownership interest equaling 5% or greater of the gaming licensee or holding company (ownership of the Hilton PRIDES may constitute ownership of Hilton Common Stock for this purpose) or (c) a person or entity may not pledge or hypothecate an ownership interest in a gaming licensee that is not a publicly held company or a holding company that is not a publicly held company; provided that no such ownership interest may be transferred voluntarily or involuntarily pursuant to any pledge without separate notice to the MGC as required by the regulations; (iii) not later than 7 days after the consummation of any transfer of ownership interest in a publicly held gaming licensee, if such transfer would result in an entity or group of entities acting in concert owning, directly or indirectly, a total amount of ownership interest equaling 5% or greater of the ownership interest in the gaming licensee, the transferee must report such consummation to the MGC; (iv) no withdrawals of capital, loans, advances or distribution of any type of assets in excess of 5% of accumulated earnings of a licensee to anyone with an ownership interest in the licensee may occur without prior MGC approval; and
(v) the MGC may take action against a licensee or other person who has been disciplined in another jurisdiction for gaming related activity.

                   GENERAL COMPARISON OF STOCKHOLDERS RIGHTS

  At the Effective Time, the holders of Bally Common Stock will become holders of Hilton Common Stock and their rights will be governed by Hilton's Certificate of Incorporation and Bylaws and by the DGCL, and the holders of Bally PRIDES will become holders of Hilton PRIDES and their rights will be governed by Hilton's Certificate of Incorporation and Bylaws and by the DGCL. The following are summaries of certain differences between the rights of holders of Bally Common Stock and holders of Hilton Common Stock. The rights of holders of the Hilton PRIDES, which are substantially identical to the rights of the holders of the Bally PRIDES, are described above under "Description of Hilton PRIDES." Because each of Bally and Hilton are organized under the DGCL, any differences in the rights of their stockholders arise solely from differences in their respective Certificates of Incorporation and Bylaws.

  The following discussion is not intended to be complete and is qualified in its entirety by reference to the DGCL, Bally's Restated Certificate of Incorporation and Bylaws and Hilton's Certificate of Incorporation and Bylaws.

  Authorized Capital. As of the date hereof, the total number of authorized shares of capital stock of Hilton is 100,000,000 shares, consisting of 90,000,000 shares of Hilton Common Stock and 10,000,000 shares of Hilton Preferred Stock and the total number of authorized shares of capital stock of Bally is 110,000,000 shares, consisting of 80,000,000 shares of Bally Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share, of Bally, of which 15,525,000 shares are designated Bally PRIDES. Assuming consummation of the Merger and approval of the Related Hilton Proposals, immediately following the Merger, the total number of authorized shares of capital stock of Hilton will be 424,832,700 shares, consisting of 400,000,000 shares of Hilton Common Stock and 24,832,700 shares of Hilton Preferred Stock, 14,832,700 shares of which shall be designated as Hilton PRIDES.


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

  Special Meetings of Stockholders. Bally's Bylaws provide that its Board of Directors, Chairman of the Board of Directors or President may call a special meeting of the stockholders. Hilton's Bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

  Number and Election of Directors. Bally's Bylaws provide for a Board of Directors consisting of not fewer than three (3) directors, elected by a plurality of votes cast at the stockholders' annual meeting at which each director's term expires. The exact number of directors is to be determined by an 80% vote of the then authorized number of directors or by an affirmative vote of the holders of at least 80% of the voting stock of Bally.

  Hilton's Bylaws currently provide for a Board of Directors consisting of eleven (11) directors. At the stockholders' annual meeting, each Hilton director whose term expires at that meeting must be elected by a plurality vote of the stockholders. However, Hilton's Bylaws provide that no share of stock shall be voted on at any election of directors that was transferred within twenty (20) days prior to such election.

  Classes and Terms of Directors. Bally's Restated Certificate of Incorporation and Bylaws establish three (3) classes of directors, as nearly equal in number of directors as possible, with each director elected for a term expiring at the third succeeding annual meeting of stockholders after his or her election. Hilton's Bylaws similarly provide that the Board of Directors be classified into three (3) classes, each class of directors holding office for a term of three (3) years.

  Removal of Directors. Bally's Restated Certificate of Incorporation provides that a director may only be removed, with or without cause, at any time by the vote or consent of the holders of at least 80% of the shares of voting stock of Bally, voting as a single class. Hilton's Bylaws provide that any director may be removed, with or without cause, by the affirmative vote of the holders of at least 75% of the votes represented by all then outstanding shares of voting stock, voting as a single class.

  Notices of Director Nominations and Stockholder Business. Bally's Bylaws provide that to be timely, a stockholder's notice of nomination or proposed business must be received not fewer than 40 nor more than 65 calendar days before the annual meeting. If the public announcement of such meeting is not made at least 50 days before the date of such meeting, the stockholder must make a request not later than 10 calendar days after the announcement of the meeting. Hilton's Bylaws provide that a stockholder's notice of a nomination or of a proposed business to be brought before an annual meeting must be received by the Secretary not fewer than 60 calendar days prior to the meeting.

  Business Combination Provisions. Each of Hilton and Bally is subject to
Section 203 of the DGCL. In addition, Hilton's Certificate of Incorporation requires that combination transactions with any individual, firm, corporation or other entity (other than Hilton or any subsidiary of Hilton) that owns 10% or more of Hilton's voting stock be approved by the affirmative vote of at least 75% of the voting power of the then outstanding capital stock of Hilton, except that, if (i) such business combination transaction is approved by a majority of disinterested directors of Hilton or (ii) certain enumerated price and procedural requirements are satisfied, then only the affirmative vote of a majority of the outstanding voting stock of Hilton is required for approval.

  Under Bally's Restated Certificate of Incorporation: (i) any merger or consolidation of Bally or a subsidiary of Bally with; (ii) any sale, lease, exchange or other disposition by Bally or a subsidiary of Bally of assets constituting all or substantially all the assets of Bally and its subsidiaries, taken as a whole, to; or (iii) any issuance or transfer by Bally or any subsidiary of Bally of any voting securities of Bally (except for voting securities issued pursuant to a stock option, purchase, bonus or other plan) to, in each case, an entity or person holding 5% or more of the voting stock of Bally, shall require the affirmative vote of at least 80% of the voting power of the then outstanding capital stock of Bally; provided that such a vote is not required if the Board of Directors of Bally shall have (i) by resolution approved a memorandum of understanding with such 5% holder with respect to, and substantially consistent with the transaction prior to the time such entity became a 5% holder or (ii) by resolution adopted by more than 80% of the directors of Bally then in office approved such transaction at any time prior to its consummation.

  Amendment of Certificate of Incorporation and Bylaws. Under Bally's Restated Certificate of Incorporation, the provisions thereof relating to: (i) amendments to Bally's Restated Certificate of Incorporation; (ii) merger, consolidation or sale of substantially all the assets of Bally or a subsidiary of Bally and issuance or transfer of voting securities of Bally; and (iii) removal of directors may not be amended except with the vote of stockholders representing 80% of the voting power of Bally, voting together as a single class. Amendments with respect to other provisions of Bally's Restated Certificate of Incorporation require a majority vote. Stockholders may also amend the Bylaws of Bally by a majority vote.

  Hilton's Certificate of Incorporation provides that the provisions contained therein and in the Bylaws relating to the number, election and terms of directors, nominating procedures, the bringing of stockholder business, removal of directors, filling of vacancies, amending the Bylaws and certain other matters cannot be amended by the stockholders without the affirmative vote of at least 75% of Hilton's voting stock, voting together as a single class.

  Dividend Payment, Liquidation Preference and Redemptions. Bally's Restated Certificate of Incorporation permits the Board of Directors of Bally to issue shares of preferred stock in such series and with such designations and relative rights and preferences as may be determined by resolution. Pursuant to Bally's Restated Certificate of Incorporation, dividends on outstanding shares of Bally Preferred Stock shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the outstanding shares of Bally Common Stock with respect to the same dividend period. Bally's Restated Certificate of Incorporation further provides that the Board of Directors of Bally may, in establishing any series of Bally Preferred Stock, establish further limitations on the payment of dividends on Bally Common Stock while any dividends on shares of preferred stock are accrued and unpaid.

  Hilton's Certificate of Incorporation also provides that the Board of Directors shall have authority to issue shares of Hilton Preferred Stock from time to time on such terms as it may determine, and to divide the Hilton Preferred Stock into one or more classes or series and, in connection with the creation of any such class or series, to fix by the resolution the designation, powers and relative, participating, optional or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the fullest extent permitted by law.

                          OTHER PROPOSALS RELATING TO
                          THE HILTON SPECIAL MEETING

          APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES
               OF HILTON COMMON STOCK AND HILTON PREFERRED STOCK
                     AND THE DESIGNATION OF HILTON PRIDES

  The Hilton Board has approved and adopted, subject to stockholder approval, an amendment (the "Authorized Shares Amendment") to the Hilton Certificate of Incorporation to: (i) increase the authorized number of shares of Hilton Common Stock from 90,000,000 shares to 400,000,000 shares; (ii) increase the authorized number of shares of Hilton Preferred Stock from 10,000,000 shares to 24,832,700 shares; and (iii) designate 14,832,700 shares of Hilton Preferred Stock as Hilton PRIDES.

  Reasons for Amendment. The purpose of the Authorized Shares Amendment is to:
(i) authorize a sufficient number of shares of Hilton Common Stock to effect the Stock Split; (ii) make a sufficient number of authorized shares of Hilton Common Stock available after consummation of the Merger to provide flexibility for future issuance of Hilton Common Stock for business and financial purposes; and (iii) make a sufficient number of authorized shares of Hilton Preferred Stock available for the designation and issuance of up to 14,832,700 shares of Hilton PRIDES required to be issued in connection with the Merger.

  Except for issuance of Hilton Common Stock and Hilton PRIDES in connection with the Merger, Hilton does not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any of the remaining additional shares of Hilton Common Stock or Hilton Preferred Stock which would be authorized by the Authorized Shares Amendment.

  Principal Effects. The additional shares of Hilton Common Stock to be authorized by the Authorized Shares Amendment would have rights identical to the currently outstanding Hilton Common Stock. Adoption of the Authorized Shares Amendment would not affect the rights of the holders of currently outstanding Hilton Common Stock, except for effects incidental to increasing the number of shares of Hilton Common Stock outstanding upon the issuance of newly authorized shares of Hilton Common Stock. If the Authorized Shares Amendment is approved by the Hilton stockholders, it will become effective upon the filing of a Certificate of Amendment to Hilton's Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to be effective prior to the close of business on the date of the Hilton Special Meeting and, in any event, prior to the consummation of the Merger.

  The proposal to amend Hilton's Certificate of Incorporation will be voted upon by the stockholders of Hilton separately from each of the Hilton Merger Proposal and the Related Hilton Proposals. HOWEVER, THE APPROVAL OF THE HILTON MERGER PROPOSAL AND APPROVAL OF THE STOCK SPLIT IS CONDITIONED UPON APPROVAL OF THE AUTHORIZED SHARES AMENDMENT BY THE STOCKHOLDERS OF HILTON. ACCORDINGLY, A VOTE AGAINST THE PROPOSAL TO AMEND HILTON'S CERTIFICATE OF INCORPORATION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE HILTON MERGER PROPOSAL AND PROPOSAL TO EFFECT THE STOCK SPLIT. THE HILTON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HILTON STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AUTHORIZED SHARES AMENDMENT.

                      APPROVAL OF A FOUR-FOR-ONE SPLIT OF
                              HILTON COMMON STOCK

  The Board of Directors of Hilton has approved and adopted, subject to stockholder approval, an amendment to Hilton's Certificate of Incorporation to effect the Stock Split, pursuant to which each share of Hilton Common Stock outstanding immediately prior to the Hilton Special Meeting will be subdivided into four shares of Hilton Common Stock.

  Reasons for Stock Split. The objectives of the Stock Split are to shift the trading range of the Hilton Common Stock to a level that will facilitate increased trading activity and encourage round lot trading, which may be expected to increase the liquidity and broaden the marketability of Hilton Common Stock. For these reasons, the Board has determined that the Stock Split would be in the best interests of Hilton and its stockholders.

  Principal Effects. The Stock Split will not affect the stockholders' proportionate equity interest in Hilton or the rights of the stockholders with respect to each share of Hilton Common Stock as to voting, dividends and other matters. Since there is no consideration received by Hilton in connection with the Stock Split, the overall capital of Hilton will not change solely as a result of the Stock Split.

  Effective Date; Delivery of New Certificates. If the Stock Split is approved by the stockholders of Hilton, it will become effective upon the filing of a Certificate of Amendment to Hilton's Certificate of Incorporation with the Secretary of State of the State of Delaware which is expected to be effective prior to the close of business on the date of the Hilton Special Meeting (the "Stock Split Record Date"). Subject to such approval, on or about October 24, 1996 (the "Stock Split Payment Date"), Hilton will mail a certificate representing three (3) additional shares of Hilton Common Stock for each share held on the Stock Split Record Date to holders of Hilton Common Stock as of the Stock Split Record Date. Stockholders should retain their stock certificates representing shares of Hilton Common Stock and should not send them to Hilton or its transfer agent. In addition, Hilton stockholders contemplating a sale between the Stock Split Record Date and the Stock Split Payment Date should consult their brokers as to their entitlement to the split shares.

  Tax Consequences. The following discussion is included for general information only. Hilton stockholders should consult their personal tax advisors to determine the particular consequences of the Stock Split, including the applicability and effect of Federal, state, local and foreign income and other taxes. No gain or loss will be recognized for Federal income tax purposes on the receipt of additional shares of Hilton Common Stock in the Stock Split. A stockholder's tax basis in the shares of Hilton Common Stock held immediately prior to the Stock Split will be allocated proportionately among the original shares and the additional shares issued as a result of the Stock Split. The holding period of the shares of Hilton Common Stock received by a holder will include the period during which the shares of Hilton Common Stock owned immediately prior to the Stock Split were held.

  THE HILTON BOARD UNANIMOUSLY RECOMMENDS THAT HILTON STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND HILTON'S CERTIFICATE OF INCORPORATION TO
                            EFFECT THE STOCK SPLIT.

                          APPROVAL OF THE ISSUANCE OF
                     HILTON COMMON STOCK AND HILTON PRIDES
                       PURSUANT TO THE MERGER AGREEMENT

  At the Hilton Special Meeting, Hilton stockholders will be asked to consider and vote upon a proposal to approve the issuance pursuant to the Merger Agreement of shares of Hilton Common Stock (estimated to be up to approximately 62,273,733 shares, see "The Merger Agreement--Conversion of Shares"), and 14,832,700 shares of Hilton PRIDES. As of August 15, 1996, 51,620,865 shares of Bally Common Stock and 14,832,700 shares of Bally PRIDES were issued and outstanding and 10,652,868 shares of Bally Common Stock were issuable pursuant to outstanding options and agreements and securities convertible or exchangeable into shares of Bally Common Stock. Based upon such number of shares, it is currently anticipated that up to approximately 62,273,733 shares of Hilton Common Stock (see "The Merger Agreement-- Conversion of Shares") and 14,832,700 shares of Hilton PRIDES will be issued upon consummation of the Merger, after giving effect to the Stock Split.

  Reason for Authorization. The rules of the NYSE require the affirmative vote of a majority of the votes cast in person or by proxy at the Hilton Special Meeting to approve the issuance of shares of Hilton Common Stock and Hilton PRIDES pursuant to the Merger Agreement.

  The Proposal to authorize the issuance of shares of Hilton Common Stock and shares of Hilton PRIDES will be voted on upon by the stockholders of Hilton separately from the Hilton Merger Proposal. HOWEVER, THE APPROVAL OF THE HILTON MERGER PROPOSAL IS CONDITIONED UPON APPROVAL OF THE ISSUANCE OF SHARES OF HILTON COMMON STOCK AND HILTON PRIDES PURSUANT TO THE MERGER. ACCORDINGLY, A VOTE AGAINST THE PROPOSAL TO ISSUE ADDITIONAL SHARES OF HILTON COMMON STOCK AND HILTON PRIDES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE HILTON MERGER PROPOSAL.

  THE HILTON BOARD UNANIMOUSLY RECOMMENDS THAT THE HILTON STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF HILTON COMMON STOCK AND HILTON PRIDES.

                                    EXPERTS

  The consolidated financial statements of Hilton incorporated by reference into this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements appearing in Bally's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL COUNSEL

  The validity of the shares of Hilton Common Stock and Hilton PRIDES to be issued pursuant to the Merger will be passed upon by, and an opinion with respect to certain tax consequences of the Merger to Hilton will be rendered to Hilton by, Latham & Watkins, Los Angeles, California.

  An opinion with respect to certain tax consequences of the Merger to holders of Bally Common Stock and Bally PRIDES will be rendered to Bally by Weil, Gotshal & Manges LLP, New York, New York.

                              INDEX TO APPENDICES

 APPENDICES                                                                PAGE
 ----------                                                                ----
   A        Agreement and Plan of Merger dated as of June 6, 1996, as
             amended by First Amendment to Merger Agreement dated as of
             August 15, 1996 by and between Hilton Hotels Corporation and
             Bally Entertainment Corporation.............................  A-1
            Opinions of Donaldson, Lufkin & Jenrette Securities
   B         Corporation.................................................  B-1
   C        Opinion of Goldman, Sachs & Co...............................  C-1
            Opinion of Merrill Lynch, Pierce, Fenner & Smith
   D         Incorporated................................................  D-1
   E        Section 262 of the Delaware General Corporation Law Relating
             to Dissenter's Rights.......................................  E-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                           HILTON HOTELS CORPORATION
                                      AND
                        BALLY ENTERTAINMENT CORPORATION

                           DATED AS OF JUNE 6, 1996,
                       AND AMENDED AS OF AUGUST 15, 1996

                                   COMPOSITE
                                   AGREEMENT

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

  SECTION                                                                  PAGE
  -------                                                                  ----

                                   ARTICLE I

                                  DEFINITIONS

   1.1      Definitions..................................................  A-1
   1.2      Other Terms..................................................  A-5
   1.3      Other Definitional Provisions................................  A-5

                                   ARTICLE II

                                   THE MERGER

   2.1      Merger.......................................................  A-6
   2.2      Closing......................................................  A-6
   2.3      Effective Time...............................................  A-6
   2.4      Effects of the Merger........................................  A-6
   2.5      Certificate of Incorporation and By-laws.....................  A-6
   2.6      Directors....................................................  A-6
   2.7      Officers.....................................................  A-6

                                  ARTICLE III

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   3.1      Effect on Capital Stock......................................  A-6
   3.2      Exchange of Certificates.....................................  A-9

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   4.1      Organization, Standing and Corporate Power...................  A-11
   4.2      Subsidiaries.................................................  A-11
   4.3      Capitalization...............................................  A-11
   4.4      Authority; Enforceability; No Conflicts; and Consents........  A-12
   4.5      Vote Required; State Takeover Statutes; Rights Agreement.....  A-13
   4.6      Compliance with Applicable Laws..............................  A-13
   4.7      Company SEC Documents; Undisclosed Liabilities...............  A-14
   4.8      Absence of Changes or Events.................................  A-15
   4.9      Litigation...................................................  A-15
   4.10     Taxes........................................................  A-15
   4.11     Employee Benefits............................................  A-17
   4.12     Title to Properties..........................................  A-17
   4.13     Insurance....................................................  A-18
   4.14     Brokers and Intermediaries...................................  A-18
   4.15     Opinion of Financial Advisor.................................  A-18
   4.16     Company Rights Agreement.....................................  A-18
   4.17     Transactions With Affiliates.................................  A-18

  SECTION                                                                  PAGE
  -------                                                                  ----

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

   5.1      Organization, Standing and Corporate Power of Acquiror......   A-18
   5.2      Capitalization..............................................   A-18
   5.3      Authority; Enforceability; No Conflicts.....................   A-19
   5.4      The Vote Required; Ownership of Company Capital Stock.......   A-20
   5.5      Acquiror SEC Documents; Undisclosed Liabilities.............   A-20
   5.6      Absence of Changes or Events................................   A-21
   5.7      Litigation..................................................   A-21
   5.8      Taxes.......................................................   A-21
   5.9      Compliance with Applicable Laws.............................   A-21
   5.10     ERISA Compliance............................................   A-22
   5.11     Brokers.....................................................   A-22

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   6.1      Conduct of Business of the Company..........................   A-22
   6.2      Conduct of Business of Acquiror.............................   A-24
   6.3      Access to Information.......................................   A-25

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

            Preparation of Form S-4 and the Proxy Statement/Prospectus;
   7.1       Stockholders' Meeting......................................   A-26
   7.2      Letter of the Company's Accountants.........................   A-27
   7.3      Letter of Acquiror's Accountants............................   A-27
   7.4      Reasonable Best Efforts; Notification.......................   A-27
   7.5      Approval of Gaming Commissions; Regulatory Matters..........   A-28
   7.6      Supplemental Disclosure.....................................   A-28
   7.7      Announcements...............................................   A-28
   7.8      No Solicitation.............................................   A-29
   7.9      Indemnification; Directors' and Officers' Insurance.........   A-29
   7.10     NYSE Listing................................................   A-30
   7.11     Affiliates..................................................   A-30
   7.12     Rights Agreement............................................   A-31
   7.13     Employee Benefits...........................................   A-31
   7.14     Tax Treatment...............................................   A-31
   7.15     Transfer Taxes..............................................   A-31
   7.16     Subsidiary Preferred Stock..................................   A-31

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

   8.1      Conditions to Each Party's Obligation to Effect the Merger..   A-32
   8.2      Conditions of Obligations of Acquiror.......................   A-32
   8.3      Conditions of Obligation of the Company.....................   A-33

  SECTION                                                                   PAGE
  -------                                                                   ----

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

    9.1     Termination..................................................   A-34
    9.2     Effect of Termination........................................   A-35
    9.3     Fees and Expenses............................................   A-35
    9.4     Amendment....................................................   A-35
    9.5     Extension; Waiver............................................   A-36

                                   ARTICLE X

                               GENERAL PROVISIONS

   10.1     Effectiveness of Representations, Warranties and Agreements..   A-36
   10.2     Expenses.....................................................   A-36
   10.3     Governing Law................................................   A-36
   10.4     Notices......................................................   A-36
   10.5     Entire Agreement.............................................   A-37
   10.6     Disclosure Schedule..........................................   A-37
   10.7     Headings; References.........................................   A-37
   10.8     Counterparts.................................................   A-37
   10.9     Parties in Interest; Assignment..............................   A-37
   10.10    Severability; Enforcement....................................   A-37
   10.11    Specific Performance.........................................   A-38

EXHIBIT A--Form of Opinion of Latham & Watkins

EXHIBIT B--Form of Opinion of Weil, Gotshal & Manges LLP

EXHIBIT C--Form of Tax Certificate of the Company

EXHIBIT D--Form of Tax Certificate of Acquiror

EXHIBIT E--Form of Tax Certificate of Certain Stockholders of the Company

EXHIBIT F--Form of Affiliate Letter

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of June 6, 1996, among HILTON HOTELS CORPORATION, a Delaware corporation ("Acquiror"), and BALLY ENTERTAINMENT CORPORATION, a Delaware corporation (the "Company").

                             W I T N E S S E T H :

  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company and Acquiror will enter into a business combination transaction pursuant to which the Company will merge with and into Acquiror (the "Merger"), with Acquiror continuing as the surviving corporation (the "Surviving Corporation");

  WHEREAS, the respective Boards of Directors of Acquiror and the Company have determined that the Merger would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved this Agreement and the transactions contemplated hereby;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

  WHEREAS, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

    "Acquiror Disclosure Schedule" shall have the meaning set forth in
  Section 10.6.

    "Acquiror SEC Documents" shall have the meaning set forth in Section 5.5.

    "Acquiror Common Stock" shall have the meaning set forth in Section
  3.1(c).

    "Acquiror Preferred Stock" shall have the meaning set forth in Section
  5.2.

    "Acquisition Proposal" shall have the meaning set forth in Section
  7.8(c).

    "Acquiror Rights" shall have the meaning set forth in Section 3.1(c).

    "Acquiror Rights Agreement" shall have the meaning set forth in Section 3.1(c).

    "Acquiror Significant Subsidiaries" shall mean any Subsidiary of Acquiror that constitutes a "Significant Subsidiary" of Acquiror within the meaning of Regulation S-X of the SEC.

    "Acquiror Stock Options" shall have the meaning set forth in Section 5.2.

    "Acquiror Stockholder Approval" shall have the meaning set forth in
  Section 5.3(a).

    "Acquiror Stockholders' Meeting" shall have the meaning set forth in
  Section 7.1(e).

    "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

    "Applicable Laws" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

    "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

    "Cash Consideration" shall have the meaning set forth in Section 3.1(c).

    "Certificate of Merger" shall have the meaning set forth in Section 2.3.

    "Certificates" shall have the meaning set forth in Section 3.2(b).

    "Closing" shall have the meaning set forth in Section 2.2.

    "Closing Date" shall have the meaning set forth in Section 2.2.

    "Code" shall have the meaning set forth in the fourth recital of this Agreement.

    "Common Conversion Number" shall equal 0.25, as may be adjusted pursuant to Sections 3.1(c) and 3.1(d).

    "Company Capital Stock" shall mean the Company Common Stock, the Series D Preferred and the PRIDES.

    "Company Common Stock" shall have the meaning set forth in Section
  3.1(c).

    "Company Disclosure Schedule" shall have the meaning set forth in Section 10.6.

    "Company Preferred Stock" shall have the meaning set forth in Section
  4.3.

    "Company Representatives" shall have the meaning set forth in Section
  7.8.

    "Company Rights" shall have the meaning set forth in Section 4.3.

    "Company SEC Documents" shall have the meaning set forth in Section 4.7.

    "Company Significant Subsidiary" shall mean any Subsidiary of the Company that constitutes a "Significant Subsidiary" of the Company within the meaning of Regulation S-X of the SEC.

    "Company Stockholder Approval" shall have the meaning set forth in
  Section 4.4(a).

    "Company Stockholders' Meeting" shall have the meaning set forth in
  Section 7.1(d).

    "Confidentiality Agreement" shall have the meaning set forth in Section 6.3(c).

    "Contamination" shall mean the introduction into the environment (including the land, surface water, ground water, underlying or in proximity to any Real Property and the ambient air above or in the proximity to any Real Property) of any contaminant, pollutant or other toxic or hazardous substance or waste as those terms are defined in applicable Environmental Laws (whether or not upon the Real Property or other property used by the Company or any of its Subsidiaries and whether or not such pollution, when it occurred, violated any Environmental Law) as a result of any actual or threatened spill, discharge, leak, emission, escape, injection, dumping or release of any kind of any substance, in violation of any Environmental Law, or as a result of which the Company or any of its Subsidiaries has or is reasonably likely to become liable to any person or by reason of which the Real Property or any other assets of the Company or any of its Subsidiaries is reasonably likely to suffer or be subjected to any Encumbrance or claim.

    "Convertible Debentures" shall have the meaning set forth in Section 4.3.

    "Determination Price" shall mean the average of the daily high and low sales prices of the Acquiror Common Stock (regular way) as shown on the New York Stock Exchange Composite Tape (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) for the ten consecutive

  Trading Days ending on the third Trading Day prior to the Closing Date, as such Determination Price may be adjusted pursuant to Section 3.1(d).

    "DGCL" shall mean the Delaware General Corporation Law.

    "DOJ" shall mean the Department of Justice.

    "Effective Time" shall have the meaning set forth in Section 2.3.

    "Employee Benefit Plans" shall have the meaning set forth in Section
  4.11(a).

    "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

    "Environmental Laws" shall have the meaning set forth in Section 4.6(c).

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and the applicable regulations promulgated thereunder.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

    "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

    "Form S-4" shall have the meaning set forth in Section 5.3(c).

    "FTC" shall mean the Federal Trade Commission.

    "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

    "Gaming Commissions" shall mean, collectively, the Nevada State Control Board, the Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission and the Louisiana Riverboat Gaming Commission.

    "Gaming Laws" shall mean any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the casino and gaming and racetrack activities and operations of the Company or Acquiror, as applicable, including (i) the New Jersey Casino Control Act and the rules and regulations promulgated thereunder (the "New Jersey Gaming Laws"), (ii) the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, and the Clark County, Nevada Code and the rules and regulations promulgated thereunder (the "Nevada Gaming Laws"), (iii) the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder (the "Mississippi Gaming Laws"), and
  (iv) the Louisiana Riverboat Economic Development and Gaming Act and the rules and regulations promulgated thereunder (the "Louisiana Gaming Laws").

    "Gains Tax" shall have the meaning set forth in Section 4.4(c).

    "Governmental Authority" shall mean any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

    "Hazardous Material" shall have the meaning set forth in Section 4.6(d).

    "HSR Act" shall have the meaning set forth in Section 4.4(c).

    "Improvements" shall mean, with respect to any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property or owned or leased by the Company or any of its Subsidiaries and used in, on or at such Real Property, together with any and all loading docks, parking lots, garages, and other facilities serving any such buildings; and landscaping and site improvements.

    "Indemnified Liabilities" shall have the meaning set forth in Section
  7.9(a).

    "Indemnified Parties" shall have the meaning set forth in Section 7.9(a).

    "IRS" means the United States Internal Revenue Service.

    "Legal Proceedings" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

    "Material Adverse Effect" shall mean, with respect to any Person, any change, occurrence or effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole.

    "Merger" shall have the meaning set forth in the first recital to this Agreement.

    "Merger Consideration" shall have the meaning set forth in Section
  3.2(b).

    "New PRIDES" shall mean Acquiror's Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock; the rights, preferences and terms of which shall be the same as those of the PRIDES, except that the issuer thereof shall be Acquiror, the vote per share of New PRIDES shall be the product of 0.80 and the Common Conversion Number, and the conversion and redemption terms shall reflect the adjustments provided for in Section 3(e) of the Certificate of Designations, Preferences, Rights and Limitations of PRIDES.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "Option" shall have the meaning set forth in Section 3.1(f).

    "Permits" shall have the meaning set forth in Section 4.6(a).

    "Permitted Encumbrances" shall mean only the following title exceptions:
  (a) taxes either not delinquent or being diligently contested; (b) mechanics', materialmen's or similar statutory liens being diligently contested; (c) other exceptions that do not and would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and (d) Encumbrances related to indebtedness disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement.

    "Person" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

    "PRIDES" shall mean the Company's Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock.

    "Proxy Statement/Prospectus" shall mean the joint proxy statement relating to the Company Stockholder Approval and Acquiror Stockholder Approval and the prospectus relating to the issuance of shares of the Acquiror Common Stock and New PRIDES in connection with the consummation of the transactions contemplated by this Agreement, as such joint proxy statement and prospectus may be amended or supplemented from time to time.

    "Real Property" shall have the meaning set forth in Section 4.12.

    "SAR" shall have the meaning set forth in Section 3.1(f).

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "SEC" shall mean the Securities and Exchange Commission.

    "Series D Preferred" shall mean the Company's Series D Convertible Exchangeable Preferred Stock.

    "Stock Consideration" shall have the meaning set forth in Section 3.1(c).

    "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or other otherwise controls (including, without limitation, Belle of Orleans, LLC and Bally's Olympia Limited Partnership).

    "Subsidiary Preferred Stock" shall have the meaning set forth in Section
  4.3.

    "Surviving Corporation" shall have the meaning set forth in the first recital of this Agreement.

    "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

    "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

    "Termination Date" shall have the meaning set forth in Section 9.1(d).

    "Termination Notice" shall have the meaning set forth in Section 3.1(d).

    "Third Party" shall mean a party or parties unaffiliated with either the Company or Acquiror.

    "Top-Up Intent Notice" shall have the meaning set forth in Section
  3.1(c).

    "Trading Day" shall mean a day on which the NYSE is open for the transaction of business.

  1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

  1.3 Other Definitional Provisions. (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

  (c) The terms "dollars" and "$" shall mean United States dollars.

                                  ARTICLE II

                                  THE MERGER

  2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Acquiror at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Acquiror shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

  2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on the third Business Day following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived (the "Closing Date"), at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to by the parties hereto.

  2.3 Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is so duly filed, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  2.4 Effects of the Merger. The Merger shall have the effects as set forth in
Section 259 of the DGCL.

  2.5 Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with its terms and the DGCL.

  (b) The By-laws of Acquiror, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until thereafter amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.

  2.6 Directors. The directors of Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be. Immediately after the Effective Time, Acquiror shall take all action necessary to elect one individual designated by the Board of Directors of the Company and reasonably acceptable to Acquiror, as director of the Surviving Corporation.

  2.7 Officers. The officers of Acquiror immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
            THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or the holder of any shares of the capital stock of Acquiror:

    (a) Capital Stock of Acquiror. Each share of the capital stock of Acquiror issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the same class of capital stock of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Acquiror-Owned Stock. Each share of Company Capital Stock that is directly owned by the Company and each share of Company Capital Stock that is directly owned by Acquiror or any subsidiary of Acquiror shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion of Company Common Stock. (i) Subject to Section 3.3, each share of Common Stock, par value $.66 2/3 per share ("Company Common Stock"), of the Company, issued and outstanding immediately prior to the Effective Time (excluding shares cancelled in accordance with Section 3.1(b)) together with the Company Rights attached thereto or associated therewith shall be converted into the right to receive a number of fully paid and non-assessable shares of Common Stock, par value $2.50 per share, of Acquiror ("Acquiror Common Stock") equal to the Common Conversion Number (the "Stock Consideration"); provided, however, that in the event the Determination Price is less than $108 (as adjusted pursuant to Section 3.1(d), the "Target Amount"), each share of Company Common Stock shall be converted into the right to receive a number of fully paid and non-assessable shares of Acquiror Common Stock equal to the Common Conversion Number plus an amount in cash, not to exceed $3.00, equal to (i) the difference between the Target Amount and the Determination Price multiplied by (ii) the Common Conversion Number (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next highest hundredth but in no event greater than $3.00) (the "Cash Consideration"); and, provided, further, that in the event the Determination Price is less than $80 (as adjusted pursuant to Section 3.1(d), the "Floor Amount"), Acquiror shall have the right to give written notice to the Company (the "Top-Up Intent Notice") that the board of directors of Acquiror elects to increase the Common Conversion Number such that the product of the Common Conversion Number and the Determination Price shall equal $20 (it being understood that notwithstanding such increase in the Common Conversion Number, the Cash Consideration shall remain the same). The Top-Up Intent Notice shall be delivered to the Company no later than 2:00 p.m. on the second Business Day prior to the Closing Date. If, in such case, Acquiror does not deliver a Top-Up Intent Notice, the Company shall have the right to give written notice to Acquiror (the "Termination Notice") that the Company elects to terminate this Agreement. The Termination Notice shall be delivered to Acquiror no later than 2:00 p.m. on the Business Day prior to the Closing Date.

    (ii) Pursuant to the Rights Agreement, dated as of July 14, 1988 (the "Acquiror Rights Agreement"), between Acquiror and the First National Bank of Chicago, as rights agent, one right issued under the Acquiror Rights Agreement (an "Acquiror Right") will be attached to each share of Acquiror Common Stock issued upon conversion of Company Common Stock in accordance with Section 3.1(c) and all references in this Agreement to Acquiror Common Stock shall be deemed to include the Acquiror Rights. As of the Effective Time, all shares of Company Common Stock and all Company Rights converted pursuant to Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock and any such Company Rights shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, certificates representing the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.2(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), in each case without interest.

    (d) Certain Adjustments and Determinations. If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Conversion Number, the Determination Price, the Target Amount and the Floor Amount specified in Section 3.1(c) correspondingly shall be adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. Acquiror intends to effect a 4-for-1 stock split of Acquiror Common Stock, and upon such stock split, the Common Conversion Number shall be 1.0 (as may be further adjusted pursuant to Section 3.1(c)), the Target Amount shall be $27 and the Floor Amount shall be $20; and, in the event the Determination Price is calculated on the basis of pre-split trading prices, the Determination Price shall be such amount divided by four or, if the Determination Price is calculated on the basis of pre-split and post-split trading prices, appropriate adjustments shall be made to calculate a comparable number.

    (e) Conversion of PRIDES. Each share PRIDES issued and outstanding at the Effective Time (other than shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of New PRIDES, subsequent to the Effective Time. As of the Effective Time, all such shares of PRIDES shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of PRIDES shall cease to have any rights with respect thereto, except the right to receive the shares of New PRIDES, to be issued in consideration thereof upon surrender of such certificate in accordance with
  Section 3.2(a) and any dividends or other distributions to which such holder is entitled to pursuant to Section 3.2(c), in each case without interest.

    (f) Stock Options; SARS. At the Effective Time, each then outstanding option to purchase shares of Company Common Stock under the Company's 1989 Incentive Plan, 1993 Non-Employee Directors' Stock Option Plan and 1985 Incentive Plan (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable in accordance with its terms (collectively, the "Options"), shall become exercisable in full and shall be settled in exchange for an amount of cash equal to the product of (1) the amount by which (A) the sum of (i) the product of the Common Conversion Number and the Determination Price plus (ii) the Cash Consideration (if any) exceeds
  (B) the exercise price per share of such Option and (2) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Option, subject to any required withholding of taxes (such amount being hereinafter referred to as, the "Option Consideration"). At the Effective Time, each then outstanding stock appreciation right granted by the Company under any of the Company Stock Option Plans, whether or not then vested or exercisable in accordance with its terms (collectively, the "SARs"), shall become exercisable in full and shall be settled in exchange for an amount of cash equal to the product of (1) the amount by which (A) the sum of (i) the product of the Common Conversion Number and the Determination Price plus (ii) the Cash Consideration (if any) exceeds (B) the appreciation base per share of Company Common Stock for such SAR and
  (2) the number of shares of Company Common Stock covered by such SAR, subject to any required withholding of taxes (such amount being hereinafter referred to as, the "SAR Consideration"); provided, however, that with respect to each SAR issued in tandem with an Option, the payment pursuant to the immediately preceding sentence with respect to the corresponding Option shall be deemed to constitute full satisfaction and settlement of such SAR and the holder of such SAR will be entitled to no additional payment with respect to the SAR, and such SAR shall be cancelled. Notwithstanding the foregoing, with respect to any person subject to
  Section 16(a) of the Exchange Act, any amount of Option Consideration or SAR Consideration, as the case may be, shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. From and after the Effective Time, the Options and SARs shall represent only the right of the holders of such Options and SARs to receive the payments specified above upon the surrender thereof. Upon receipt of the Option Consideration or the SAR Consideration (if any), as the case may be, the corresponding Option or the corresponding SAR, as the case may be, shall be canceled. The surrender of an Option or a SAR, as the case may be, to the Company in exchange for the Option Consideration or the SAR Consideration, as the case may be, shall be deemed a release of any and all rights the holder had or may have had in respect of such Option or such SAR. Except as otherwise agreed to by the parties hereto, (i) all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or, except as set forth in Section 3.1(f) of the Company Disclosure Schedule, any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) the Company shall take all permitted action necessary to ensure that following the Effective Time no participant in any Company Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

  3.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"), and Acquiror shall deposit with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 3.2) for the benefit of the holders of shares of Company Common Stock and PRIDES for exchange in accordance with this Article III, through the Exchange Agent, certificates evidencing the shares of Acquiror Common Stock and New PRIDES issuable and the Cash Consideration (if any) deliverable pursuant to Sections 3.1(c) and 3.1(d) in exchange for outstanding shares of Company Common Stock and PRIDES. Such shares of Acquiror Common Stock and PRIDES and Cash Consideration (if any), together with any dividends or distributions with respect thereto with a record date after the Effective Time, shall hereinafter be referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Acquiror Common Stock and New PRIDES issuable and the Cash Consideration (if any) deliverable pursuant to Sections 3.1(c) and 3.1(d) out of the Exchange Fund.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Capital Stock (the "Certificates") whose shares were converted into the right to receive shares of Acquiror Common Stock and Cash Consideration (if any) or New PRIDES, as the case may be, pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Acquiror Common Stock or New PRIDES, as the case may be, and payment of Cash Consideration, if applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing that number of whole shares of Acquiror Common Stock or New PRIDES, as applicable, that such holder has the right to receive pursuant to the provisions of Section 3.1, (B) in the case of Acquiror Common Stock, payment evidencing the Cash Consideration (if any) and cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Sections 3.1(c) and 3.2(e), and (C) any dividends or other distributions to which such holder is entitled pursuant to
Section 3.2(c) (the shares of Acquiror Common Stock or New PRIDES, as the case may be, cash, dividends and distributions described in clauses (A), (B) and
(C) being hereinafter collectively, the "Merger Consideration"), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, certificates evidencing the proper number of shares of Acquiror Common Stock or New PRIDES, as applicable, may be issued in accordance with this Article III to a person other than the person in whose name the Certificate so surrendered is registered, if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the appropriate Merger Consideration.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock or New PRIDES evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate in accordance with this
Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock or New PRIDES, as applicable, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with both a record date and payment date after the Effective Time, but prior to surrender, payable with respect to such whole shares of Acquiror Common Stock or New PRIDES, as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock or New PRIDES as applicable. No interest shall be paid on the Merger Consideration or such dividends or other distributions.

  (d) No Further Rights in Company Capital Stock. All shares of Acquiror Common Stock and New PRIDES issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (and any cash paid pursuant to Section 3.2(c) or, in the case of Acquiror Common Stock, Sections 3.1(c) and 3.2(e)) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Rights exchanged therefor represented by such Certificates; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article III, except as otherwise provided by law.

  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the holder thereof to vote or to any rights of a shareholder of Acquiror.

  (ii) Notwithstanding any provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the Determination Price.

  (f) No Liability. Neither Acquiror nor the Company shall be liable to any holder of shares of Company Capital Stock or Acquiror Common Stock, as the case may be, for such shares of Acquiror Common Stock or New PRIDES (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock which have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  3.3. Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, in the event shares of Company Common Stock are converted into the right to receive both the Stock Consideration and Cash Consideration pursuant to Section 3.1(c), shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Stock Consideration and Cash Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Stock Consideration and Cash Consideration upon surrender in the manner provided in this Article III, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock. The Company shall give Acquiror
(i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle, or otherwise negotiate any such demands.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Acquiror as follows:

  4.1 Organization, Standing and Corporate Power. Each of the Company and each Company Significant Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company. The Company has delivered to Acquiror complete and correct copies of its Restated Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement.

  4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth all the Subsidiaries of the Company. Except as set forth in Section 4.2 of the Company Disclosure Schedule, or as described in Section 4.3 or as disclosed in the Company SEC Documents, all the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Encumbrances. Subject to compliance with applicable Gaming Laws, the respective certificates of incorporation and bylaws or other organizational documents of the Company's Subsidiaries do not contain any provision limiting or otherwise restricting the ability of Acquiror, following the Effective Time, from controlling such Subsidiaries on the same basis as the Company.

  4.3 Capitalization. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of May 31, 1996, (i) 49,763,359 shares of Company Common Stock were issued and outstanding, (ii) 33,368 shares of Company Common Stock were held by the Company in its treasury, (iii) 496,988 shares of the Series D Preferred, convertible into an aggregate of 1,103,313 shares of Company Common Stock, were issued and outstanding, and 1,103,313 shares of Company Common Stock were reserved for issuance upon conversion of the Series D Preferred, (iv) 15,525,000 shares of PRIDES, currently convertible into an aggregate of 14,283,000 shares of Company Common Stock, were issued and outstanding, and 17,388,000 shares of Company Common Stock were reserved for issuance upon conversion of the PRIDES, (v) 4,985,878 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options, (vi) no shares of Company Common Stock were reserved for issuance upon exercise of outstanding SARS (other than 508,334 shares granted in tandem with Options), (vii) 59,600 shares of Company Common Stock were reserved for issuance in connection with the Company's Employee Stock Purchase Plans, (viii) 2,618,405 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Debentures due 1998 (the "6% Convertible Debentures") and the Company's 10% Convertible Subordinated Debentures due 2006 (the "10% Convertible Debentures" and, together with the 6% Convertible Debentures, the "Convertible Debentures"), the 6% Convertible Debentures being convertible into an aggregate of 69,119 shares of Company Common Stock, and the 10% Convertible Debentures being convertible into an aggregate of 2,549,286 shares of Company Common Stock, and (ix) 800,000 shares of Company Preferred Stock (Series B Junior Participating) were reserved for issuance in connection with the rights to purchase shares of certain Company Preferred Stock (the "Company Rights") issued pursuant to the Rights Agreement dated as of December 4, 1986, as amended (as amended to the date of this Agreement and as further amended from time to time, the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent (the "Company Rights Agent"). Except as set forth above, as of May 31, 1996, no shares of capital stock or other voting or equity securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding SARs which were not granted in tandem with (and which would not terminate upon exercise of) a related Option and there are no other outstanding contractual rights the value of which is derived from the financial performance of the Company or the value of shares of Company Common Stock. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth above, there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or in Section 4.3 of the Company Disclosure Schedule and other than 1,505,405 shares of Company Common Stock and 376,351 shares of Common Stock of Bally Total Fitness Holding Corporation deliverable upon exchange of Bally Casino, Inc.'s Series A Cumulative Exchangeable Preferred Stock (the "Subsidiary Preferred Stock"), as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for the redemption of the Series D Preferred, the Company Rights or as set forth above or in Section 4.3 of the Company Disclosure Schedule and other than redemptions, purchases and other acquisitions required by applicable provisions under Gaming Laws or similar provisions contained in the terms of the capital stock of the Company or any of its Subsidiaries, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

  4.4 Authority; Enforceability; No Conflicts; and Consents. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to approval of this Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock and the PRIDES, voting as a class (the "Company Stockholder Approval"), at a special meeting of the holders of Company Common Stock and the PRIDES. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligations of Acquiror, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

  (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Restated Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) other than severance agreements, severance plans and employment agreements disclosed in the Company SEC Documents or in the Company Disclosure Schedule or otherwise previously disclosed to Acquiror and bank credit agreements, financing leases and indentures relating to notes and debentures identified under "Long Term Debt" of the Notes to Consolidated Financial Statements of the Company included in its 1995 Annual Report or as set forth in Section 4.4 of the Company Disclosure Schedule and subject to the governmental filings and other matters referred to in Section 4.4(c), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.4(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) have a Material Adverse Effect with respect to the Company, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval and (y) such reports and filings under Section 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the approval by (A) the New Jersey Casino Control Commission under the New Jersey Gaming Laws, (B) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Laws, (C) the Clark County Liquor and Gaming Licensing Board pursuant to the Clark County, Nevada Code and the rules and regulations promulgated thereunder, (D) the Mississippi Gaming Commission under the Mississippi Gaming Laws, and (E) the Louisiana Riverboat Gaming Commission under the Louisiana Gaming Laws, (v) the filing of notices and the approval of Governmental Authorities as may be required under the applicable Gaming Laws of the States of Maryland and Washington and under the Indian Gaming Regulatory Act of 1988,
(vi) as may be required by any applicable state securities or "blue sky" laws,
(vii) in connection with any state or local tax which is attributable to the beneficial ownership of real property of the Company or its Subsidiaries ("Gains Tax"), (viii) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (ix) such immaterial filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets, and (x) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (1) have a Material Adverse Effect with respect to the Company, (2) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (3) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

  4.5 Vote Required; State Takeover Statutes; Rights Agreement. (a) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

  (b) The Board of Directors of the Company has approved the Merger and this Agreement and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the other transactions contemplated by this Agreement.

  (c) The Company and the Board of Directors of the Company have taken and will maintain in effect all necessary action to render the Company Rights Agreement inapplicable with respect to the Merger and the other transactions contemplated by this Agreement.

  4.6 Compliance with Applicable Laws. (a) Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws and Gaming Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, the Company and the Company Significant Subsidiaries are in compliance with all Applicable Laws, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect with respect to the Company. The preceding sentence of this Section 4.6 does not apply to matters specifically covered by Section 4.10, 4.11 or 4.6(b) through 4.6(d).

  (b) Each of the Company and its Subsidiaries is, and has been, and each of the Company's former Subsidiaries, while a Subsidiary of the Company, was in compliance with all applicable Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. The term "ENVIRONMENTAL LAWS" means any applicable Federal, state, local or foreign statute, ordinance, rule, regulation, Permit, judgment, order, decree, injunction or other legally binding authorization, relating to: (A) Releases (as defined in 42 U.S.C. SECTION 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

  (c) During the period of ownership or operation by the Company and its Subsidiaries of any of their owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of the Company or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Company. The term "HAZARDOUS MATERIAL" means (1) hazardous substances (as defined in 42 U.S.C. SECTION 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material, (5) PCBs, or materials containing PCBs in excess of 50 ppm, and any material regulated as a medical waste or infectious waste.

  (d) The transactions contemplated by this Agreement will not require compliance with the New Jersey Industrial Site Recovery Act or any similar state transfer law.

  4.7 Company SEC Documents; Undisclosed Liabilities. (a) Each of the Company and its Subsidiaries has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended or supplemented and, together with all reports, registration statements, forms and other documents filed by GNOC Corp., Bally's Park Place, Inc., Bally's Grand, Inc. and Bally's Casino Holdings, Inc. since January 1, 1995, the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained at the time they were filed any untrue statement of a material fact or omitted at the time they were filed to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At their respective dates, the financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  (b) Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in Section 4.8 or 6.1 of this Agreement or the related Sections of the Company Disclosure Schedule and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, the Company and its Subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a Material Adverse Effect with respect to the Company.

  4.8 Absence of Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or as set forth in Section 4.8 or 6.1 of the Company Disclosure Schedule or permitted by Section 6.1 of this Agreement, since December 31, 1995, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any change or occurrence which resulted in or is reasonably likely to have a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company other than on the Series D Preferred Stock or on the PRIDES, as specifically provided by the terms thereof, (iii) any issuance of any shares of Company Common Stock or other capital stock of the Company or any securities convertible into or exchangeable or exercisable for capital stock of the Company that is not reflected in Section 4.2 (other than issuances of Company Common Stock described in Section 6.1(ii)), (iv) any split, combination or reclassification of any of the capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of the Company, (v) (x) any granting by the Company or any of its Subsidiaries to any director or officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of December 31, 1995 that were included as an exhibit to a Company SEC Document filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its Subsidiaries to any such person of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most highly compensated senior officers of the Company and its Subsidiaries), or as was required under employment, severance or termination agreements in effect as of December 31, 1995 that were included as an exhibit to a Company SEC Document filed and publicly available prior to the date of this Agreement or as disclosed in Section 4.8 or 6.1 of the Company Disclosure Schedule or,
(z) except for employment, severance or termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such person, (vi) other than those listed on Section 4.8 or 6.1 of the Company Disclosure Schedule, any acquisition of or commitment to purchase or build any property or project involving an expenditure in excess of $10 million in the aggregate, (vii) any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect with respect to the Company or (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

  4.9 Litigation. Except as disclosed in Section 4.9 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there are no Legal Proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect with respect to the Company or
(ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 4.9 of the Company Disclosure Schedule or as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii).

  4.10 Taxes. (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is or has ever been a member, has timely filed all Federal income Tax Returns and all other material Tax Returns and reports required to be filed by it. All such Tax Returns are complete and correct in all material respects. The Company and each of its

Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf) all taxes shown due on such Tax Returns. The most recent consolidated financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

  (b) Except as disclosed on Section 4.10 of the Company Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination. The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns have been reviewed with the Internal Revenue Service for all years through 1993.

  (c) No material liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

  (d) Except as disclosed on Section 4.10 of the Company Disclosure Schedule and other than with respect to contractual tax indemnity obligations of the Company and its Subsidiaries involving claims for state and local Taxes which are not material in amount, none of the Company or any of its Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

  (e) None of the Company or any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code.

  (f) Except as disclosed in Section 4.10 of the Company Disclosure Schedule, there are no employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1), that would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

  (g) The Company and it Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

  (h) Except as disclosed in Section 4.10 of the Company Disclosure Schedule, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Federal income or material state, local or foreign Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any pending audit or proceeding.

  (i) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

  (j) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

  (k) No property owned by the Company or any of its Subsidiaries (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of

1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

  4.11 Employee Benefits. (a) Section 4.11(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of ERISA and all other employee benefit plans or other benefit arrangements, including executive compensation and directors' benefit plans, and payroll practices which the Company or any of its Subsidiaries maintains, contributes to or has any obligation to or liability for (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

  (b) Copies or descriptions of each Employee Benefit Plan (and, where applicable, the most recent summary plan description, actuarial report, determination letter, most recent Form 5500 and trust agreement) have been made available to Acquiror for review prior to the date hereof.

  (c) As of the date hereof, except as disclosed on Section 4.11(c) of the Company Disclosure Schedule, (i) all material payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and except as set forth in the Company's financial statements, all material amounts required to be reflected thereon have been properly accrued to date as liabilities under or with respect to each Employee Benefit Plan for the current year; (ii) the Company and its Subsidiaries have performed all material obligations required to be performed by them under any Employee Benefit Plan; (iii) the Employee Benefit Plans, have been administered in material compliance with their terms and the requirements of ERISA, the Code and other Applicable Laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Employee Benefit Plan; and
(v) the Company and its Subsidiaries have no liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any material excise tax or civil penalty.

  (d) Except as disclosed on Section 4.11(d) of the Company Disclosure Schedule, none of the Employee Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA ("Pension Plans"), other than "multiemployer plans", as defined in Section 3(37) of ERISA ("Multiemployer Plans"), is subject to Title IV of ERISA.

  (e) Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, the Company and its Subsidiaries have not, since April. 29, 1980, with respect to any Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal", as such terms are respectively defined in Sections 4023 and 4025 of ERISA, which has resulted in any material liability to the Company or any of its Subsidiaries which has not been fully satisfied or which is not set forth in the Company's financial statements.

  (f) Except as set forth on Section 4.11(f) of the Company Disclosure Schedule, each of the Pension Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so "qualified" and the Company knows of no fact which would adversely affect the qualified status of any such Pension Plan.

  (g) Except as set forth on Section 4.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

  4.12 Title to Properties. (a) Section 4.12 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by the Company or one of its Subsidiaries and sets forth all material real property leased by the Company or one of its Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all Improvements, referred to collectively as the "Real Property"). Except as set forth in Section 4.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, the Real Property held by it. Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Real Property is free of Encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated by this Agreement will not create any Encumbrance on any of the Real Property which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases of Real Property, expect for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business.

  (b) Except as set forth in Schedule 4.12 or as disclosed in the Company SEC Documents, no toxic or hazardous wastes, substances or materials are stored or otherwise held in violation of Environmental Laws that would have or could reasonably be expected to have a Material Adverse Effect with respect to the Company, and to the knowledge of the Company, no Contamination exists, on or under the Real Property at levels that contravene those allowed by Environmental Laws.

  4.13 Insurance. The Company and its Subsidiaries have insurance coverage with insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of the Company or any of its Subsidiaries or of any properties owned, occupied or controlled by the Company or any of its Subsidiaries, in such amount as is deemed reasonably necessary by the Company or any of its Subsidiaries.

  4.14 Brokers and Intermediaries. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co. and Merrill Lynch & Co. (whose fee arrangements have been disclosed to Acquiror in writing and will not be modified subsequent to the date of this Agreement), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  4.15 Opinion of Financial Advisor. The Company has received (i) the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders, and (ii) the opinion of Merrill Lynch & Co. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

  4.16 Company Rights Agreement. The entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

  4.17 Transactions With Affiliates. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Company SEC Documents or as set forth in Schedule 4.17 of the Company Disclosure Schedule, from January 1, 1994 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company and Bally's Grand, Inc.) or other Persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

  Acquiror hereby represents and warrants to the Company as follows:

  5.1 Organization, Standing and Corporate Power of Acquiror. Each of Acquiror and each Acquiror Significant Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of Acquiror and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Acquiror. Acquiror has delivered to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of Acquiror Significant Subsidiaries do not contain any provision limiting or otherwise restricting the ability of Acquiror to control such Subsidiaries.

  5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 90,000,000 shares of Acquiror Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Acquiror Preferred Stock"). As of May 31, 1996, (i) 48,838,694 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock were issued and outstanding, (ii) 2,186,334 shares of Acquiror Common Stock were held by Acquiror in its treasury, (iii) 1,500,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under the Acquiror's 1996 Stock Incentive Plan, (iv) 1,500,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under Acquiror's 1996 Chief Executive Stock Incentive Plan, (v) 1,870,953 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under Acquiror's 1990 Stock Option and Stock Appreciation Rights Plan, (vi) 201,592 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding options issued under Acquiror's 1984 Stock Option and Stock Appreciation Rights Plan (the options issued pursuant to the stock option plans referred to in clauses (iii) through (vi) being collectively referred to as the "Acquiror Stock Options"), and (vii) 3,872,216.84 shares were reserved for issuance upon conversion of Acquiror's outstanding Convertible Subordinated Notes due 2006, which were presently convertible into 3,872,216.84 shares of Acquiror Common Stock. Except as set forth above, as of May 31, 1996, no shares of capital stock or other voting securities of Acquiror were issued, reserved for issuance or outstanding. As of the date of this Agreement, there are no outstanding stock appreciation rights which were not granted in tandem with (and terminate upon exercise of) a related Acquiror Stock Option and there are no other outstanding contractual rights the value of which is derived from the financial performance of Acquiror or the value of shares of Acquiror Common Stock. All outstanding shares of capital stock of Acquiror are, and all shares which may be issued as contemplated by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, other than as set forth above, there are no bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Acquiror may vote. Except as set forth above, or as disclosed in the Acquiror SEC Documents, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Acquiror or any of its Subsidiaries is a party or by which any of them is bound, obligating Acquiror or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Acquiror or of any of its Subsidiaries or obligating Acquiror or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, except as disclosed in the Acquiror SEC Documents or Section 5.2 of the Acquiror Disclosure Schedule, there are not any outstanding contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Acquiror or any of its Subsidiaries.

  5.3 Authority; Enforceability; No Conflicts. (a) Acquiror has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining Acquiror Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquiror, subject, in the case of the issuance of Acquiror Common Stock and New PRIDES contemplated hereby, to approval of such issuance by the holders of a majority of the votes cast at a special meeting of the holders of Acquiror Common Stock, provided that the total number of votes cast represents over 50% of the outstanding Acquiror Common Stock (the "Acquiror Stockholder Approval"). This Agreement has been duly executed and delivered by Acquiror and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes valid and binding obligations of each of Acquiror, enforceable against Acquiror in accordance with its terms.

  (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of Acquiror and Acquiror Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Acquiror or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) except as set forth in Section 5.3 of the Acquiror Disclosure Schedule and subject to the governmental filings and other matters referred to in
Section 5.3(c) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror or (iii) subject to the governmental filings and other matters referred to in Section 5.3(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of Acquiror Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not
(x) have a Material Adverse Effect with respect to Acquiror, (y) impair, in any material respect, the ability of Acquiror to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Acquiror of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Acquiror under the HSR Act, (ii) the filing with the SEC of (x) the Proxy Statement/Prospectus, (y) the Registration Statement on Form S-4 in connection with the issuance of Acquiror Common Stock and New PRIDES in the Merger (the "Form S-4") and the obtaining of any related orders as may be so required and (z) such reports and filings under Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) the approval by (A) the New Jersey Casino Control Commission under the New Jersey Gaming Laws, (B) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Laws, (C) the Clark County Liquor and Gaming Licensing Board pursuant to the Clark County, Nevada Code and the rules and regulations promulgated thereunder, (D) the Mississippi Gaming Commission under the Mississippi Gaming Laws and (E) the Louisiana Riverboat Gaming Commission under the Louisiana Gaming Laws, (v) the filing of notices and the approval of Governmental Authorities as may be required under the applicable Gaming Laws of the States of Maryland and Washington and under the Indian Gaming Regulatory Act of 1988, (vi) as may be required by any applicable state securities or "blue sky" laws, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to Acquiror, (y) impair, in any material respect, the ability of Acquiror to perform its obligations under this Agreement or (z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

  5.4 The Vote Required; Ownership of Company Capital Stock. (a) Acquiror Stockholder Approval is the only vote of the holders of any class or series of Acquiror's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

  (b) Except for two shares of Company Common Stock, neither Acquiror nor any of its Subsidiaries owns, directly or indirectly, any shares of Company Capital Stock.

  5.5 Acquiror SEC Documents; Undisclosed Liabilities. (a) Acquiror has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since January 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Acquiror SEC Documents"). As of their respective dates, (i) Acquiror SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and (ii) none of Acquiror SEC Documents contained at the time they were filed any untrue statement of a material fact or omitted at the time they were filed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At their respective dates, the financial statements of Acquiror included in Acquiror SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Acquiror and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

  (b) Except as disclosed on Section 5.5 of Acquiror Disclosure Schedule or in the Acquiror SEC Documents filed and publicly available after December 31, 1995 and prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, as of the date of this Agreement Acquiror and its Subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of Acquiror and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto.

  5.6 Absence of Changes or Events. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement or in the 1995 Acquiror Financial Statements, (i) since December 31, 1995, there has not been any change or occurrence which resulted in or is reasonably likely to have a Material Adverse Effect with respect to Acquiror, and (ii) from December 31, 1995 to the date of this Agreement, Acquiror and its Subsidiaries have conducted their businesses only in the ordinary course and there have not been (A) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Acquiror, other than regular quarterly dividends on Acquiror Common Stock, (B) any split, combination or reclassification of any of the capital stock of Acquiror or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of Acquiror, (C) any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect with respect to Acquiror or (D) any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities or business, except insofar as may have been disclosed by a change in generally accepted accounting principles.

  5.7 Litigation. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement, there are no Legal Proceedings pending against Acquiror or any of its Subsidiaries or, to the knowledge of Acquiror, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect with respect to Acquiror or (ii) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against Acquiror or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii).

  5.8 Taxes. (a) Acquiror and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is or has ever been a member, has timely filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Acquiror and each of its Subsidiaries has paid (or Acquiror has paid on its Subsidiaries' behalf) all taxes shown due on such returns, the most recent financial statements contained in the Acquiror SEC Documents reflect an adequate reserve for all Taxes payable by Acquiror and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and the 1995 Financial Statements reflect an adequate reserve for all Taxes payable by Acquiror and its Subsidiaries for all taxable periods and portions thereof through December 31, 1995.

  (b) Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code.

  5.9 Compliance with Applicable Laws. (a) Each of Acquiror and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default, individually or in the aggregate, would not have a Material Adverse Effect with respect to Acquiror. Except as disclosed in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement, Acquiror and its Subsidiaries are in compliance with all Applicable Laws, except for possible noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Acquiror.

  (b) Except as disclosed in the Acquiror SEC Documents, each of Acquiror and its Subsidiaries is, and has been, and each of Acquiror's former Subsidiaries, while a Subsidiary of Acquiror was in compliance with all applicable Environmental Laws, except for possible noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

  (c) Except as disclosed in the Acquiror SEC Documents, during the period of ownership or operation by Acquiror and its Subsidiaries of any of their owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of Acquiror or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release except in each case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to Acquiror.

  5.10 ERISA Compliance. Except as described in Acquiror SEC Documents filed and publicly available prior to the date of this Agreement or as would not have a Material Adverse Effect with respect to Acquiror, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Acquiror or any Subsidiary of Acquiror that are sponsored, maintained or contributed to by Acquiror or any Subsidiary of Acquiror, or with respect to which Acquiror or any Subsidiary of Acquiror has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Acquiror nor any Subsidiary of Acquiror has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, except liabilities or obligations incurred in the ordinary course.

  5.11 Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Acquiror, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  6.1 Conduct of Business of the Company. Except as otherwise provided by the terms of this Agreement or as set forth in Section 4.8 of this Agreement or in
Section 4.8 or 6.1 of the Company Disclosure Schedule, from and after the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course and use their reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise provided by the terms of this Agreement or as set forth in Section 4.8 of this Agreement or in Section 4.8 or 6.1 of the Company Disclosure Schedule, the Company shall not (and shall cause its Subsidiaries not to), without the written consent of Acquiror, which consent may not be unreasonably withheld:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of the Company to its parent and other than as specifically provided in the terms of the PRIDES, the Series D Preferred and the Subsidiary Preferred Stock,
  (B) split, combine or reclassify any of its capital stock or, except pursuant to the exercise of options, warrants, conversion rights, exchange rights and other contractual rights existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities (other than (x) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws or pursuant to the terms of such capital stock or equity interest or other contractual rights existing on the date hereof,
  (y) issuances or redemptions of capital stock of wholly-owned Subsidiaries occurring between the Company and any of its wholly-owned Subsidiaries or occurring between wholly-owned Subsidiaries of the Company and (z) issuances to or redemptions from unaffiliated third parties of capital stock of or ownership interests in Subsidiaries not currently conducting significant operations and organized for purposes of pursuing new business opportunities or developing new properties;

    (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities, including pursuant to the Company's Employee Stock Purchase Plan (other than (A) the issuance of Company Common Stock upon the conversion of the PRIDES or Series D Preferred outstanding on the date of this Agreement in accordance with their present terms, (B) the issuance of Company Common Stock upon the conversion of Convertible Debentures outstanding on the date of this Agreement in accordance with their present terms, (C) the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms, (D) the issuance of Company Common Stock in the Subsidiary Merger pursuant to Section 7.16; and (E) the issuances described in subclauses (y) and (z) of paragraph (i) above);

    (iii) amend its Restated Certificate of Incorporation, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except (w) mergers and consolidations between or among one or more wholly-owned Subsidiaries of the Company that will not create adverse tax consequences to the Company or its Subsidiaries, (x) purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice, (y) the merger of Bally's Casino, Inc. with and into the Company pursuant to Section 7.16 hereof or (z) expenditures listed on Section 6.1 of the Company Disclosure Schedule;

    (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

    (vi) (A) other than (1) ordinary course working capital borrowings, (2) borrowings required to finance specific projects listed on Section 6.1 of the Company Disclosure Schedule, (3) other incurrences of indebtedness which, in the aggregate, do not exceed $25 million, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person other than (v) to the Company or any direct or indirect wholly-owned Subsidiary of the Company, (w) advances to employees, suppliers or customers in the ordinary course of business consistent with past practice and (x) in connection with specific projects listed on Section 6.1 of the Company Disclosure Schedule;

    (vii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction,
  (A) in the ordinary course of business consistent with past practice, (B) in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice since the date of such financial statements or (C) involving an amount not to exceed $25 million in the aggregate, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

    (viii) except as required to comply with Applicable Law, (A) adopt, enter into, terminate or amend any Employee Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses as contractually required pursuant to agreements disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in Section 4.8 of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice to employees other than directors and executive officers of the Company and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such action and except as contractually required pursuant to agreements included as part of a Company SEC Document filed and publicly available prior to the date of this Agreement), (C) pay any benefit not provided for under any Employee Benefit Plan, (D) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Benefit Plan other than in the ordinary course of business consistent with past practice; provided, however, that the Company may take any action described in clauses (A), (B), (C) and (D) above in connection with the retention of employees and the payment of bonuses to executive officers of the Company (other than the Chairman of the Board, Chief Executive Officer and President of the Company) in an amount not to exceed 200% of their respective bonus compensation for fiscal year 1995 and that, taken together, has an aggregate economic cost to the Company not to exceed $10,000,000;

    (ix) except in the ordinary course of business, modify, amend or terminate any contract or agreement set forth in the Company SEC Documents to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims;

    (x) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code;

    (xi) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay the Company or Acquiror from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of the Company or Acquiror to consummate the transactions contemplated hereby as a result of antitrust, gaming or other regulatory concerns; or

    (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

  6.2 Conduct of Business of Acquiror. Except as set forth in Section 6.2 of the Acquiror Disclosure Schedule, from and after the date hereof to the Effective Time, Acquiror shall, and shall cause its Subsidiaries to, carry on their respective current operations in the ordinary course and use their reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with desirable customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as specifically permitted by the terms of this Agreement, Acquiror shall not (and shall cause its Subsidiaries not to), without the written consent of the Company, which consent may not be unreasonably withheld:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of Acquiror Common Stock, other than regular quarterly dividends, or (B) other than the stock split described in Section 3.1(d), split, combine or reclassify any of its Acquiror Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Acquiror Common Stock;

    (ii) issue or authorize the issuance of any shares of Acquiror Common Stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of Acquiror Common Stock at less than fair market value per share of Acquiror Common Stock as determined by the Board of Directors of Acquiror (other than pursuant to the terms of existing options or benefit plans or convertible securities);

    (iii) amend its Restated Certificate of Incorporation, by-laws or other comparable charter or organizational documents in any manner adverse to the holders of Acquiror Common Stock (other than the filing of a Certificate of Designations for the issuance of any series of Preferred Stock of Acquiror);

    (iv) take or agree to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1) of the Code;

    (v) conduct its business in a manner or take, or cause to be taken, any other action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination, merger, consolidation, restructuring or similar transaction) that would or might reasonably be expected to prevent or materially delay Acquiror or the Company from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of Acquiror or the Company to consummate the transactions contemplated hereby as a result of antitrust, gaming or other regulatory concerns;

    (vi) sell all or substantially all of the properties and assets of Acquiror or merge, amalgamate or consolidate Acquiror with any other entity in any transaction in which Acquiror is not the surviving corporation; or

    (vii) authorize any of, or commit or agree to take any of, the foregoing actions.

  Nothing contained in this Section 6.2 shall prohibit Acquiror from acquiring or agreeing to acquire, whether by merger or consolidation or by purchase of assets, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or interest therein.

  6.3 Access to Information. Each of the Company and Acquiror shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and the Acquiror shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by Applicable Law, each of the Company and Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter, dated March 11, 1996, between the Company and Acquiror (the "Confidentiality Agreement").

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  7.1 Preparation of Form S-4 and the Proxy Statement/Prospectus; Stockholders' Meeting. (a) Promptly following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement/Prospectus, and Acquiror shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus shall be included. Each of the Company and Acquiror shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company and Acquiror shall each use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to their respective stockholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquiror shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process in any jurisdiction in any action other than one arising out of the offering of the Acquiror Common Stock in such jurisdiction) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Acquiror Common Stock and New PRIDES in the Merger, and the Company shall furnish all information concerning the Company as may be reasonably requested in connection with any such action.

  (b) Each of the Company and the Acquiror covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/ Prospectus will, at the date it is first mailed to the stockholders of the Company or Acquiror, or at the time of the Company Stockholders' Meeting or the Acquiror Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/ Prospectus and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. Notwithstanding the foregoing, (i) no representation or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Acquiror specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus and (ii) no representation or covenant is made by Acquiror with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus or (ii) any event with respect to Acquiror, or with respect to information supplied by Acquiror for inclusion in the Proxy Statement/Prospectus, in either case which event is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Form S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and to the stockholders of Acquiror.

  (c) Each of the Company and Acquiror shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between the Company or any of its representatives, or Acquiror or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company and Acquiror shall use their respective reasonable efforts to respond to any comments of the SEC with respect to the Form S-4 as promptly as practicable. The Company and Acquiror shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement/Prospectus, and shall provide promptly to the other parties any information such party may obtain that could necessitate amending any such document.

  (d) The Company shall take all action necessary in accordance with Applicable Law and its Restated Certificate of Incorporation and By-laws to convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and to take all other lawful action necessary to secure the Company Stockholder Approval. Notwithstanding the foregoing, the Company's obligation to convene and hold the Company Stockholders' Meeting and to recommend the adoption of this Agreement and to solicit proxies from its stockholders shall be subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company which the Board of Directors determines, based on the advice of outside legal counsel to the Company, is required in the exercise of its fiduciary duties to the Company's stockholders under Applicable Law.

  (e) Acquiror shall take all action necessary in accordance with Applicable Law and its Certificate of Incorporation and By-laws to convene and hold a meeting of its stockholders (the "Acquiror Stockholders' Meeting") as promptly as practicable for the purpose of obtaining the Acquiror Stockholder Approval. Acquiror shall, through its Board of Directors, recommend to its stockholders that they approve such issuances and shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approving such issuances and to take all other lawful action necessary to secure the Acquiror Stockholder Approval; provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Acquiror which the Board of Directors determines, based on the advice of outside legal counsel to Acquiror, is required in the exercise of its fiduciary duties to the Acquiror's stockholders under Applicable Law.

  (f) The Company and Acquiror shall coordinate and cooperate with each other with respect to the timing of the Company Stockholders' Meeting and the Acquiror Stockholders' Meeting and shall use their reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

  7.2 Letter of the Company's Accountants. The Company shall use its best efforts to cause to be delivered to Acquiror a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  7.3 Letter of Acquiror's Accountants. Acquiror shall use its best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, Acquiror's independent public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  7.4 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any Gaming Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  (b) The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of representations or warranties by the Company or Acquiror, as applicable, such party's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate in any material respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  7.5 Approval of Gaming Commissions; Regulatory Matters. Acquiror shall as promptly as practicable, but in no event later than fifteen Business Days following the execution and delivery of this Agreement, file or submit those filings and other submissions under applicable Gaming Laws in connection with the Merger, this Agreement and the transactions contemplated hereby, and to respond as promptly as practicable to inquiries received from state or local gaming authorities and to appear before such authorities as promptly as practicable in order to obtain as soon as practicable those approvals and consents required or necessary in connection with the Merger, this Agreement or the transactions contemplated hereby. In addition, Acquiror shall, and shall cause its Subsidiaries to (and shall use its reasonable efforts to cause its affiliates other than its Subsidiaries to), if it is necessary to obtain any regulatory approval for the Merger, disassociate themselves from any person or persons deemed, or reasonably likely to be deemed, unacceptable by any Gaming Commission and, in the case of any such person who is a nominee to serve as a director of Acquiror or any of its Subsidiaries, Acquiror shall, and shall cause its relevant Subsidiary or Subsidiaries to replace any such director nominee with a suitable nominee. Acquiror shall keep the Company apprised of the status of any communications with, and any inquiries or requests for additional information from, the Gaming Commissions and shall comply promptly with any such inquiry or request. Acquiror shall use its reasonable best efforts to obtain all required approvals of the Gaming Commissions for the consummation of the Merger no later than October 15, 1996.

  7.6 Supplemental Disclosure. The Company shall confer on a regular and frequent basis with Acquiror, report on operational matters and promptly notify Acquiror of, and furnish Acquiror with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Acquiror's obligation to consummate the Merger not to be completed, and Acquiror shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to the Company's obligation to consummate the Merger not to be completed.

  7.7 Announcements. Prior to the Closing, neither the Company nor Acquiror will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or applicable stock exchange regulations, in which event the party required to make the release or announcement shall, if possible, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

  7.8 No Solicitation. (a) From and after the date hereof until the Effective Time, the Company shall not, nor shall it authorize any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, "Company Representatives") to
(i) solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) the Company may participate in discussions or negotiations with, and may furnish information concerning the Company and its business, properties and assets to, a Third Party who, without any solicitation by the Company or any Company Representatives after the date of this Agreement, seeks to engage in such discussions or negotiations or requests such information, if (1) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that failing to engage in such discussion or negotiations or provide such information would reasonably be expected to violate the fiduciary duties of the Board of Directors of the Company to its stockholders and (2) prior to engaging in discussions or negotiations with, or furnishing information to, such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person or entity than the terms contained in the Confidentiality Agreement, and (ii) the Board of Directors of the Company may take and disclose to the Company's stockholders a position with regard to a tender offer or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and may make such disclosure to the stockholders of the Company as may be required under Applicable Law; provided, that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares of Company Common Stock unless such recommendation is permitted by Section 7.8(d).

  (b) The Company shall notify Acquiror of any Acquisition Proposal, including the identity of the Third Party making any such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal.

  (c) As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of more than 20% of either the capital stock of the Company or the consolidated assets of the Company and its Subsidiaries taken as a whole, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the capital stock of the Company or (iii) any merger, consolidation or business combination, involving the Company other than the transactions contemplated by this Agreement; provided, however, that any acquisition of shares of capital stock of the Company by FMR Corp. (and its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company) described in clause
(i) shall not constitute an Acquisition Proposal.

  (d) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall be permitted from time to time to take the following actions in the circumstances described below: (i) to withdraw or modify its approval or recommendation of this Agreement or the Merger in a manner adverse to Acquiror; or (ii) to approve or recommend or enter into an agreement with respect to an Acquisition Proposal; if, in each such case, (A) an Acquisition Proposal is publicly proposed, publicly disclosed or communicated to the Company and (B) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that such action is required in order to comply with its fiduciary duties to the stockholders of the Company. No action by the Board of Directors of the Company permitted by the preceding sentence (each, a "Permitted Action") shall constitute a breach of this Agreement by the Company, provided that such Permitted Action shall give rise to the rights of Acquiror set forth in Section 9.3.

  7.9 Indemnification; Directors' and Officers' Insurance. (a) Until the Effective Time the Company shall, and from and after the Effective Time, Acquiror shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or substantially on, or arising in whole or substantially out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or substantially on, or arising in whole or substantially out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company or the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law).

  (b) The Acquiror shall and shall cause the Subsidiaries of the Surviving Corporation to keep in effect provisions in their respective Certificates of Incorporation and By-laws providing for exculpation for director, officer and employee liability and such corporation's indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

  (c) For a period of six years after the Effective Time, Acquiror shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Acquiror shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (d) After the Effective Time, any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such action, suit, claim, proceeding or investigation, shall notify Acquiror within 30 days thereof; provided, however, that any failure so to notify Acquiror of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section shall not affect such obligations except to the extent Acquiror is materially prejudiced thereby. Acquiror shall be entitled to assume the defense of any such action, suit, claim, proceeding or investigation with counsel of its choice (who shall be reasonably acceptable to the Indemnified Party), unless there is a conflict between the positions of Acquiror, on the one hand, and the Indemnified Party, on the other, in which event the Indemnified Party, together with all other similarly situated Indemnified Parties in the same proceeding as a group, may retain one law firm and one local counsel to represent them with respect to such matter, the cost of which shall be borne by Acquiror. Neither Acquiror, on the one hand, nor any Indemnified Party, on the other hand, may settle any such action, suit, claim, proceeding or investigation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

  (e) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Acquiror and the Company.

  7.10 NYSE Listing. Acquiror shall use its reasonable efforts to cause the shares of Acquiror Common Stock and New PRIDES to be issued in the Merger to be approved for listing on the NYSE, subject to notice of official issuance, prior to the Effective Time.

  7.11 Affiliates. Prior to the Closing Date, the Company shall deliver to Acquiror a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Acquiror on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit F.

  7.12 Rights Agreement. The Board of Directors of the Company shall take all action necessary to render the Company Rights or any similar instrument inapplicable to the Merger and to effect the conversion of the Company Rights as of the Effective Date in accordance with Section 3.1(c) hereof.

  7.13 Employee Benefits. (a) Acquiror shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the Employee Benefit Plans (not taking into account the value of any benefits under any such plans which are equity based) for a period of one year after the Effective Time.

  (b) Acquiror shall honor all employment, severance and termination agreements (including change in control provisions) of the employees of the Company and its Subsidiaries.

  (c) For purposes of determining eligibility to participate and vesting, but not accrual or entitlement to benefits (other than severance benefit accrual) where length of service is relevant under any employee benefit plan or arrangement of Acquiror or the Surviving Corporation, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and any of its Subsidiaries to the same extent such service was granted under the Employee Benefit Plans.

  (d) The provisions of Section 7.13(b) are intended to be for the benefit of and shall be enforceable by each applicable employee and his heirs and personal representatives and shall be binding on all successors and assigns of Acquiror, the Surviving Corporation and its Subsidiaries.

  (e) In the event the Surviving Corporation terminates any Employee Benefit Plan which provides pension, profit sharing or non-qualified deferred compensation benefits, the Acquiror shall use its reasonable best efforts to provide the participants and beneficiaries under any such plan with the means to maintain and continue tax deferred treatment of such benefits, other than through the use of an individual retirement account.

  7.14 Tax Treatment. Each of Acquiror and the Company shall use its best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and use its reasonable best efforts to obtain the opinions of counsel referred to in Sections 8.2(c) and 8.3(c).

  7.15 Transfer Taxes. The Company and Acquiror shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes"). The Company shall pay or cause to be paid any such Transfer Taxes.

  7.16 Subsidiary Merger. Immediately prior to the Effective Time, the Company will effect the merger of Bally's Casino, Inc., all of the common stock of which is owned by the Company, with and into the Company

(the "Subsidiary Merger"), with the Company as the surviving corporation, pursuant to the terms of a merger agreement which shall be in form and substance reasonably satisfactory to Acquiror. At the effective time of the Subsidiary Merger (the "Subsidiary Effective Time"), all outstanding shares of Bally's Casino, Inc. common stock shall be cancelled and all outstanding shares of Subsidiary Preferred Stock shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive a number of fully paid and non-assessable shares of Company Common Stock (rounded-up to the nearest whole number) equal to the sum of: (i) the number of shares of Company Common Stock exchangeable for the Subsidiary Preferred Stock pursuant to the present terms of the Subsidiary Preferred Stock, and (ii) the number of shares of Company Common Stock equal to the quotient of (A) the product of (1) the average of the last sale prices of the common stock of Bally Total Fitness Holding Corporation ("Bally Fitness") quoted on the Nasdaq National Market (as reported by the Wall Street Journal) for the thirty consecutive trading days ending on the third trading day prior to the Subsidiary Effective Time, and (2) the number of shares of common stock of Bally Fitness transferable pursuant to the present terms of the Subsidiary Preferred Stock upon exchange of such Subsidiary Preferred Stock immediately prior to the Subsidiary Effective Time, divided by (B) the average of the last sale prices of the Company Common Stock quoted on the NYSE for the thirty consecutive trading days ending on the third trading day prior to the Subsidiary Effective Time. All shares of Company Common Stock issuable in the Subsidiary Merger shall be deemed issued and outstanding immediately prior to the Effective Time.

                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

  8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval and Acquiror shall have obtained the Acquiror Stockholder Approval.

    (b) HSR Act. The applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

    (c) No Injunctions or Restraints. No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby; provided, however, that in the case of a decree, injunction or other order, the party invoking this condition shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

    (d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the issuance of the Acquiror Common Stock and New PRIDES pursuant to this Agreement shall have been complied with.

    (e) NYSE Listing. The shares of Acquiror Common Stock and New PRIDES issuable to the Company's stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

  8.2 Conditions of Obligations of Acquiror. The obligations of Acquiror to effect the Merger are further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Acquiror:

    (a) Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects, at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. Acquiror shall have received a certificate from the Company dated the Closing Date signed on behalf of the Company by an authorized officer of the Company certifying to the fulfillment of this condition.

    (b) Agreements. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any agreement or covenant of the Company to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate from the Company dated the Closing Date signed on behalf of the Company by an authorized officer of the Company certifying to the fulfillment of this condition.

    (c) Tax Opinion. Acquiror shall have received an opinion of Latham & Watkins, dated the Closing Date, to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquiror and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the Company or Acquiror as a result of the Merger, and substantially in the form of Exhibit A. In rendering such opinion, Latham & Watkins shall receive and may rely upon representations contained in certificates of the Company, Acquiror, and certain stockholders of the Company substantially in the forms of Exhibits C, D, and E.

    (d) Letters from Affiliates. Acquiror shall have received from each person in the letter referred to in Section 7.11 an executed copy of an agreement substantially in the form of Exhibit F.

    (e) Consents. All necessary approvals or authorizations of any Governmental Authority required or necessary under applicable Gaming Laws in connection with the Merger shall have been obtained.

    (f) Litigation. There shall not have entered any order by any Governmental Authority in any suit, action or proceeding, which (i) restrains or prohibits the Merger or any of the other transactions contemplated by this Agreement, (ii) requires the payment of damages by Acquiror in connection with the Merger which damages are material to the Acquiror and its Subsidiaries taken as a whole (determined after giving effect to the Merger), (iii) prohibits or limits the ownership or operation by Acquiror and its Subsidiaries of, or compels Acquiror or any of its Subsidiaries to dispose of or hold separate, any business or assets which are material to Acquiror and its Subsidiaries taken as a whole, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, (iv) imposes limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, shares of capital stock of the Subsidiaries of the Company, which limitations would have a Material Adverse Effect with respect to Acquiror (determined after giving effect to the Merger).

    (g) Company Rights. The Company Rights shall not have become nonredeemable, exercisable or triggered pursuant to the terms of the Company Rights Agreement.

  8.3 Conditions of Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by the Company:

    (a) Representations and Warranties. The representations and warranties of Acquiror made hereunder shall be true and correct in all material respects at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date. The Company shall have received a certificate from Acquiror dated the Closing Date signed on behalf of Acquiror by an authorized officer of Acquiror certifying to the fulfillment of this condition.

    (b) Agreements. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to or at the Closing Date and shall have complied or be in compliance in all material respects with any applicable agreement or covenant of Acquiror to be performed by Acquiror under this Agreement at or prior to the Closing Date, and the Company shall have received the certificates from the Acquiror dated the Closing Date signed on behalf of Acquiror by an authorized officer of Acquiror certifying to the fulfillment of this condition.

    (c) Litigation. There shall not have entered any order by any Governmental Authority in any suit, action or proceeding, which (i) requires the payment of damages by Acquiror which would have a Material Adverse Effect with respect to Acquiror (determined after giving effect to the Merger), (ii) prohibits or materially limits the ownership or operation by Acquiror or any of its Subsidiaries of, or compels Acquiror or any of its Subsidiaries to dispose of or hold separate, any business or assets which are material to Acquiror and its Subsidiaries taken as a whole (determined after giving effect to the Merger), in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) which otherwise is reasonably likely to have a Material Adverse Effect with respect to Acquiror (determined after giving effect to the Merger).

    (d) Tax Opinion. The Company shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquiror and the Company will be a party to the reorganization within the meaning of
  Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger except (x) with respect to cash received by such stockholder in lieu of fractional shares and (y) if a stockholder receives any Cash Consideration, gain, if any, realized by such stockholder pursuant to the Merger will be recognized, but not in excess of any Cash Consideration received, and substantially in the form of Exhibit B. In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and may rely upon representations contained in certificates of the Company, Acquiror and certain stockholders of the Company substantially in the forms of Exhibits C, D and E.


                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Acquiror Stockholder Approval have been obtained:

    (a) by mutual written consent of the Company, on the one hand, and Acquiror, on the other hand, or by mutual action of their respective boards of directors;

    (b) by Acquiror, if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment (other than as a result of any breach by Acquiror of the terms of this Agreement) and shall not have been waived by Acquiror;

    (c) by the Company, if any of the conditions set forth in Section 8.3 shall have become incapable of fulfillment (other than as a result of any breach by the Company of the terms of this Agreement), and shall not have been waived by the Company;

    (d) by either the Company or Acquiror, if the Merger shall not have been consummated on or before the earlier of (i) the 90th day following the mailing of the Proxy Statement/Prospectus and (ii) March 31, 1997 (the "Termination Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

    (e) by either the Company or Acquiror if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment (other than as a result of any breach by the party seeking to terminate the Agreement) and shall not have been waived in accordance with the terms of this Agreement;

    (f) by the Company, pursuant to Section 3.1(c)(i);

    (g) by Acquiror, if the Board of Directors of the Company shall have taken any Permitted Action in accordance with the provisions of Section 7.8(d); or

    (h) by the Company if (i) the Board of Directors pursuant to Section 7.8(d) withdraws or modifies its approval or recommendation of this Agreement or (ii) the Company enters into a definitive agreement providing for the implementation of an Acquisition Proposal in accordance with the provisions of Section 7.8.

  9.2 Effect of Termination. In the event of termination by the Company or Acquiror pursuant to Section 9.1, written notice thereof shall promptly be given to the other parties and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated and become void and have no effect, without further action by any party, other than the provisions of the last sentence of Section 6.3 and Sections 9.2 and 9.3 and
Article X. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement.

  9.3 Fees and Expenses. (a) In order to induce Acquiror to, among other things, enter into this Agreement, the Company agrees to pay Acquiror the fees and expenses set forth in Sections 9.3(b) and 9.3(c).

  (b) Unless there shall have been a material misrepresentation by or material breach of any material obligation of Acquiror hereunder which would entitle the Company to terminate this Agreement under Section 9.1, if:

    (i) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company after the date of this Agreement, and (A) the Board of Directors of the Company takes any Permitted Action under Section 7.8(d) and (B) this Agreement is terminated by Acquiror pursuant to Section 9.1(g) following the Company's taking a Permitted Action or by the Company pursuant to Section 9.1(h); or

    (ii) an Acquisition Proposal is publicly commenced, proposed or disclosed after the date of this Agreement and prior to the date of the Company Stockholders Meeting and this Agreement is terminated pursuant to Section 9.1(e) following the rejection of this Agreement at the Company
  Stockholders Meeting; or

    (iii) this Agreement is terminated by Acquiror pursuant to Section 9.1(b) based on the failure of the condition set forth in Section 8.2(g);

and within one year following any such termination, an Acquisition Proposal is consummated or the Company enters into an agreement with respect thereto, then the Company shall pay to Acquiror within five business days following such occurrence a fee (the "Topping Fee") of $50 million in cash; provided, however, that in no event shall the Company be obligated to pay more than one such fee with respect to all such occurrences.

  (c) If a Topping Fee is payable to Acquiror pursuant to Section 9.3(b), then the Company shall also reimburse Acquiror (not later than five business days after submission of statements therefor) for all documented out-of-pocket (not including allocation of overhead) fees and expenses ("Expenses") actually incurred by it prior to such termination in connection with the proposed Merger and the consummation of all transactions contemplated by this Agreement (including fees and expenses of counsel, investment banking firms, accountants, experts and consultants); provided, that the aggregate amount of Expenses required to be reimbursed pursuant to this Section shall not exceed $5 million.

  9.4 Amendment. Subject to Applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Acquiror and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after receipt of the Company Stockholder Approval, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the stockholders of the Company.

  9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE X

                              GENERAL PROVISIONS

  10.1 Effectiveness of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article IX, except that the agreements set forth in Articles II and III and Sections 7.9 and 7.13 shall survive the Effective Time and those set forth in Sections 9.2, 9.3 and Article X hereof shall survive termination.

  10.2 Expenses. Except as otherwise provided herein, including in Section 9.3, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

  10.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance (except to the extent that the provisions of the DGCL shall be mandatorily applicable to the Merger or this Agreement).

  10.4 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

  If to the Company, to:

  Bally Entertainment Corporation
  8700 West Bryn Mawr Avenue
  Chicago, Illinois 60631
  Attention: James S. Montana, Jr., Esq.
  Facsimile: (312) 399-0168

  with a copy to:

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, NY 10153
  Attention: Dennis J. Block, Esq.
  Facsimile: (212) 310-8007
  and:

  If to Acquiror, to:

  Hilton Hotels Corporation
  9336 Civic Center Drive
  Beverly Hills, CA 90210
  Attention: William C. Lebo, Jr., Esq.
  Facsimile: (310) 205-7677

  with a copy to:

  Latham & Watkins
  1001 Pennsylvania Avenue, N.W.
  Washington, D.C. 20004
  Attention: Bruce E. Rosenblum, Esq.
  Facsimile: (202) 637-2201

  Such names and addresses may be changed by notice given in accordance with this Section 10.4.

  10.5 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Acquiror Disclosure Schedule and the Exhibits attached hereto, all of which are a part hereof) and the Confidentiality Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

  10.6 Disclosure Schedule. The Disclosure Schedule, dated the date hereof, delivered by the Company to Acquiror (the "Company Disclosure Schedule") and the Disclosure Schedule, dated the date hereof, delivered by Acquiror to the Company (the "Acquiror Disclosure Schedule") are incorporated into this Agreement by reference and made a part hereof. Nothing disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule shall be deemed to be an admission that such matters are material or are required to be disclosed herein. Certain immaterial items or items that are not entirely responsive to the information required in a Schedule may be included in various Schedules as further clarification or assistance to the parties in understanding the business and operations of the parties or in consummating the transactions contemplated herein.

  10.7 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

  10.8 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

  10.9 Parties in Interest; Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence this agreement shall inure to the benefit of and be binding upon the Company and Acquiror and shall inure to the sole benefit of the Company and Acquiror and their respective successors and permitted assigns. Except as set forth in Sections 7.9 and 7.13 nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

  10.10 Severability; Enforcement. Except to the extent that the application of this Section 10.10 would have a Material Adverse Effect with respect to Acquiror or the Company, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

  10.11 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by Applicable Law, each party waives any objection to the imposition of such relief.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          HILTON HOTELS CORPORATION

                                                 /s/ Stephen F. Bollenbach
                                          By: _________________________________
                                            Name: Stephen F. Bollenbach
                                            Title:President and
                                                  Chief Executive Officer

                                          BALLY ENTERTAINMENT CORPORATION

                                                  /s/ Arthur Goldberg
                                          By: _________________________________
                                            Name: Arthur J. Goldberg
                                            Title:Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer

                                                                      EXHIBIT A
                                                                  TO APPENDIX A


                                       , 1996

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Ladies & Gentlemen:

  You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Bally Entertainment Corporation ("BEC"), a Delaware corporation with and into Hilton Hotels Corporation ("HHC"), a Delaware corporation.

  In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among BEC and HHC dated as of June , 1996 (the "Merger Agreement"), the Joint Proxy Statement/Prospectus filed by BEC and HHC with the Securities and Exchange
Commission (the "SEC") on     , 1996 (the "Joint Proxy Statement"), and the
Registration Statement on Form S-4, as filed by HHC with the SEC on     ,
1996, in which the Joint Proxy Statement/Prospectus is included as a prospectus, (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of BEC and HHC.

  Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and (3) the accuracy of (i) the representations made by BEC, which are set forth in the Certificate delivered to us by BEC, dated the date hereof, (ii) the representations made by HHC, which are set forth in the Certificate delivered to us by HHC, dated the date hereof and (iii) the representations made by certain shareholders of BEC in Certificates delivered to us by such persons dated the date hereof.

  Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

    1. The Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Internal Revenue Code of 1986, as amended (the
  "Code").

    2. Each of BEC and HHC will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    3. No gain or loss will be recognized by BEC or HHC as a result of the Merger.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

Hilton Hotels Corporation
     , 1996
Page 2

  Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncement of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

                                          Very truly yours,

                                                                      EXHIBIT B
                                                                  TO APPENDIX A

                                      , 1996

Bally Entertainment Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Ladies & Gentlemen:

  You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Bally Entertainment Corporation ("BEC"), a Delaware corporation with and into Hilton Hotels Corporation ("HHC"), a Delaware corporation.

  In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among BEC and HHC dated as of June , 1996, as amended (the "Merger Agreement"), the Joint Proxy Statement/Prospectus filed by BEC and HHC with the Securities and Exchange
Commission (the "SEC") on     , 1996 (the "Joint Proxy Statement"), and the
Registration Statement on Form S-4, as filed by HHC with the SEC on     ,
1996, in which the Joint Proxy Statement/Prospectus is included as a prospectus, (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of BEC and HHC.

  Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and (3) the accuracy of (i) the representations made by BEC, which are set forth in the Certificate delivered to us by BEC, dated the date hereof, (ii) the representations made by HHC, which are set forth in the Certificate delivered to us by HHC, dated the date hereof and (iii) the representations made by certain shareholders of BEC in Certificates delivered to us by such persons dated the date hereof.

  Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

    1. The Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Internal Revenue Code of 1986, as amended (the
  "Code").

    2. Each of BEC and HHC will be a party to the reorganization within the meaning of Section 368(b) of the Code.

    3. No gain or loss will be recognized by a stockholder of BEC as a result of the Merger except (i) with respect to cash received by such stockholder in lieu of fractional shares and (ii) if a stockholder receives the Additional Cash Payment (as defined in the Joint Proxy
  Statement/Prospectus), gain, if any, realized by such stockholder pursuant to the Merger will be recognized, but not in excess of the Additional Cash Payment received.

    The foregoing opinions do not address the United States federal income tax consequences of the Merger to a non-U.S. Holder (as defined in the Joint Proxy Statement/Prospectus), including, without limitation, the application of
Section 897 of the Code to such holder. We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

Bally Entertainment Corporation
     , 1996
Page 2

  Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncement of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.


                                          Very truly yours,

                                                                      EXHIBIT C
                                                                  TO APPENDIX A

                        BALLY ENTERTAINMENT CORPORATION

                                  CERTIFICATE

  In connection with your tax opinion dated        , 1996 regarding certain
federal income tax consequences of the merger (the "Merger") of Bally Entertainment Corporation, a Delaware corporation ("BEC"), with and into Hilton Hotels Corporation, a Delaware corporation ("HHC"), pursuant to the
Agreement and Plan of Merger dated as of June   , 1996, as amended (the
"Merger Agreement"), and recognizing that you will rely on this Certificate in delivering said opinion, BEC hereby represents that the facts relating to the Merger, as such facts are described in the Registration Statement of HHC filed
with the Securities and Exchange Commission (the "Commission") on        ,
1996 (and all amendments thereto) are, insofar as such facts pertain to BEC true, correct, and complete in all material respects in accordance with applicable rules of the Commission.

  BEC further represents the following:

    1. The fair market value of the HHC stock, cash (if any) and any cash in lieu of fractional shares received by each BEC shareholder will be approximately equal to the fair market value of the BEC stock surrendered in the exchange.

    2. There is no plan or intention of the shareholders of BEC who own 5 percent or more of the BEC stock, and to the best of the knowledge of the management of BEC, there is no plan or intention on the part of the remaining shareholders of BEC to sell, exchange, or otherwise dispose of a number of shares of HHC stock received in the transaction that would reduce the BEC shareholders' ownership of HHC stock to a number of shares having a value on the date of the transaction of less than 50 percent of the value of all of the formerly outstanding stock of BEC as of the same date. For purposes of the representation, shares of BEC stock exchanged or redeemed for cash, surrendered by dissenters or exchanged for cash in lieu of fractional shares of HHC stock will be treated as outstanding BEC stock on the date of the transaction. Moreover, shares of BEC stock and shares of HHC stock held by BEC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

    3. The liabilities of BEC assumed by HHC and the liabilities to which the transferred assets of BEC are subject were incurred by BEC in the ordinary course of its business.

    4. HHC, BEC and the shareholders of BEC will pay their respective expenses, if any, incurred in connection with the Merger.

    5. There is no intercorporate indebtedness existing between BEC and HHC that was issued, acquired, or will be settled at a discount.

    6. BEC is not an investment company as defined in Section
  368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

    7. BEC is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    8. None of the compensation received by any shareholder-employees of BEC will be separate consideration for, or allocable to, any of their shares of BEC stock; none of the shares of HHC stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

    9. The Merger Agreement represents the full and complete agreement between HHC and BEC regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

  IN WITNESS WHEREOF, BEC has executed this Certificate on this      day of
       , 1996.

                                          Bally Entertainment Corporation

                                          By: _________________________________

                                                                      EXHIBIT D
                                                                  TO APPENDIX A

                           HILTON HOTELS CORPORATION

                                  CERTIFICATE

  In connection with your tax opinion dated     , 1996 regarding certain
federal income tax consequences of the merger (the "Merger") of Bally Entertainment Corporation, a Delaware corporation ("BEC"), with and into Hilton Hotels Corporation, a Delaware corporation ("HHC"), pursuant to the
Agreement and Plan of Merger dated as of June   , 1996 (the "Merger
Agreement"), and recognizing that you will rely on this Certificate in delivering said opinion, HHC hereby represents that the facts relating to the Merger, as such facts are described in the Registration Statement of HHC filed
with the Securities and Exchange Commission (the "Commission") on        ,
1996 (and all amendments thereto) are, insofar as such facts pertain to HHC true, correct, and complete in all material respects in accordance with applicable rules of the Commission.

  HHC further represents the following:

    1. The fair market value of the HHC stock, cash (if any) and any cash in lieu of fractional shares received by each BEC shareholder will be approximately equal to the fair market value of the BEC stock surrendered in the exchange.

    2. HHC has no plan or intention to redeem or otherwise reacquire any HHC stock issued in the Merger.

    3. HHC has no plan or intention to sell or otherwise dispose of any of the assets of BEC acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers to a direct wholly-owned subsidiary of HHC.*

    4. Following the Merger, HHC will continue the historic business of BEC or use a significant portion of BEC's historic business assets in HHC's business.

    5. HHC, BEC and the shareholders of BEC will pay their respective expenses, if any, incurred in connection with the Merger.

    6. There is no intercorporate indebtedness existing between BEC and HHC that was issued, acquired, or will be settled at a discount.

    7. None of the compensation received by any shareholder-employees of BEC will be separate consideration for, or allocable to, any of their shares of BEC stock; none of the shares of HHC stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

    8. HHC does not own, nor has HHC owned during the past five years, more than a de minimus number of shares of stock of BEC.

    9. HHC is not an investment company as defined in Section
  368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended.

    10. The fair market value of the assets of BEC transferred to HHC will equal or exceed the sum of the liabilities assumed by HHC plus the amount of liabilities, if any, to which the transferred assets are subject.

    11. The payment of cash in lieu of fractional shares of HHC stock merely represents a mechanical rounding-off of fractional share interests as a result of the Merger and does not represent separately bargained for consideration.
- --------
* May be modified on delivery of certificate to exclude any asset disposition not in the ordinary course, provided, however, that any such disposition does not prevent counsel for HHC and BEC from delivering the opinions required by Sections 8.2(c) and 8.3(d) of the Merger Agreement.

    12. The Merger Agreement represents the full and complete agreement among HHC and BEC regarding the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement.

  IN WITNESS WHEREOF, HHC has executed this Certificate on this      day of
       , 1996.

                                          Hilton Hotels Corporation

                                          By: _________________________________

                                                                      EXHIBIT E
                                                                  TO APPENDIX A

                                  CERTIFICATE

  In connection with the merger (the "Merger") of Bally Entertainment Corporation, a Delaware corporation with and into Hilton Hotels Corporation, a Delaware corporation pursuant to the Agreement and Plan of Merger dated as of
June   , 1996, the undersigned hereby represents that he has no current plan or intention to sell, exchange, or otherwise dispose of, reduce the risk of loss by short sale or otherwise, enter into any contract or arrangement with respect to, or consent to the sale, exchange or other disposition of any interest in any stock received in the Merger by him.

  IN WITNESS WHEREOF, I have signed this Certificate on this    day of June,
1996.

                                          [Name of 5% shareholder]

                                          _____________________________________

                                                                      EXHIBIT F
                                                                  TO APPENDIX A

                          [Form of Affiliate Letter]*

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210

Ladies and Gentlemen:

  The undersigned has been advised that as of the date of this letter it may be deemed to be an "affiliate" of Bally Entertainment Corporation, a Delaware corporation (the "Company"), as such term is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of
Merger, dated as of June   , 1996 (as amended from time to time, the "Merger
Agreement"), between Hilton Hotels Corporation, a Delaware corporation ("Acquiror"), and the Company, the Company will be merged with and into Acquiror (the "Merger"), with Acquiror continuing as the surviving corporation.

  Pursuant to the Merger, each share of Common Stock of the Company owned by the undersigned will be converted into the right to receive shares of Common Stock, par value $2.50 per share, of Acquiror ("Acquiror Common Stock") on the terms set forth in the Merger Agreement.

  The undersigned represents, warrants and covenants to Acquiror that, with respect to all Acquiror Common Stock received by it as a result of the Merger:

    1. The undersigned shall not make any sale, transfer or other disposition of Acquiror Common Stock in violation of the Securities Act or the Rules and Regulations.

    2. The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and any other applicable limitations upon its ability to sell, transfer or otherwise dispose of Acquiror Common Stock to the extent it felt necessary, with its counsel or counsel for the Company.

    3. The undersigned has been advised that the issuance of Acquiror Common Stock to it pursuant to the Merger has been registered with the Commission under the Securities Act. However, the undersigned has also been advised that, since at the time the Merger Agreement was submitted for a vote of the stockholders of the Company, the undersigned may be deemed to have been an "affiliate" of the Company and the distribution by the undersigned of Acquiror Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of Acquiror Common Stock issued to it in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act or is made in conformity with Rule 145 under the Securities Act, or (ii) such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

    4. The undersigned understands, that Acquiror is under no obligation to register under the Securities Act the sale, transfer or other disposition of Acquiror Common Stock by the undersigned or on its behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.
- --------
* Appropriate conforming changes shall be made with respect to any affiliate receiving New Prides.

    5. The undersigned understands that Acquiror will give stop transfer instructions to Acquiror's transfer agents with respect to the Acquiror Common Stock and that the certificates for the Acquiror Common Stock issued to the undersigned, or any substitutions therefor, will bear a legend substantial to the following effect:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED
                , 1996, BETWEEN THE REGISTERED HOLDER HEREOF AND HILTON HOTELS CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HILTON HOTELS CORPORATION."

    6. The undersigned also understands that unless the transfer by the undersigned of its Acquiror Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Acquiror reserves the right to place the following legend on the certificates issued to any transferee:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs 5 and 6 above shall be removed by delivery of substitute certificates without such legend if Acquiror receives an opinion of counsel reasonably satisfactory to Acquiror to the effect that such legend is not required for purposes of the Securities Act. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Acquiror has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Acquiror, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

  Execution of this letter should not be considered an admission on part of the undersigned that it is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights that the undersigned may have to object to any claim that it is such an affiliate on or after the date of this letter.

                                          Sincerely,

                                          _____________________________________
                                          Name:

Accepted this    day of
June, 1996.

Hilton Hotels Corporation

By: ___________________________________
    Name:
    Title:

                                                                     APPENDIX B

                      [DONALDSON, LUFKIN & JENRETTE LOGO]

                                 June 6, 1996

Board of Directors
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to Hilton Hotels Corporation (the "Company") of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of June 6, 1996 (the "Agreement"), between the Company and Bally Entertainment Corporation ("Bally") pursuant to which Bally will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each issued and outstanding share of Bally common stock, par value $.66 2/3 per share, together with the associated Company Rights (as defined in the Agreement) (together "Bally Common Stock"), shall be converted into the right to receive one quarter (0.25) of a share (the "Exchange Ratio") of common stock of the Company, $2.50 par value per share (the "Company Common Stock"), provided, however, that in the event the average of the high and low sales prices of the Company Common Stock for the ten consecutive trading days ending on the third trading day prior to Bally's stockholders' meeting (the "Stockholders' Meeting") relating to the Merger (the "Determination Price") is less than $108 and equal to or greater than $80, each share of Bally Common Stock shall be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio plus an amount in cash, not to exceed $3.00, equal to (i) the difference between $108 and the Determination Price multiplied by (ii) the Exchange Ratio (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next highest hundredth) (the "Cash Consideration"); and, provided, further, that in the event the Determination Price is less than $80, the Company shall have the right to increase the Exchange Ratio ("Top-Up") such that the Exchange Ratio multiplied by the Determination Price equals $20. If, in such case, the Company does not Top-Up, Bally shall have the right to terminate this Agreement no later than the business day prior to the date of Bally's Stockholders' Meeting. The Exchange Ratio and the Determination Price thresholds described above of 0.25, $108 and $80 shall be equal to 1.0, $27 and $20, respectively, in the event the Company effects a 4-for-1 stock split as contemplated in the Agreement (the Exchange Ratio together with the Cash Consideration, if any, the "Consideration").

  In arriving at our opinion, we have reviewed the June 5 1996 draft of the Agreement, including exhibits thereto. We also have reviewed certain financial and other information that was publicly available or furnished to us by the Company and Bally including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Bally for the period beginning January 1996 and ending December 1998 prepared by the management of Bally and certain financial projections of the Company for the period beginning January 1996 and ending December 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Bally with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Bally and the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

Board of Directors
Hilton Hotels Corporation
Page 2                                                          June 6, 1996

  In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Bally or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Bally as to the future operating and financial performance of the Company and Bally. We have not assumed any responsibility for making any independent evaluation of Bally's or the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed transaction and related issuance of the Company Common Stock. In addition, our opinion does not address the underlying business decision of the Company to consummate the transaction contemplated by the Agreement.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has acted as an underwriter for the Company with respect to the issuance of its Convertible Debentures due 2006. DLJ has received usual and customary compensation for the above-mentioned services.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be paid by the Company pursuant to the Agreement is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ Kenneth D. Moelis
                                             -------------------------
                                                  Kenneth D. Moelis
                                                  Managing Director

                      [DONALDSON, LUFKIN & JENRETTE LOGO]

                                August 15, 1996

Board of Directors
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to Hilton Hotels Corporation (the "Company") of consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of June 6, 1996 and as amended on August 15, 1996 (the "Agreement"), between the Company and Bally Entertainment Corporation ("Bally") pursuant to which Bally will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each issued and outstanding share of Bally common stock, par value $.66 2/3 per share, together with the associated Company Rights (as defined in the Agreement) (together "Bally Common Stock"), shall be converted into the right to receive one quarter (0.25) of a share (the "Exchange Ratio") of common stock of the Company, $2.50 par value per share (the "Company Common Stock"), provided, however, that in the event the average of the high and low sales prices of the Company Common Stock for the ten consecutive trading days ending on the third trading day prior to Bally's stockholders' meeting (the "Stockholders' Meeting") relating to the Merger (the "Determination Price") is less than $108 and equal to or greater than $80, each share of Bally Common Stock shall be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio plus an amount in cash, not to exceed $3.00 equal to (i) the difference between $108 and the Determination Price multiplied by (ii) the Exchange Ratio (rounded to the nearest hundredth, or if there shall not be a nearest hundredth, to the next highest hundredth) (the "Cash Consideration"); and, provided, further, that in the event the Determination Price is less than $80, the Company shall have the right to increase the Exchange Ratio ("Top-Up") such that the Exchange Ratio multiplied by the Determination Price equals $20. If, in such case, the Company does not Top-Up, Bally shall have the right to terminate this Agreement no later than the business day prior to the date of Bally's Stockholders' Meeting. The Exchange Ratio and the Determination Price thresholds described above of 0.25, and $108 and $80 shall be equal to 1.0, and $27 and $20, respectively, in the event the Company effects a 4-for-1 stock split as contemplated in the Agreement (the Exchange Ratio together with the Cash Consideration, if any, the "Consideration").

  In arriving at our opinion, we have reviewed the Agreement, including exhibits thereto. We also have reviewed certain financial and other information that was publicly available or furnished to us by the Company and Bally including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Bally for the period beginning January 1996 and ending December 1998 prepared by the management of Bally and certain financial projections of the Company for the period beginning January 1996 and ending December 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Bally with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Bally and the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Bally or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Bally as to the future operating and financial performance of the Company and Bally. We have not assumed any responsibility for making any independent evaluation of the Company's or Bally's assets or liabilities or for making any independent verification of any of the information reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed transaction and related issuance of the Company Common Stock. In addition, our opinion does not address the underlying business decision of the Company to consummate the transaction contemplated by the Agreement.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In May 1996, DLJ acted as an underwriter for the Company with respect to the issuance of its Convertible Debentures due 2006. DLJ has received usual and customary compensation for the above-mentioned services.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be paid by the Company pursuant to the Agreement is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ Warren C. Woo
                                             ----------------------
                                             Warren C. Woo
                                             Managing Director

                                                                     APPENDIX C

                   [GOLDMAN, SACHS & CO. LETTERHEAD]


August 19, 1996

Board of Directors
Bally Entertainment Corporation
8700 West Bryn Mawr Avenue
Chicago, IL 60631

Gentlemen:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $0.66 2/3 per share (the "Shares"), of Bally Entertainment Corporation (the "Company") of the Aggregate Consideration (as hereinafter defined) to be received for each Share pursuant to the Agreement and Plan of Merger dated as of June 6, 1996 among Hilton Hotels Corporation ("Hilton") and the Company, as amended by First Amendment to Merger Agreement (the "Agreement"). Pursuant to the Agreement, the Company will be merged with Hilton (the "Merger") and each outstanding Share will be converted into the right to receive 0.25 shares of common stock, par value $2.50 per share, of Hilton (the "Hilton Shares"), subject to adjustment as provided in the Agreement (the "Conversion Number"); provided, however, that
(a) if the average of the daily high and low sales prices of the Hilton Shares on the New York Stock Exchange for the ten consecutive trading days ending on the third trading day prior to the special meeting of the Company's stockholders held to vote upon the Merger (the "Determination Price") is less than $108 and equal to or greater than $80, each such Share will be converted into the right to receive a number of Hilton Shares equal to the Conversion Number plus an amount in cash, not to exceed $3.00, equal to (i) the difference between $108 and the Determination Price multiplied by (ii) the Conversion Number, and (b) if the Determination Price is less than $80, Hilton shall have the right to elect to increase the Conversion Number by the quotient of $80 divided by the Determination Price, and if Hilton shall not make such an election, the Company shall have the right to terminate the Agreement. The total consideration in the form of Hilton Shares and cash, if any, to be paid to the holders of Shares is referred to herein as the "Aggregate Consideration."

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. is a full service securities firm and in the course of its trading activities it may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company or Hilton.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus relating to the special meetings of stockholders of the Company and Hilton to be held in connection with the Merger; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Hilton for the five years ended December 31, 1995; and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Hilton; certain other communications from the Company and Hilton to their respective stockholders; certain internal financial analyses and forecasts for the Company and Hilton prepared by the Company's and Hilton's management, respectively, including forecasts of certain cost savings, operating efficiencies, and financial synergies (collectively, the "Synergies") expected to be achieved as a result of the

Merger prepared by the Company's management. We also have held discussions with members of the senior management of the Company and Hilton regarding the past and current business operations, financial condition and future prospects of their respective companies and the combined company resulting from the Merger, and regarding their assessment of the strategic fit and implications of the Merger and the Synergies. In addition, we have reviewed the reported price and trading activity for the Shares and Hilton Shares, compared certain financial and stock market information for the Company and Hilton with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the gaming and lodging industries specifically and in other industries generally. We have also reviewed and performed such other studies and analyses as we considered appropriate.

  For purposes of this opinion, we have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us or conveyed to us in discussions with senior managements of the Company and Hilton. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Hilton or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the financial forecasts of the Company and Hilton (and the assumptions and bases therefor), as well as the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Hilton, as the case may be, and that such Synergies will be realized in the amounts and at the times projected.

  Goldman, Sachs & Co. does not express any opinion as to the prices at which the Hilton Shares will trade following the consummation of the Merger or the prices at which the Shares or the Hilton Shares will trade between the announcement of and the consummation of the Merger.

  Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Aggregate Consideration to be received by the holders of Shares pursuant to the Agreement is fair to such holders.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.
                                           (GOLDMAN, SACHS & CO.)

                                                                     APPENDIX D

[MERRILL LYNCH LOGO]

                                                                August 19, 1996

Board of Directors
Bally Entertainment Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Gentlemen:

  Bally Entertainment Corporation (the "Company") and Hilton Hotels Corporation ("Hilton") have entered into an Agreement and Plan Merger, dated as of June 6, 1996 as amended by First Amendment to Merger Agreement (the "Merger Agreement"), pursuant to which the Company will be merged with Hilton in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.66-2/3 per share (the "Company Shares") (other than any Company Shares that are owned by the Company, Hilton or any subsidiary of Hilton, which will be cancelled), will be converted into the right to receive one (the "Conversion Number") share of common stock, par value $2.50 per share, of Hilton (the "Hilton Shares"), after giving effect to a proposed stock split of the Hilton Shares whereby each Hilton Share will be subdivided into four Hilton Shares (the "Stock Split"); provided, however, that (a) if the average of the daily high and low sales prices of the Hilton Shares (regular way), determined after giving effect to the Stock Split, as shown on the New York Stock Exchange Composite Tape for the ten consecutive trading days ending on the third trading day prior to the date on which the Merger is consummated (the "Determination Price") is less than $27.00, each such Company Share will be converted into the right to receive a number of Hilton Shares equal to the Conversion Number plus an amount in cash, not to exceed $3.00, equal to (i) the excess of $27.00 over the Determination Price, and (b) if the Determination Price is less than $20.00, Hilton shall have the right to elect to increase the Conversion Number to the quotient of $20.00 divided by the Determination Price, and if Hilton shall not make such an election, the Company shall have the right to terminate the Merger Agreement. The Merger is expected to be considered by the stockholders of the Company and Hilton at special stockholders' meetings and consummated on or shortly after the dates of such meetings.

  You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Company Shares (other than Hilton and its affiliates) in the Merger is fair to such holders from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

   1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

   2) Reviewed Hilton's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and Hilton's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996 and June 30, 1996;

   3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Hilton furnished to us by the Company and Hilton, respectively, as well as the cost savings and related expenses and synergies expected to result from the Merger, furnished to us by the Company;

   4) Conducted discussions with members of senior management of the Company and Hilton concerning their respective businesses and prospects;

   5) Reviewed the historical market prices and trading activity for the Company Shares and the Hilton Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and Hilton, respectively;

   6) Compared the results of operations of the Company and Hilton with those of certain companies which we deemed to be reasonably similar to the Company and Hilton, respectively;

   7) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

   8) Considered the pro forma effect of the Merger on the earnings, cash flow, consolidated capitalization and certain financial ratios of Hilton;

   9) Reviewed the Merger Agreement;

  10) Reviewed the Registration Statement of Form S-4 relating to the issuance of Hilton Shares in the Merger, and the Joint Proxy Statement/Prospectus of the Company and Hilton included therein; and

  11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have with your consent assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company and Hilton and all information made publicly available by the Company and Hilton, and we have not independently verified such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Hilton or been furnished with any such evaluation or appraisal. In addition, with your consent we have not made any physical inspection of the properties or assets of the Company or Hilton. With respect to the financial forecasts furnished by the Company and Hilton, we have assumed with your consent that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company and Hilton, respectively, as to the expected future financial performance of the Company and Hilton, respectively, and of the management of the Company as to the cost savings and related expenses and synergies expected to result from the Merger. We have further assumed that the Merger will quality as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. We have also, in the past, provided financial advisory and financing services to the Company and Hilton and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of Hilton, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

  We are not expressing any opinion herein as to the prices at which the Hilton Shares will trade following the consummation of the Merger or the prices at which the Company Shares or the Hilton Shares will trade between the announcement of and the consummation of the Merger.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed consideration to be received by the holders of the Company Shares (other than Hilton and its affiliates) in the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

                                             /s/ Jack Levy
                                             ----------------------------------
                                          By Managing Director
                                             Investment Banking Group

                                                                     APPENDIX E

                           EXCERPT FROM THE DELAWARE
                            GENERAL CORPORATION LAW
                        RELATING TO DISSENTERS' RIGHTS

  262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt, or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)(S) 251, 252, 254, 257, 258, 263 or 264 of this title:

  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (l) or (g)of (S) 251 of this title.

  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof;

  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers Inc. or held of record by more than 2,000 holders;

  c. Cash in lieu of fractional shares or fractional depositary receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, Article XI of Hilton's Certificate of Incorporation, and Paragraph 35 of Hilton's By-Laws as amended, authorize and empower Hilton to indemnify its directors, officers, employees and agents, and agreements with each of Hilton's directors and executive officers provide for indemnification against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of such person's relationship with Hilton, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

  Hilton has purchased for the benefit of its officers and directors and those of certain subsidiaries insurance policies whereby the insurance companies agree, among other things, that in the event any such officer or director becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, such insurance companies will pay Hilton up to $100,000,000. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by an officer or director of Hilton or any subsidiary.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  2.1    Agreement and Plan of Merger, dated as of June 6, 1996, as amended, by and between Registrant and Bally Entertainment
         Corporation (attached as Appendix A to the Joint Proxy
         Statement/Prospectus included in this Registration
         Statement)+....................................................
  4.1    Indenture, dated as of July 1, 1988, between Registrant and
         Citibank, N.A., regarding Registrant's Subordinated Debt
         Securities (incorporated herein by reference from Exhibit 4.1 to Post-Effective Amendment No. 2 to Registrant's Registration
         Statement on Form S-3
         (File No. 2-95746).............................................
  4.2    Indenture, dated as of July 1, 1988, between Registrant and
         Morgan Guaranty Trust Company of New York, regarding
         Registrant's Senior Debt Securities (incorporated herein by reference from Exhibit 4.1 to Post-Effective Amendment No. 1 to
         Registrant's Registration Statement on Form S-3 (File No. 2-
         99967))........................................................
  4.3    First Supplemental Indenture, dated as of June 30, 1992,
         between Registrant and Morgan Guaranty Trust Company of New
         York, regarding Registrant's Senior Debt Securities, relating to Exhibit 4.2 hereto (incorporated herein by reference from
         Exhibit 4.3 to Registrant's Annual Report on Form 10-K for the
         year ended December 31, 1992)..................................
  4.4    Reimbursement Agreements, dated as of November 15, 1990, among
         Registrant, Swiss Bank Corporation and the financial
         institutions signatory thereto (incorporated herein by
         reference from Exhibit 4.7 to Registrant's Annual Report on
         Form 10-K for the year ended
         December 31, 1990).............................................
  4.5    Rights Agreement, dated as of July 14, 1988, between Registrant and The First National Bank of Chicago (incorporated herein by reference from Exhibit 1 to Registrant's Current Report on Form
         8-K, dated July 14, 1988)......................................
 *4.6    Indenture, dated as of May 14, 1996, between Registrant and The
         Bank of New York, regarding Registrant's 5% Convertible
         Subordinated Notes due 2006....................................
  4.7    Form of Note for 5% Convertible Subordinated Notes due 2006
         (included in Exhibit 4.6 hereto)...............................

 EXHIBIT
 NUMBER                            DESCRIPTION                            PAGE
 -------                           -----------                            ----
   4.8   Form of Common Stock Certificate (incorporated herein by
         reference from Exhibit 4.2 to Registrant's Registration
         Statement on Form S-3 (File No. 333-02321))....................
   4.9   Agreement Amending Rights Agreement and Changing Rights
         Agreement, dated as of
         July 13, 1990, between Registrant, The First National Bank of
         Chicago and Manufacturers Hanover Trust Company of California
         (incorporated herein by reference from Exhibit 8 to
         Registrant's Form 8-A, dated May 2, 1996)......................
  *4.10  Form of Certificate of Designations, Preferences, Rights and
         Limitations of the Hilton PRIDES...............................
  *5.1   Opinion of Latham & Watkins as to the legality of the
         securities being registered....................................
  *8.1   Opinion of Latham & Watkins as to certain tax matters..........
 *12.1   Statements re Computation of Ratios............................
 *23.1   Consent of Arthur Andersen LLP.................................
 *23.2   Consent of Ernst & Young LLP...................................
 *23.3   Consent of Latham & Watkins (included in the opinion filed as
         Exhibit 5.1 to this Registration Statement)....................
 *23.4   Consent of Donaldson, Lufkin & Jenrette Securities
         Corporation....................................................
 *23.5   Consent of Goldman, Sachs & Co.................................
 *23.6   Consent of Merrill Lynch, Pierce, Fenner & Smith...............
 *24.1   Power of Attorney (included in the signature pages in Part II of this Registration Statement)................................
 *99     Form of Certificate of Amendment of Certificate of
         Incorporation of Hilton Hotels Corporation.....................

- --------
* Filed herewith.
+ The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (c) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on August 16, 1996.

                                          HILTON HOTELS CORPORATION

                                          By:     /s/ Matthew J. Hart
                                             --------------------------------
                                                      Matthew J. Hart
                                               Executive Vice President and
                                                  Chief Financial Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen F. Bollenbach, Matthew J. Hart and Robert M. La Forgia and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, each acting alone, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 16, 1996:

   /s/ Raymond C. Avansino, Jr.              /s/ Robert L. Johnson
- -------------------------------------- --------------------------------------
       Raymond C. Avansino, Jr.                  Robert L. Johnson
               Director                               Director

    /s/ Stephen F. Bollenbach                  /s/ Donald R. Knab
- -------------------------------------- --------------------------------------
        Stephen F. Bollenbach                      Donald R. Knab
     Director, President and Chief                    Director
  Executive Officer (Chief Executive
               Officer)

       /s/ A. Steven Crown                  /s/ Benjamin V. Lambert
- -------------------------------------- --------------------------------------
           A. Steven Crown                      Benjamin V. Lambert
               Director                               Director

       /s/ Matthew J. Hart                    /s/ Donna F. Tuttle
- -------------------------------------- --------------------------------------
           Matthew J. Hart                        Donna F. Tuttle
     Executive Vice President and                     Director
        Chief Financial Officer
    (Chief Financial and Accounting
               Officer)

        /s/ Barron Hilton                    /s/ Sam D. Young, Jr.
- -------------------------------------- --------------------------------------
            Barron Hilton                        Sam D. Young, Jr.
         Chairman of the Board                        Director

        /s/ Eric M. Hilton
- --------------------------------------
            Eric M. Hilton
               Director

     /s/ Dieter H. Huckestein
- --------------------------------------
         Dieter H. Huckestein
               Director

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
   2.1   Agreement and Plan of Merger, dated as of June 6, 1996, by and between Registrant and Bally Entertainment Corporation, as amended by First Amendment to Merger Agreement dated as of
         August 15, 1996 (attached as Appendix A to the Joint Proxy
         Statement/Prospectus included in this Registration
         Statement)+....................................................
   4.1   Indenture, dated as of July 1, 1988, between Registrant and
         Citibank, N.A., regarding Registrant's Subordinated Debt
         Securities (incorporated herein by reference from Exhibit 4.1 to Post-Effective Amendment No. 2 to Registrant's Registration
         Statement on Form S-3 (File No. 2-95746))......................
   4.2   Indenture, dated as of July 1, 1988, between Registrant and
         Morgan Guaranty Trust Company of New York, regarding
         Registrant's Senior Debt Securities (incorporated herein by reference from Exhibit 4.1 to Post-Effective Amendment No. 1 to
         Registrant's Registration Statement on Form S-3 (File No. 2-
         99967))........................................................
   4.3   First Supplemental Indenture, dated as of June 30, 1992,
         between Registrant and Morgan Guaranty Trust Company of New
         York, regarding Registrant's Senior Debt Securities, relating to Exhibit 4.2 hereto (incorporated herein by reference from
         Exhibit 4.3 to Registrant's Annual Report on Form 10-K for the
         year ended December 31, 1992)..................................
   4.4   Reimbursement Agreements, dated as of November 15, 1990, among
         Registrant, Swiss Bank Corporation and the financial
         institutions signatory thereto (incorporated herein by
         reference from Exhibit 4.7 to Registrant's Annual Report on
         Form 10-K for the year ended December 31, 1990)................
   4.5   Rights Agreement, dated as of July 14, 1988, between Registrant and The First National Bank of Chicago (incorporated herein by reference from Exhibit 1 to Registrant's Current Report on Form
         8-K, dated July 14, 1988)......................................
  *4.6   Indenture, dated as of May 14, 1996, between Registrant and The
         Bank of New York, regarding Registrant's 5% Convertible
         Subordinated Notes due 2006....................................
   4.7   Form of Note for 5% Convertible Subordinated Notes due 2006
         (included in Exhibit 4.6 hereto)...............................
   4.8   Form of Common Stock Certificate (incorporated herein by
         reference from Exhibit 4.2 to Registrant's Registration
         Statement on Form S-3 (File No. 333-02321))....................
   4.9   Agreement Amending Rights Agreement and Changing Rights
         Agreement, dated as of July 13, 1990, between Registrant, The
         First National Bank of Chicago and Manufacturers Hanover Trust
         Company of California (incorporated herein by reference from
         Exhibit 8 to Registrant's Form 8-A, dated May 2, 1996).........
  *4.10  Form of Certificate of Designations, Preferences, Rights and
         Limitations of the Hilton PRIDES...............................
  *5.1   Opinion of Latham & Watkins as to the legality of the
         securities being registered....................................
  *8.1   Opinion of Latham & Watkins as to certain tax matters..........
 *12.1   Statements re Computation of Ratios............................
 *23.1   Consent of Arthur Andersen LLP.................................
 *23.2   Consent of Ernst & Young LLP...................................
 *23.3   Consent of Latham & Watkins (included in the opinion filed as
         Exhibit 5.1 to this Registration Statement)....................
 *23.4   Consent of Donaldson, Lufkin & Jenrette Securities
         Corporation....................................................
 *23.5   Consent of Goldman, Sachs & Co.................................
 *23.6   Consent of Merrill Lynch, Pierce, Fenner & Smith...............
 *24.1   Power of Attorney (included in the signature pages in Part II of this Registration Statement)................................
 *99     Form of Certificate of Amendment of Certificate of
         Incorporation of Hilton Hotels Corporation.....................

- --------
* Filed herewith.
+ The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.